Exhibit 10.1

JETBLUE AIRWAYS CORPORATION

LEASE AYD-265

i

v

THIS AGREEMENT SHALL NOT BE BINDING UPON
THE PORT AUTHORITY UNTIL DULY EXECUTED BY
AN EXECUTIVE OFFICER THEREOF AND DELIVERED
TO THE LESSEE BY AN AUTHORIZED
REPRESENTATIVE OF THE PORT AUTHORITY

Port Authority Lease No. AYD-265

AGREEMENT OF LEASE

THIS AGREEMENT OF LEASE, made as of the 1st day of November, 2002 (which date is hereinafter called the “Effective Date”) by and between THE PORT AUTHORITY OF NEW YORK AND NEW JERSEY (hereinafter called the “Port Authority”), a body corporate and politic, established by Compact between the States of New Jersey and New York with the consent of the Congress of the United States of America, and having an office at 225 Park Avenue South, in the Borough of Manhattan, City, County and State of New York, and JETBLUE AIRWAYS CORPORATION (hereinafter called the “Lessee”), a corporation of the State of Delaware with an office and place of business at 118-29 Queens Boulevard, Forest Hills, New York 11375, whose representative is George Sauer.

WITNESSETH, That:

The Port Authority and the Lessee, for and in consideration of the rents, covenants and mutual agreements hereinafter contained, hereby covenant and agree as follows:

Section 1.              Letting

(a)           The Port Authority hereby lets to the Lessee and the Lessee hereby hires and takes from the Port Authority at John F. Kennedy International Airport (sometimes hereinafter referred to as the “Airport”) in the County of Queens, City and State of New York the land shown in stipple, stippled cross hatching and stippled diagonal hatching on the drawing attached hereto, hereby made a part hereof and marked “Exhibit 1.1”, together with, except for Gate No. 1 and Gate No. 3 as defined in paragraph (g) of this Section, all buildings, structures, fixtures, improvements and other property of the Port Authority, if any, located therein, thereon or thereunder, and all structures, improvements, additions, buildings and facilities located, constructed or installed, or to be located, constructed or installed therein, thereon or thereunder, all of the foregoing (except for Gate No. 1 and Gate No. 3) being hereinafter collectively referred to as the “Premises”.  The parties acknowledge that the Premises constitute non-residential real property.

(b)           Except to the extent required for the performance of any of the obligations of the Lessee hereunder nothing contained in this Agreement shall grant to the Lessee any rights whatsoever in the air space above the Premises in excess of the height elevation limitations described in the exhibit attached hereto, hereby made a part hereof and marked “Exhibit 1.2”.

(c)           The Port Authority has not made and continues not to make any representation as to title to any of the trade fixtures or other property in the Terminal including, without limitation, passenger loading bridges and baggage conveyor systems and carrousels, or as to the right of the Lessee to possess or use the same.  Use or possession thereof by the Lessee shall be at the risk of the Lessee and the Lessee shall indemnify and save harmless the Port Authority from any claim or liability arising as a result of such use or possession. The obligations of the Lessee and the rights and discretion of the Port Authority under the Lease shall not be diminished or otherwise affected by reason of any such claim whatsoever or the result of any prosecution thereof by any claimant.

(d)           Subject only to the appropriate written concurrence of the lessees, tenants, occupants or users as set forth below in this paragraph (d), the strips of land shown in stippled crosshatching and in stippled diagonal hatching on Exhibit 1.1 and lying along and within the easterly and westerly boundary lines of the Terminal, together with the corresponding contiguous strips of land shown in crosshatch and in diagonal hatch on Exhibit 1.1 and lying along and outside such parts of the Terminal (which strips of land shown in crosshatch and in diagonal hatch on Exhibit 1.1 are hereinafter called the “Off-Terminal Easement Areas”) shall be subject to a joint and mutual easement for a taxiway to be used jointly on one hand, subject to Section 45 hereof entitled “Ingress and Egress”, by the Lessee and the lessees, tenants, occupants and users, who pursuant to Port Authority permission, may occupy or use the Terminal and on the other hand by the lessees, tenants, occupants and users who, pursuant to Port Authority permission, may now or in the future lease, rent, occupy or use any of the Off-Terminal Easement Areas, and such rights of easement for such taxiway purposes shall continue during the effective periods of the respective agreements or grants of permission covering or which may cover the same.

(e)           It is specifically acknowledged and agreed that the Lessee shall conduct the activities listed in Section 5 hereof only on the Premises and on no other portion of the Terminal, and further that the Lessee’s obligations to maintain and repair the Premises as more fully described in Section 10 shall apply to the Terminal in its entirety.

(f)            Without limiting or impairing any right or remedy of the Port Authority, the Lessee hereby represents to the Port Authority that the Lessee immediately prior to the Effective Date of this Lease was in possession and use of portions of the Premises as a permittee of the Port Authority under that certain permit issued by the Port Authority to the Lessee bearing Port Authority Agreement No. AYD-210 and dated as of December 1, 2001 (which permit, as the same may have been supplemented and extended, is hereinafter called the “Prior Permit”) and, further, immediately prior to December 1, 2001 that the Lessee was in possession and use of portions of the Premises as a licensee of United pursuant to a subuse agreement entered into between the Lessee and United (which subuse agreement with United is hereinafter called the “Subuse Agreement”).  Further, without limiting paragraph (d) of this Section, Sections 55 or 56 of this Lease or any other term or provision of this Lease, it is hereby recognized that the Lessee, effective as of the Effective Date, shall, in accordance with and subject to the terms and conditions of this Lease, have the right to use and occupy the Premises, and shall use and occupy the Premises, solely as the Lessee under this Lease, and that the Prior Permit and the Subuse Agreement have both terminated.  Without limiting any other term or provision of this Lease, neither the termination of the Prior Permit or the Subuse Agreement have released or relieved the Lessee of any of its obligations, duties and liabilities with respect to matters arising or accruing on or prior to Effective Date in connection with the Prior Permit or the Subuse Agreement.  Further, neither this Lease nor anything contained herein nor said termination of the Prior Permit and the Subuse Agreement shall or shall be deemed to impair, limit or reduce the obligations of the Lessee or any other person, entity or party, including without limitation, the obligation to indemnify and hold the Port Authority harmless, nor shall either such termination release or relieve the Lessee from any of such obligations.  Neither this Lease nor anything contained herein shall be deemed to grant to the Lessee or to any other party or person or entity any rights or claims, legal or equitable, against the Port Authority under the Prior Permit or the Subuse Agreement.  The Lessee acknowledges and agrees that, effective on the Effective Date, it does not and shall not have any rights to use or occupy the Premises other than under, pursuant and subject to, and as set forth in, this Lease.

(g)           (1)           Effective as of the date that the Lessee shall first use that portion of the Terminal shown in stippled shading on the exhibit attached hereto, hereby made a part hereof and marked “Exhibit 1.3” and identified as Gate # 1 (which portion of the Terminal is hereinafter referred to as “Gate No. 1” and the date that the Lessee shall first use Gate No. 1 is hereinafter referred to as the “Gate No. 1 Commencement Date”), the Port Authority shall let to the Lessee and the Lessee shall hire and take from the Port Authority at the Airport in the County of Queens, City and State of New York Gate No. 1, together with all buildings, structures, fixtures, improvements and other property of the Port Authority, if any, located therein, thereon or thereunder, and all structures, improvements, additions, buildings and facilities located, constructed or installed, or to be located, constructed or installed therein, thereon or thereunder (all of the foregoing being hereinafter collectively referred to as the “Gate No. 1 Premises”), to be and to become a part of the Premises let to the Lessee under the Lease effective on the Gate No. 1 Commencement Date, subject to and in accordance with all of the terms, provisions, covenants and conditions of the Lease, for and during the balance of the term of the letting under the Lease, unless sooner terminated.  The parties acknowledge that the Gate No. 1 Premises constitute non-residential real property.

(2)           Effective as of the date that the Lessee shall first use that portion of the Terminal shown in stippled shading on Exhibit 1.3 and identified as Gate # 3 (which portion of the Terminal is hereinafter referred to as “Gate No. 3” and the date that the Lessee shall first use Gate No. 3 is hereinafter referred to as the “Gate No. 3 Commencement Date”), the Port Authority shall let to the Lessee and the Lessee shall hire and take from the Port Authority at the Airport in the County of Queens, City and State of New York Gate No. 3, together with all buildings, structures, fixtures, improvements and other property of the Port Authority, if any, located therein, thereon or thereunder, and all structures, improvements, additions, buildings and facilities located, constructed or installed, or to be located, constructed or installed therein, thereon or thereunder (all of the foregoing being hereinafter collectively referred to as the “Gate No. 3 Premises” and Gate No. 1 and Gate No. 3 being hereinafter collectively called the “Additional Gates”), to be and to become a part of the Premises let to the Lessee under the Lease effective on the Gate No. 3 Commencement Date, subject to and in accordance with all of the terms, provisions, covenants and conditions of the Lease, for and during the balance of the term of the letting under the Lease, unless sooner terminated.  The parties acknowledge that the Gate No. 3 Premises constitute non-residential real property.

(3)           The Lessee shall accept each of the Additional Gates in its “as is” condition and the Port Authority shall not have any responsibility for any work or installation to the Additional Gates to make the same usable by the Lessee, to place them in any particular condition or to reimburse the Lessee for any work or installation as may be made by or on behalf of the Lessee, the Lessee having exclusive responsibility therefore.  The Lessee hereby acknowledges that it has not relied upon any representation or statement of the Port Authority or its Commissioners, officers, employees or agents as to the condition of the Additional Gates.  The Lessee, prior to any of the Additional Gates becoming a part of the Premises hereunder, shall thoroughly examine such Additional Gate and determine that it is suitable for the Lessee’s operations under the Lease.

(4)           In the event one or more Persons other than the Lessee shall be using Gate No. 1 on the Gate No. 1 Commencement Date or shall be using Gate No. 3 on the Gate No. 3 Commencement Date, the Lessee hereby agrees to take the Additional Gates, or any portion thereof, as encumbered by the occupancy and use of such Persons.

(h)           Without limiting any obligation of the Lessee to commence operations hereunder at the time and in the manner stated elsewhere in this Agreement, the Lessee agrees that no portion of the Premises will be used initially or at any time during the letting which is in a condition unsafe or improper for the conduct of the Lessee’s operations hereunder so that there is possibility of injury or damage to life or property.  It is hereby understood and agreed that whenever reference is made in this Agreement to the condition of the Premises as of the commencement of the term thereof, the same shall be deemed to mean the condition of the Premises as of the Effective Date, and as to the improvements made and the alternation work performed during the term of this Agreement, in the condition existing after the completion of the same.

Section 2.              Construction by the Lessee

(a)           The Lessee’s Investment

The Lessee shall perform work to improve the Terminal, which work shall be performed during the Investment Period and shall have a cost (as determined and set forth in the definition of the Cost of the Construction Work in Section 4 hereof entitled “Rental”) of not less that Four Million Dollars and No Cents ($4,000,000.00). The work the Lessee proposes to perform includes but is not limited to the design and installation of new ticket counters, ticket counter conveyor systems, baggage make-up and an oversize baggage conveyor system, jet-bridge refurbishment, asbestos abatement and upgrading the building lighting systems (the foregoing specified work which is performed during the Investment Period is hereinafter referred to as the “Improvement Work”).  The Improvement Work and any other work which improves the Terminal, is performed during the Investment Period and is approved by the Port Authority in accordance with this Section 2 and is constructed by the Lessee on the Terminal (and off the Terminal where required) is sometimes herein collectively referred to as the “Construction Work.”  The Lessee agrees that the performance of the design and construction of the Construction Work shall be at the Lessee’s sole cost and expense and shall be subject to and performed in accordance with all the terms, provisions and conditions of this Lease.

(b)           Plans and Specifications and Construction Work Record Keeping

(1)           Prior to the commencement of any portion of the Construction Work, the Lessee shall submit to the Port Authority for the Port Authority’s approval a construction application or applications in the form supplied by the Port Authority setting forth the work the Lessee desires to perform (which construction application(s) as submitted by the Lessee but not approved by the Port Authority are hereinafter individually called a “Pending Construction Application” and collectively called the “Pending Construction Applications”).  The Pending Construction Applications shall contain such terms and conditions as the Port Authority shall include and shall set forth in detail and by complete plans and specifications the work the Lessee desires to perform and the manner and time periods for performing the same and all other supporting information that the Port Authority shall require (the foregoing construction applications as approved by the Port Authority are hereinafter individually called a “Construction Application” and collectively called the “Construction Applications”).

(2)           The Lessee shall be responsible at its sole cost and expense for retaining all architectural, engineering and other consultants and services as may be directed by the Port Authority and for developing, completing and submitting the plans and specifications for the proposed work.  The plans and specifications to be submitted by the Lessee to the Port Authority shall bear the seal of a qualified architect or professional engineer licensed to practice in the State of New York and shall be in sufficient detail for a contractor to perform the work.  If the Lessee desires to proceed with the proposed work, the Lessee shall redo and resubmit each Pending Construction Application until approved by the Port Authority.  The Lessee shall not commence performance of any work until the Construction Application therefor is approved by the Port Authority. Upon approval of a Pending Construction Application by the Port

Authority, the Lessee shall proceed diligently at it sole cost and expense to perform the Construction Work covered by the Construction Application.

(3)           The Lessee shall assure that the costs and contracts for the work covered by a Construction Application are separate and distinguishable from the work performed or to be performed at the Terminal under any other Construction Application, including without limitation, that each contract for work performed under any Construction Application contain an allocation of costs for all work performed during the Investment Period and an allocation of costs for each Construction Application, provided, however, that if any contract covering the Construction Work does not properly allocate said costs, the Port Authority shall determine the costs thereof that are applicable to the Cost of the Construction Work, or any portion thereof.  In addition, the Books and Records of the Lessee shall be kept so that Port Authority can verify which work under any Construction Application approved by the Port Authority was performed by the Lessee at the Terminal during the Investment Period and the Costs of the Construction Work for each such Construction Application.

(c)           Performance of the Construction Work

All the Construction Work shall be done in accordance with the following terms and conditions:

(1)           (i)            The Lessee hereby assumes the risk of loss or damage to all of the Construction Work prior to the completion thereof and the risk of loss or damage to all property of the Port Authority and others and the risk of personal injury and death to all Persons arising out of or in connection with the performance of the Construction Work including without limitation for all Environmental Requirements and Environmental Damages.  In the event of such loss or damage, the Lessee shall forthwith repair, replace and make good the Construction Work and the property of the Port Authority without cost or expense to the Port Authority.  The Lessee shall itself and shall also require its contractors to indemnify and hold harmless the Port Authority, its Commissioners, officers, agents and employees from and against all claims and demands, just or unjust, of third Persons (including employees, officers, and agents of the Port Authority) arising or alleged to arise out of the performance of the Construction Work and for all expenses incurred by it and by them in the defense, settlement or satisfaction thereof, including without limitation thereto, claims and demands for death, for personal injury or for property damage, direct or consequential, all the foregoing to include without limitation all claims and demands arising out of or in connection with any Hazardous Substance and whether they arise from the acts or omissions of the Lessee, of any contractors of the Lessee, of the Port Authority, or of third Persons, or from acts of God or of the public enemy, or otherwise (including claims of the City of New York against the Port Authority pursuant to the provisions of the Basic Lease whereby the Port Authority has agreed to indemnify the City against claims), excepting only claims and demands which result solely from affirmative willful acts done by the Port Authority, its Commissioners, officers, agents and employees with respect to the Construction Work, provided, however, that the Lessee shall not be required to indemnify the Port Authority where indemnity would be precluded pursuant to the provisions of Section 5-322.1 of the General Obligations Law of the State of New York.

(ii)           If so directed, the Lessee shall at its own expense defend any suit based upon any such claim or demand (even if such suit, claim or demand is groundless, false or fraudulent), and in handling such defense it shall not, without obtaining express advance written permission from the General Counsel of the Port Authority, raise any defense involving in any way the jurisdiction of the tribunal over the person of the Port Authority, the immunity of the Port Authority, its Commissioners, officers, agents or employees, the governmental nature of the Port Authority, or the provisions of any statutes respecting suits against the Port Authority.

(2)           (i)            Prior to engaging or retaining an architect or architects for the Construction Work, the name or names of said architect or architects shall be submitted to the Port Authority for its approval.  The Port Authority shall have the right to disapprove any architect who may be unacceptable to it.  All the Construction Work shall be done in accordance with the Construction Application covering the work and the final plans and specifications approved by the Port Authority.  All the Construction Work, including workmanship and materials, shall be of first class quality.  The Lessee shall redo, replace or construct at its own cost and expense, any Construction Work not done in accordance with the approved plans and specifications, the terms, provisions and conditions of this Lease or any further requirements of the Port Authority.

(ii)           The Lessee agrees to expend not less than Four Million Dollars and No Cents ($4,000,000.00) on the Cost of the Construction Work and shall complete the Construction Work no later than November 30, 2004.

(3)           (i)            Prior to entering into a contract for any part of the Construction Work, the Lessee shall submit to the Port Authority for its approval the names of the contractors to whom the Lessee proposes to award said contracts.  The Port Authority shall have the right to disapprove any contractor who may be unacceptable to it.  The Lessee shall include in all such contracts such provisions and conditions as may be reasonably required by the Port Authority.  Without limiting the generality of the foregoing all of the Lessee’s construction contracts shall provide as follows:  “If (i) the Contractor fails to perform any of his obligations under the Contract, including his obligation to the Lessee to pay any claims lawfully made against him by any materialman, subcontractor or workman or other third Person which arises out of or in connection with the performance of the Contract or (ii) any claim (just or unjust) which arises out of or in connection with the Contract is made against the Lessee or (iii) any subcontractor under the Contract fails to pay any claims lawfully made against him by any materialman, subcontractor, workman or other third Persons which arise out of or in connection with the Contract or if in the Lessee’s opinion any of the aforesaid contingencies is likely to arise, then the Lessee shall have the right, in its discretion, to withhold out of any payment (final or otherwise and even though such payments have already been certified as due) such sums as the Lessee may deem amply to protect it against delay or loss or to assume the payment of just claims of third Persons, and to apply such sums in such manner as the Lessee may deem proper to secure such protection or satisfy such claims.  All sums so applied shall be deducted from the Contractor’s compensation.  Omission by the Lessee to withhold out of any payment, final or otherwise, a sum for any of the above contingencies, even though such contingency has occurred at the time of such payment, shall not be deemed to indicate that the Lessee does not intend to exercise its right with respect to such contingency.  Neither the above provisions for rights of the Lessee to withhold and apply monies nor any exercise, or attempted exercise of, or omission to exercise such rights by the Lessee shall create any obligation of any kind to such materialmen, subcontractors, workmen or other third Persons.  Until actual payment is made to the Contractor, his right to any amount to be paid under the Contract (even though such amount has already been certified as due) shall be subordinate to the rights of the Lessee under this provision.”

(ii)           The Lessee shall file with the Port Authority a copy of its contracts with its contractors prior to the start of the Construction Work.

(4)           The Lessee shall furnish or require its architect to furnish a full time resident engineer during the construction period.  The Lessee shall require certification by a licensed engineer of all pile driving data and of all controlled concrete work and such other certifications as may be requested by the Port Authority from time to time. The Lessee shall submit all certifications and logs to the Port Authority’s Resident Engineer.

(5)           The Lessee agrees to be solely responsible for any plans and specifications used by it and for any loss or damages resulting from the use thereof, notwithstanding the same have been approved by the Port Authority and notwithstanding the incorporation therein of Port Authority recommendations or requirements.  Notwithstanding the requirement for approval by the Port Authority of the contracts to be entered into by the Lessee or the incorporation therein of Port Authority requirements or recommendations, and notwithstanding any rights the Port Authority may have reserved to itself hereunder, the Port Authority shall have no liabilities or obligations of any kind to any contractors engaged by the Lessee or for any other matter in connection therewith and the Lessee hereby releases and discharges the Port Authority, its Commissioners, officers, representatives and employees of and from any and all liability, claims for damages or losses of any kind, whether legal or equitable, or from any action or cause of action arising or alleged to arise out of the performance of any of the Construction Work pursuant to the contracts between the Lessee and its contractors.  Any warranties contained in any construction contract entered into by the Lessee for the performance of the Construction Work hereunder shall be for the benefit of the Port Authority as well as the Lessee, and the contract shall so provide.

(6)           The Port Authority shall have the right, through its duly designated representatives, to inspect the Construction Work and the plans and specifications thereof, at any and all reasonable times during the progress thereof and from time to time, in its discretion, to take samples and perform testing in any part of the Construction Work.

(7)           The Lessee agrees that it shall deliver to the Port Authority two (2) sets of “as built”drawings of the Construction Work on an electronic CADD data file on a CD Rom in a format to be designated by the Port Authority, all of which shall conform to the specifications of the Port Authority (the receipt of a copy of said specifications prior to the Effective Date being hereby acknowledged by the Lessee) , and all engineering reports, engineering analysis, boring logs, survey information and engineering design calculations and operation and maintenance manuals in a comprehensive, coordinated package.  The Lessee shall, during the term of the Lease, keep said digital electronic files of drawings and said electronic CADD data files current showing thereon any changes or modifications which may be made.  (No changes or modifications shall be made without prior Port Authority consent.)

(8)           The Lessee shall, if requested by the Port Authority, take all reasonable measures to prevent erosion of the soil and the blowing of sand during the performance of the Construction Work, including but not limited to the fencing of the Terminal or portions thereof or other areas and the covering of open areas with asphaltic emulsion or similar materials as the Port Authority may direct.

(9)           (i)            Without limiting the generality of any other term or condition of this Lease, title to any soil, dirt, sand, asbestos or other material on the Terminal or the Airport removed or excavated by the Lessee during the course of the Construction Work (all the foregoing being hereinafter called the “Removed Material”) and not used at the Terminal shall vest in the Lessee upon the removal or excavation thereof and all such Removed Material shall be delivered and deposited by the Lessee at the Lessee’s sole cost and expense to a location off the Airport in accordance with the terms and conditions of this Lease, including without limitation this Section 2 and all applicable Environmental Requirements (including, if required, disposal of asbestos in a long-term disposal facility at the Lessee’s sole cost and expense) and all in a manner satisfactory to the Port Authority.  The entire proceeds, if any, of the sale or other disposition of the Removed Material shall belong to the Lessee.

(ii)           Promptly upon final disposition of any Hazardous Substance from the Terminal or the Airport in the performance of the Construction Work,  the Lessee shall submit to the Port Authority a “Certification of Final Disposal” stating the type and amount of material disposed, the method of disposal and the owner and location of the disposal facility.  The format of such certification shall follow the requirements, if any, of governmental agencies having jurisdiction as if the Port Authority were a private organization and the name of the Port Authority shall not appear on any certificate or other document as a generator or owner of such material.

(iii)          In the event any Hazardous Substance is discovered in the performance of the Construction Work, the Lessee in reporting such Hazardous Substance shall direct such report to the attention of such individual at the subject governmental authority as the General Manager of the Airport shall require in order to assure consistency in the environmental management of the Airport.

(10)         The Lessee shall pay or cause to be paid all claims lawfully made against it by its contractors, subcontractors, materialmen and workmen, and all claims lawfully made against it by other third Persons arising out of or in connection with or because of the performance of the Construction Work, and shall cause its contractors and subcontractors to pay all such claims lawfully made against them, provided, however, that nothing herein contained shall be construed to limit the right of the Lessee to contest any claim of a contractor, subcontractor, materialman, workman and/or other Person and no such claim shall be considered to be an obligation of the Lessee within the meaning of this Section unless and until the same shall have been finally adjudicated.  The Lessee shall use its best efforts to resolve any such claims and shall keep the Port Authority fully informed of its actions with respect thereto.  Nothing herein contained shall be deemed to constitute consent to the creation of any liens or claims against the Construction Work, the Terminal or any other area of the Airport nor create any rights in said third Persons against the Port Authority.

(11)         (i)            The Lessee in its own name as insured and including the Port Authority as an additional insured, including without limitation for both premises-operations and completed operations, shall procure and maintain Commercial General Liability Insurance, including but not limited to property damage liability, premises-operations, products liability, broad form property damage, completed operations for a minimum of three years after the Construction Work Completion Date, explosion, collapse and underground property damages, personal injury (including death) and independent contractors in not less than the minimum limit set forth below, and with a contractual liability endorsement covering the obligations assumed by the Lessee pursuant to subparagraphs (1) and (5) of this paragraph (c) and the obligations required of the Lessee’s contractors pursuant to subparagraph (1) of this paragraph (c), and Commercial Automobile Liability Insurance covering owned, non-owned and hired vehicles and automatically covering newly acquired vehicles in not less that the minimum limit set forth below, and such other insurance as the Port Authority may require in connection with the performance of the Construction Work.  The Lessee may provide such insurance by requiring each contractor engaged by it for the Construction Work to procure and maintain such insurance including such contractual liability endorsement, said insurance, whether procured by the Lessee or by a contractor engaged by it as aforesaid, not to contain any care, custody or control exclusions, and not to contain any exclusion for bodily injury to or sickness, disease or death of any employee of the Lessee or of any of its contractors which would conflict with or in any way impair coverage under the contractual liability endorsement.  The said policy or policies of insurance shall also provide or contain an endorsement providing that the protections afforded the Lessee thereunder with respect to any claim or action against the Lessee by a third Person shall pertain and apply with like effect with respect to any claim or action against the Lessee by the Port Authority, and shall also provide or contain an endorsement providing that the protections afforded the Port Authority thereunder with respect to any claim or action against the Port Authority by the Lessee shall be the same as the protections afforded the Lessee thereunder with respect to any claim or action against the Lessee by a third Person as if the Port Authority were the named insured thereunder, but such provision or endorsement shall not limit, vary or affect the protections afforded the Port Authority thereunder as an additional insured.  In addition, each of the said policy or policies of insurance shall be endorsed to state they are primary in relation to any insurance carried or maintained by the Port Authority, including without limitation, any self-insurance, regardless of type.  All the foregoing insurance requirements shall be in addition to all policies of insurance otherwise required by the Lease.

Minimum Limits

Commercial General Liability Combined single limit per occurrence for death, bodily injury and property damage liability:	$10,000,000.00

Commercial Automobile Liability (covering owned, non-owned and hired vehicles) Combined single limit per occurrence or death, bodily injury and property damage liability:	$10,000,000.00

(ii)           Without limiting the provisions hereof, in the event the Lessee maintains the foregoing insurance in limits greater than aforesaid, the Port Authority shall be included therein as an additional insured to the full extent of all such insurance in accordance with all the terms and provisions hereof.

(iii)          The Lessee shall also procure and maintain in effect, or cause to be procured and maintained in effect, Workers’ Compensation Insurance and Employer’s Liability Insurance in accordance with and as required by law and including coverage for asbestos exposure.

(iv)          The insurance required hereunder in this subparagraph (1l) shall be maintained in effect during the performance of the Construction Work and a certified copy of each of the policies or a certificate or certificates evidencing the existence thereof, or binders, shall be delivered to the Port Authority at least fifteen (l5) days prior to the commencement of the Construction Work or any portion thereof.  In the event any binder is delivered, it shall be replaced within thirty (30) days by a certified copy of the policy or a certificate.  Each such copy, certificate and binder shall bear the endorsement of or be accompanied by evidence of payment of the premium thereof and, also, contain a valid provision or endorsement that the policy may not be canceled, terminated, changed or modified without giving thirty (30) days’ written advance notice thereof to the Port Authority and the City of New York.  Each such copy and each such certificate with respect to the insurance required under this subparagraph (l1) shall contain an additional endorsement providing that the insurance carrier shall not, without obtaining express advance permission from the General Counsel of the Port Authority, raise any defense involving in any way the jurisdiction of the tribunal over the person of the Port Authority, the immunity of the Port Authority, its Commissioners, officers, agents or employees, the governmental nature of the Port Authority or the provisions of any statutes respecting suits against the Port Authority.  Any renewal policy or certificate shall be delivered to the Port Authority prior to the expiration of each expiring policy.  The aforesaid policies of insurance shall be written by a company or companies approved by the Port Authority, the Port Authority agreeing not to withhold its approval unreasonably.  If at any time any of the insurance policies shall be or become unsatisfactory to the Port Authority as to form, substance or insurance limits or if any of the carriers issuing such policies shall be or become unsatisfactory to the Port Authority, the Lessee shall promptly obtain a new and satisfactory policy in replacement, the Port Authority agreeing not to act unreasonably hereunder.  If the Port Authority at any time so requests, a certified copy of each of the policies shall be delivered to the Port Authority.

(12)         (i)            The Lessee shall procure and maintain Builder’s Risk (All Risk) Completed Value Insurance covering the Construction Work during the performance thereof including material delivered to the Terminal or the construction site but not attached to the realty.  Such insurance shall be in compliance with and subject to the applicable provisions of Section 11 of the Lease entitled “Insurance” and shall name the Port Authority, the City of New York and the Lessee and its contractors and subcontractors as insureds as their interests may appear and such policy shall provide that the loss shall be adjusted with and payable to the Lessee.  Such proceeds shall be used by the Lessee for the repair, replacement or rebuilding of the Construction Work and any excess shall be paid over to the Port Authority.  The policies or certificates representing insurance covered by this subparagraph (12) shall be delivered by the Lessee to the Port Authority at least thirty (30) days prior to the commencement of construction of the Construction Work or any portion thereof, and each policy or certificate delivered shall bear the endorsement of or be accompanied by evidence of payment of the premium thereof and also contain a valid provision obligating the insurance company to furnish the Port Authority and the City of New York thirty (30) days’ advance notice of the cancellation, termination, change or modification of the insurance evidenced by said policy or certificate.  Renewal policies or certificates shall be delivered to the Port Authority at least thirty (30) days before the expiration of the insurance which such policies are to renew.

(ii)           The insurance covered by this subparagraph (12) shall be written by companies approved by the Port Authority, the Port Authority covenanting and agreeing not to withhold its approval unreasonably.  If at any time any of the insurance policies shall be or become unsatisfactory to the Port Authority as to the form or substance or if any of the carriers issuing such policies shall be or become unsatisfactory to the Port Authority, the Lessee shall promptly obtain a new and satisfactory policy in replacement, the Port Authority covenanting and agreeing not to act unreasonably hereunder.  If at any time the Port Authority so requests, a certified copy of each of the said policies shall be delivered to the Port Authority.

(13)         The Lessee shall be under no obligation to reimburse the Port Authority for expenses incurred by the Port Authority in connection with its normal review and approval of the original plans and specifications submitted by the Lessee pursuant to this Section.  The Lessee however agrees to pay to the Port Authority upon its demand the expenses incurred by the Port Authority in connection with any additional review for approval of any changes, modifications or revisions of the original plans and specifications which may be proposed by the Lessee for the Port Authority’s approval.  The expenses of the Port Authority for any such additional review and approval shall be computed on the basis of direct payroll time expended in connection therewith plus 100.  Wherever in this Lease reference is made to “direct payroll time”, costs computed thereunder shall include a pro-rata share of the cost to the Port Authority of providing employee benefits, including, but not limited to, pensions, hospitalization, medical and life insurance, vacations and holidays.   Such computations shall be in accordance with the Port Authority’s accounting principles as consistently applied prior to the Effective Date.

(14)         The Lessee shall prior to the commencement of construction of the Construction Work and at all times during such construction submit to the Port Authority all engineering studies and environmental test results with respect to the Construction Work and samples of construction materials as may be required at any time and from time to time by the Port Authority.

(15)         The Lessee shall at the time of submitting its Construction Application(s) to the Port Authority as provided in paragraph (b) hereof submit to the Port Authority its forecasts of the number of people who will be working at various times during the term of the Lease at the Terminal, the expected utility demands of the Terminal, noise profiles and such other information as the Port Authority may require.  The Lessee shall continue to submit its latest forecasts and such other information as may be required as aforesaid as the Port Authority shall from time to time and at any time request.

(16)         The Lessee shall comply with all the terms and provisions of each approved Construction Application.  In the event of any inconsistency between the terms of any Construction Application and the terms of this Lease, the terms of this Lease shall prevail and control.  No approval nor anything contained in any approval granted by the Port Authority in connection with the Construction Work shall constitute a determination or indication by the Port Authority that the Lessee has complied with the applicable governmental laws, ordinances, enactments, resolutions, rules and orders, including but not limited those of the City of New York, which may pertain to the work to be performed.

(17)         Nothing contained in this Lease shall grant or be deemed to grant any contractor, architect, supplier, subcontractor or any other Person engaged by the Lessee or any of its contractors in the performance of any part of the Construction Work any right of action or claim against the Port Authority, its Commissioners, officers, agents and employees with respect to any work any of them may do in connection with the Construction Work.  Nothing contained herein shall create or be deemed to create any relationship between the Port Authority and any such contractor, architect, supplier, subcontractor or any other Person engaged by the Lessee or any of its contractors in the performance of any part of the Construction Work and the Port Authority shall not be responsible to any of the foregoing for any payments due or alleged to be due thereto for any work performed or materials purchased in connection with the Construction Work.

(18)         (i)            Without limiting any other terms, provisions and conditions of the Lease, the Lessee understands and agrees that it shall put into effect prior to the commencement of any of the Construction Work an affirmative action program and Minority Business Enterprise (MBE) program and Women-owned Business Enterprise (WBE) program in accordance with the provisions of Schedule E attached hereto and hereby made a part hereof (hereinafter “Schedule E”); as used in Schedule E the term “construction work” shall apply to the Construction Work.  The provisions of said Schedule E shall be applicable to the Lessee’s contractor or contractors and subcontractors at any tier of construction as well as to the Lessee itself and the Lessee shall include the provisions of said Schedule E within all of its construction contracts so as to make said provisions and undertakings the direct obligation of the construction contractor or contractors and subcontractors at any tier of construction.  The Lessee shall and shall require its said contractor, contractors and subcontractors to furnish to the Port Authority such data, including but not limited to compliance reports relating to the operation and implementation of the affirmative action, MBE and WBE programs called for hereunder as the Port Authority may request at any time and from time to time regarding the affirmative action, MBE and WBE programs of the Lessee and its contractor, contractors, and subcontractors at any tier of construction, and the Lessee shall and shall also require that its contractor, contractors and subcontractors at any tier of construction make and put into effect such modifications and additions thereto as may be directed by the Port Authority pursuant to the provisions hereof and said Schedule E to effectuate the goals of affirmative action and MBE and WBE programs.

(ii)           In addition to and without limiting any terms and provisions of this Lease, the Lessee shall provide in its contracts and all subcontracts covering the Construction Work or any portion thereof, that:

(aa)         The contractor shall not discriminate against employees or applicants for employment because of race, creed, color, national origin, sex, age, disability or marital status, and shall undertake or continue existing programs of affirmative action to ensure that minority group persons are afforded equal employment opportunity without discrimination.  Such programs shall include, but not be limited to, recruitment, employment, job assignment, promotion, upgrading, demotion, transfer, layoff, termination, rates of pay or other forms of compensation, and selections for training or retraining, including apprenticeships and on-the-job training;

(bb)         At the request of either the Port Authority or the Lessee, the contractor shall request such employment agency, labor union, or authorized representative of workers with which it has a collective bargaining or other agreement or understanding and which is involved in the performance of the contract with the Lessee to furnish a written statement that such employment agency, labor union or representative shall not discriminate because of race, creed, color, national origin, sex, age, disability or marital status and that such union or representative will cooperate in the implementation of the contractor’s obligations hereunder;

(cc)         The contractor will state, in all solicitations or advertisements for employees placed by or on behalf of the contractor in the performance of the contract, that all qualified applicants will be afforded equal employment opportunity without discrimination because of race, creed, color, national origin, sex, age, disability or marital status;

(dd)         The contractor will include the provisions of subparagraphs (18)(aa) through (18)(cc) of this paragraph (c) in every subcontract or purchase order in such a manner that such provisions will be binding upon each subcontractor or vendor as to its work in connection with the contract;

(ee)         “Contractor” as used herein shall include each contractor and subcontractor at any tier of construction.

(iii)          The Lessee in the performance of the Construction Work shall commit itself to and use good faith efforts to implement an extensive program to utilize Local Business Enterprises in accordance with and as set forth the schedule attached hereto, hereby made a part hereof and marked “Schedule F”.

(19)         The Lessee shall not commence the Construction Work covered by any Construction Application unless and until it has met with the General Manager of the Airport and has given him at least 72 hours advance notice of its intention to perform such Construction Work.  Scheduling of the Construction Work shall be coordinated with the General Manager of the Airport or his duly authorized representative.  In addition, the Lessee in its performance of the Construction Work shall coordinate the Construction Work with any work being performed or to be performed by the Port Authority or its contractors, and the Lessee shall require that its contractors involved in the performance of the Construction Work cooperate with the Port Authority and the contractors of the Port Authority engaged in the performance of any such work.

(20)         In connection with the performance of the Construction Work the Lessee shall be responsible for identifying the location of all utilities and shall prior to the commencement of any of the Construction Work coordinate the Construction Work with the New York City and Long Island One Call toll free information service (1-800-272-4480) and ascertain the location of underground utilities, if any, at the Terminal and off the Terminal in the vicinity where any of the Construction Work is to be performed.  The Lessee shall provide the Port Authority with the written evidence of such coordination.

(21)         In the performance of the Construction Work the Lessee shall not employ any contractor nor shall the Lessee or any of its contractors employ any Persons or use or have any equipment or materials or allow any condition to exist if any such shall or, in the opinion of the Port Authority, may cause or be conducive to any labor troubles at the Airport which interfere, or in the opinion of the Port Authority are likely to interfere with the operations of others at the Airport or with the progress of other construction work thereat.  The determinations of the Port Authority shall be conclusive to the Lessee.  Upon notice from the Port Authority, the Lessee shall immediately remove such contractor or withdraw or cause its contractors to withdraw from the Airport, the Persons, equipment or materials specified in the notice and replace them with unobjectionable contractors, Persons, equipment and materials and the Lessee shall or shall cause its contractor to immediately rectify any condition specified in the notice.  In the event of failure by the Lessee or any of its contractors to immediately comply with the requirements of this subparagraph (whether or not such failure is due to the Lessee’s fault), the Port Authority shall have the right to suspend the Lessee’s right to perform the Construction Work without prior notice; when the labor troubles shall be so settled that such interferences or the danger thereof no longer exists, the Port Authority, by notice to the Lessee, shall reinstate said right on all the same terms and conditions as before the suspension.  “Labor troubles” shall mean and include strikes, boycotts, picketing, work-stoppages, slowdowns, complaints, disputes, controversies or any other type of labor trouble, regardless of the employer of the Person involved or their employment status, if any.

(d)           Commencement of Construction Work and Assignment of Port Authority Field Engineer

The Port Authority may assign to the Construction Work a full time field engineer or engineers during any time that any Construction Work is being performed pursuant to this Section.  The Lessee shall pay to the Port Authority for the services of said engineer or engineers, the sum of Seven Hundred Thirty-five Dollars and No Cents ($735.00) per engineer for each day or part thereof that the engineer or engineers are so assigned during the calendar year 2002; and the sum of Seven Hundred Fifty Dollars and No Cents ($750.00) per engineer for each day or part thereof that the engineer or engineers are so assigned during the calendar year 2003; and the sum of Seven Hundred Sixty-five Dollars and No Cents ($765.00) per engineer for each day or part thereof that the engineer or engineers are so assigned during the calendar year 2004; provided, however, and notwithstanding the foregoing, in the event any such field engineer shall be so assigned for a half-day or less, then the rate the Lessee shall pay to the Port Authority for such day for such engineer shall be equal to one half of the applicable daily rate set forth above for such engineer.  Nothing contained herein shall affect any of the provisions of paragraph (i) hereof or the rights of the Port Authority thereunder.

(e)           Additional Environmental Requirements

(1)           The Construction Work shall be constructed in such a manner that there will be at all times a minimum of air pollution, water pollution or any other type of pollution and a minimum of noise emanating from, arising out of or resulting from the operation, use or maintenance of the Terminal by the Lessee and from the operations of the Lessee under this Agreement.  Accordingly, and in addition to all other obligations imposed on the Lessee under this Agreement and without diminishing, limiting, modifying or affecting any of the same, the Lessee shall be obligated to construct as part of the Construction Work hereunder such structures, fences, equipment, devices and other facilities as may be necessary or appropriate to accomplish the foregoing and each of the foregoing shall be and become a part of the Construction Work hereunder.

(2)           Notwithstanding the provisions of subparagraph (1) above and in addition thereto, the Port Authority hereby reserves the right from time to time and at any time during the term of the Lease to require the Lessee, subsequent to the completion of the Construction Work to design and construct at its sole cost and expense such further reasonable structures, fences, equipment, devices and other facilities as may be necessary or appropriate to accomplish the objectives as set forth in the first sentence of subparagraph (1) hereof.  All locations, the manner, type and method of construction and the size of any of the foregoing shall be determined by the Port Authority after having consulted with the Lessee.   The Lessee shall submit for Port Authority approval its plans and specifications covering the required work and upon receiving such approval shall proceed diligently to construct the same.  All other provisions of this Section with respect to the Construction Work shall apply and pertain with like effect to any work which the Lessee is obligated to perform pursuant to this paragraph (e) and upon completion of each portion of such work, if the same is performed on the Premises, it shall be and become a part of the Premises.

(f)            Title to Construction Work

Title to all the Construction Work shall pass to the City as the same or any part thereof is erected, constructed or installed and the same shall be and become a part of the Premises hereunder if located on the Premises.  The foregoing provisions of this paragraph (f) shall not affect the risks and obligations assumed by the Lessee hereunder nor release the Lessee from the performance of its rebuilding and restoration obligations set forth in this Section 2.

(g)           Continuing Operations

The Lessee acknowledges that it will be continuing its operations at the Terminal under the Lease during the period of time it is performing the Construction Work hereunder.  The Lessee further acknowledges that this may involve among other things inconvenience, noise, dust, interference and disturbance to the Lessee in its operations at the Terminal as well as to its customers, patrons, invitees and employees and possibly other risks as well.  The Lessee hereby expressly assumes all of the foregoing risks and agrees that there will be no reduction or abatement of any of the rentals, fees or charges payable by the Lessee under the Lease or otherwise on account of its performance of the Construction Work and that the performance of the Construction

Work shall not constitute an eviction or constructive eviction of the Lessee nor be grounds for any abatement of rents, fees or charges payable by the Lessee under the Lease or otherwise nor give rise to or be the basis of any claim or demand by the Lessee against the Port Authority, its Commissioners, officers, employees or agents for damages, consequential or otherwise.

(h)           Utility Lines

The Port Authority shall have no responsibility for bringing to the Terminal any utility service lines for the supply of cold water, electric power, and sanitary and storm sewers, or any other utility or service lines, except for the utility service lines that may be serving the Terminal on the Effective Date.  If the Lessee determines that it will require that additional utility service lines be brought to the Terminal or that the capacity of one or more of the existing utility service lines serving the Terminal be greater than the capacity which existed on the Effective Date, the Lessee shall submit to the Port Authority for the Port Authority’s approval a tenant alteration application covering the work to provide the additional utility service line capacity to the Terminal (hereinafter called the “Off-Terminal Utility Service Line Work”) which work when and if approved by the Port Authority shall be performed by the Lessee at the Lessee’s sole cost and expense in accordance with all the terms and provisions of this Section, provided,  however, that the Off-Terminal Utility Service Line Work shall not be or become a part of the Premises hereunder.

(i)            Completion of the Construction Work

(1)           When the Construction Work under each Construction Application is completed and ready for use, the Lessee shall deliver to the Port Authority a certificate signed by an authorized officer of the Lessee and also signed by the Lessee’s architect or engineer licensed to practice in the State of New York certifying that such Construction Work has been constructed in accordance with the approved Construction Application and plans and specifications and the provisions of the Lease and in compliance with all applicable laws, ordinances and governmental rules, regulations, directives and orders.  Thereafter the Construction Work will be inspected by the Port Authority and if the same has been completed as certified by the Lessee and the Lessee’s licensed architect or engineer, as aforesaid, a certificate to such effect shall be delivered to the Lessee, subject to the condition that all risks thereafter with respect to the construction and installation of the same and any liability therefor for negligence or other reason shall be borne by the Lessee.  The Lessee shall not use or permit the use of the Construction Work for the purposes set forth in the Lease until such certificate is received from the Port Authority, and the Lessee shall not use or permit the use of the Construction Work or any portion thereof even if such certificate is received if the Port Authority states in any such certificate that the same cannot be used until other specified portions are completed.

(2)           The term “Construction Work Completion Date” for the purposes of the Lease shall mean with the date appearing on the last certificate issued by the Port Authority pursuant to subparagraph (1) of this paragraph (i) after the substantial completion of the Construction Work.

Section 3.              Term and Additional Right of Termination

(a)           The term of the letting under this Lease shall commence on the Effective Date and shall expire on November 30, 2006 unless sooner terminated in accordance with the terms and provisions of this Lease.

(b)           From and after January 1, 2005, in addition to all of the rights of termination of the Port Authority under this Lease, the Port Authority shall have the right to terminate this Agreement and the letting herein, without cause, at any time, on ninety (90) days’ notice to the Lessee.  In the event of termination pursuant hereto, this Agreement and the letting hereunder shall cease and expire as if the effective date stated in said notice were the date originally set forth herein for the expiration of this Agreement.

Section 4.              Rental

I.              Definitions

For the purposes of the Lease the following terms shall he the respective meanings given below:

(a)           “Additional Gate Rental Amount” shall mean the amount of Seven Hundred Seventy-five Thousand Eight Dollars and No Cents ($775,008.00) as the same shall be adjusted as set forth in subparagraphs (1) and (2) of this paragraph (a) during the term of the letting under the Lease.

(1)           The Port Authority shall ascertain the CPI for the first Reference Month and for each succeeding Reference Month after the same has been published, and the Port Authority shall also determine each CPI Percentage Increase.

(2)           (i)            Effective on December 1, 2002  the Additional Gate Rental Amount shall be increased as follows: the Additional Gate Rental Amount of Seven Hundred Seventy-five Thousand Eight Dollars and No Cents ($775,008.00) shall be multiplied (x) by a percentage composed of ½ of the CPI Percentage Increase as calculated using the two Reference Months immediately preceding December 1, 2002 (that is September 2001 and September 2002) plus 100% and (y) by 104%; and the greater of the amounts so obtained from the foregoing calculations set forth in clauses (x) and (y)  shall be and become the Additional Gate Rental Amount in effect during the Adjustment Period commencing on December 1, 2002.

(ii)           Effective on December 1, 2003 and on the first day of each Adjustment Period occurring during the remainder of the term of the letting under the Lease, the Additional Gate Rental Amount shall be further increased for each Adjustment Period as follows:  the amount of the Additional Gate Rental Amount as the same shall have been last adjusted under this paragraph (a), shall be multiplied (x) by a percentage composed of ½ of the CPI Percentage Increase calculated using the two Reference Months immediately preceding the first day of the subject Adjustment Period plus 100% and (y) by 104%; and the greater of the amounts so obtained from the foregoing calculations set forth in clauses (x) and (y) shall be and become the Additional Gate Rental Amount in effect during such Adjustment Period.

(b)           “Additional Gate Rentals” shall have the meaning set forth in paragraph (c) of Subdivision II of this Section.

(c)           “Additional Rental” shall mean the rental payable by the Lessee to the Port Authority pursuant to and calculated in accordance with the terms and conditions of Subdivision III of this Section.

(d)           “Additional Rental Payment Date” shall mean the earlier to occur of (i) the sixtieth (60th) day occurring after November 30, 2004 or (ii) the thirtieth (30th) day occurring after the Termination Date, if any.

(e)           “Adjustment Period” shall mean as the context requires the period commencing on December 1, 2002 and expiring on November 30, 2003 and each of the succeeding twelve-month periods thereafter occurring during the term of the letting under the Lease commencing on each December 1st and in the event the Lease expires or is terminated on other than the last day of an Adjustment Period then in such event “Adjustment Period” shall mean the actual number of days during such Adjustment Period that the Lease was in effect.

(f)            “Building Rental” shall mean the rental payable by the Lessee to the Port Authority pursuant to and calculated in accordance with the terms and conditions of paragraph (b) of Subdivision II of this Section.

(g)           “Certificate” shall have the meaning set forth in paragraph (b) of Subdivision III of this Section.

(h)           “CPI” or “Consumer Price Index” shall mean the Consumer Price Index for all Urban Consumers, New York-Northern New Jersey, Long Island, NY-NJ-CT (All Items, unadjusted 1982-84=100) published by the Bureau of Labor Statistics of the United States Department of Labor.

(i)            “CPI Percentage Increase” shall mean the annual percentage increase, if any, in the CPI yielded by dividing the amount of the increase, if any, in the CPI for one Reference Month as compared to the CPI for the immediately preceding Reference Month, by the CPI for the earlier of the two Reference Months; as determined by the Port Authority.

(j)            “Cost of the Construction Work” shall mean the sum of the following amounts, and such amounts only, (but only to the extent such amounts are included in the Certificate, if any) actually paid by the Lessee for Construction Work performed by the Lessee during the Investment Period, and only during such period, to the extent that the inclusion of the same is permitted by sound accounting practices consistently applied:

(i)            the amounts paid by the Lessee to independent third party contractors for work actually performed and labor and materials actually furnished in connection with the Construction Work, inclusive of sales, use and like taxes where applicable,  and

(ii)           the amounts actually paid by the Lessee in connection with the Construction Work (without duplication and excluding any amounts included in any other item hereof) for engineering, architectural, professional and consulting services, and the supervision of construction, inclusive of sales, use and like taxes where applicable, provided, however, that such amounts pursuant to this subdivision (ii) shall not exceed fifteen per cent (15%) of the amounts described in subdivision (i);

provided, however, the Cost of the Construction Work shall be limited to work covered by the Certificate, if any, submitted by the Lessee pursuant to and in accordance with paragraphs (b) and (c) of Subdivision III of this Section and, further, it is specifically understood and agreed that no amounts paid for or in connection with any trade fixtures or other personal property of the Lessee or any payment or payments on account of any administrative or other overhead costs of the Lessee whether or not allocated to the Construction Work by the Lessee’s own accounting practices shall be included in the Cost of the Construction Work.

(k)           “Gate No. 1 Rental” shall mean the rental payable by the Lessee to the Port Authority pursuant to and calculated in accordance with the terms of paragraph (c)(1) of Subdivision II of this Section.

(l)            “Gate No. 3 Rental” shall mean the rental payable by the Lessee to the Port Authority pursuant to and calculated in accordance with the terms of paragraph (c)(2) of Subdivision II of this Section.

(m)          “Ground Rental” shall mean the rental payable by the Lessee to the Port Authority pursuant to and calculated in accordance with the terms of paragraph (a) of Subdivision II of this Section.

(n)           “Reference Month” shall mean the month of September 2001 (the first Reference Month) and each succeeding month of September occurring during the remainder of the term of the letting under the Lease.

(o)           “Termination Date” shall mean the effective date of the termination of the letting under this Lease by the Port Authority in accordance with a notice of termination as provided in Section 20 hereof entitled “Termination by the Port Authority”, or the date that the interest of the Lessee is cancelled pursuant Section 20 hereof.

II.            Ground Rental, Building Rental and Additional Gate Rentals

(a)           (1)           Effective on the Effective Date, the Lessee shall pay to the Port Authority a rental (the “Ground Rental”) for the ground area shown in stipple, stipple diagonal hatching and stipple crosshatching on Exhibit 1.1 at the rate of Two Million Thirty-Nine Thousand Four Hundred Thirty-Five Dollars and No Cents ($2,039,435.00) per annum for the portion of the term of the letting from the Effective Date to November 30, 2002, both dates inclusive, which Ground Rental shall thereafter be adjusted on an annual basis as hereinafter set forth during the term of the letting under the Lease.

(2)           The Port Authority shall ascertain the CPI for the first Reference Month and for each succeeding Reference Month after the same has been published, and the Port Authority shall also determine each CPI Percentage Increase.

(3)           (i)            Effective on December 1, 2002  the Ground Rental shall be increased as follows: the Ground Rental set forth in paragraph (a)(1) above shall be multiplied (x) by a percentage composed of ½ of the CPI Percentage Increase as calculated using the two Reference Months immediately preceding December 1, 2002 (that is September 2001 and September 2002) plus 100% and (y) by 104%; and the greater of the amounts so obtained from the foregoing calculations set forth in clauses (x) and (y)  shall be and become the Ground Rental in effect for the Adjustment Period commencing on December 1, 2002.

(ii)           Effective on December 1, 2003 and on the first day of each Adjustment Period occurring during the remainder of the term of the letting under the Lease, the Ground Rental shall be further increased for each Adjustment Period as follows:  the amount of the Ground Rental set forth in paragraph (a)(1) above as the same shall have been last adjusted under this paragraph (a), shall be multiplied (x) by a percentage composed of ½ of the CPI Percentage Increase calculated using the two Reference Months immediately preceding the first day of the subject Adjustment Period plus 100% and (y) by 104%; and the greater of the amounts so obtained from the foregoing calculations set forth in clauses (x) and (y) shall be and become the Ground Rental in effect for the Adjustment Period.

(b)           (1)           Effective on the Effective Date, the Lessee shall pay to the Port Authority a rental (the “Building Rental”) for Terminal 6, exclusive of the Additional Gates, at the rate of Eight Million Five Hundred Twenty-Five Thousand Eighty-Eight Dollars and No Cents ($8,525,088.00) per annum for the portion of the term of the letting from the Effective Date to November 30, 2002, both dates inclusive, which Building Rental shall thereafter be adjusted on an annual basis as hereinafter set forth during the term of the letting under the Lease.

(2)           The Port Authority shall ascertain the CPI for the first Reference Month and for each succeeding Reference Month after the same has been published, and the Port Authority shall also determine each CPI Percentage Increase.

(3)           (i)            Effective December 1, 2002, the Building Rental shall be increased as follows: the Building Rental set forth in paragraph (b)(1) above shall be multiplied (x) by a percentage composed of ½ of the CPI Percentage Increase calculated using the two Reference Months immediately preceding December 1, 2002 (that is September 2001 and September 2002) plus 100% and (y) by 104%; and the greater of the amounts so obtained from the foregoing calculations set forth in clauses (x) and (y) shall be and become the Building Rental in effect for the Adjustment Period commencing on December 1, 2002.

(ii)           Effective on December 1, 2003 and on the first day of each Adjustment Period occurring during the remainder of the term of the letting under the Lease, the Building Rental shall be further increased for each Adjustment Period as follows: the amount of the Building Rental set forth in paragraph (b)(1) above as the same shall have been last adjusted under this paragraph (b), shall be multiplied (x) by a percentage composed of ½ of the CPI Percentage Increase calculated using the two Reference Months immediately preceding the first day of the subject Adjustment Period plus 100% and (y) by 104%; and the greater of the amounts so obtained from the foregoing calculations set forth in clauses (x) and (y) shall be and become the Building Rental in effect for the Adjustment Period.

(c)           (1)           Commencing on the Gate No. 1 Commencement Date the Lessee shall pay to the Port Authority a rental (the “Gate No. 1 Rental”) for the Gate No. 1 Premises at a rate per annum equal to the Additional Gate Rental Amount in effect for the Adjustment Period in which the Gate No. 1 Commencement Date shall occur, which Gate No. 1 Rental shall thereafter be adjusted effective as of the first day of each Adjustment Period occurring during the remainder of the term of the letting under the Lease to a rate per annum equal to the Additional Gate Rental Amount in effect for such Adjustment Period.

(2)           Commencing on the Gate No. 3 Commencement Date the Lessee shall pay to the Port Authority a rental (the “Gate No. 3 Rental”) for the Gate No. 3 Premises at a rate per annum equal to the Additional Gate Rental Amount in effect for the Adjustment Period in which the Gate No. 3 Commencement Date shall occur, which Gate No. 3 Rental shall thereafter be adjusted effective as of the first day of each

Adjustment Period occurring during the remainder of the term of the letting under the Lease to a rate per annum equal to the Additional Gate Rental Amount in effect for such Adjustment Period.

(3)           The Gate No. 1 Rental and the Gate No. 3 Rental hare herein collectively called the “Additional Gate Rentals”.

(d)           (1)           The Building Rental and the Ground Rental shall be payable by the Lessee in advance in equal monthly installments on the Effective Date and on the first day of each and every calendar month thereafter occurring during the balance of the term of the letting under the Lease.

(2)           The Gate No. 1 Rental shall be payable by the Lessee in advance in equal monthly installments on the Gate No. 1 Commencement Date and on the first day of each and every calendar month thereafter occurring during the balance of the term of the letting under the Lease.

(3)           The Gate No. 3 Rental shall be payable by the Lessee in advance in equal monthly installments on the Gate No. 3 Commencement Date and on the first day of each and every calendar month thereafter occurring during the balance of the term of the letting under the Lease.

(4)           If any annual Building Rental, Ground Rental or Additional Gate Rentals established hereunder shall be for less than a whole calendar year each monthly installment payable during such year shall be equal to one-twelfth (1/12th) of said annual rental.  If any installment of Building Rental, Ground Rental or Additional Gate Rentals payable hereunder shall be for less than a full calendar month then the rental payment for the portion of the month for which such payment is due shall be the monthly installment prorated on a daily basis using the actual number of days in the said month.

(e)           In the event the CPI is not available for any Reference Month, the Lessee shall continue to pay the Ground Rental, the Building Rental and the Additional Gate Rentals at the annual rates then in effect subject to retroactive adjustment based upon the adjustment to the Ground Rental, the Building Rental and the Additional Gate Rentals for such Adjustment Period when the CPI for such Reference Month becomes available.  The Lessee hereby agrees to pay to the Port Authority all Ground Rental, Building Rental and Additional Gate Rentals due and owing to the Port Authority on the basis of such retroactive adjustments on demand.

(f)            In the event of the change of basis or the discontinuance of the publication by the United States Department of Labor of the CPI, such other appropriate index or indexes shall be substituted as may be agreed by the parties hereto as properly reflecting changes in the value of the current United States money in a manner similar to that established in the said indexes used in the latest adjustment.  In the event of the failure of the parties to so agree, the Port Authority may select and use such index or indexes as it deems appropriate, provided, however, that the foregoing shall not preclude the Lessee from contesting the Port Authority’s selection.

(g)           In no event shall any adjustment in the Ground Rental for any change in the CPI result in a decrease in the Ground Rental; and in no event shall any adjustment in the Building Rental for any change in the CPI result in a decrease in the Building Rental; and in no event shall any adjustment in the Additional Gate Rental Amount for any change in the CPI result in a decrease in the amount of the Additional Gate Rental Amount.

III.           Additional Rental

(a)           The Lessee shall pay to the Port Authority on the Additional Payment Date an Additional Rental equal to the difference obtained by subtracting the Cost of the Construction Work (but only to the extent that the amounts constituting the Cost of the Construction Work are properly includable therein and for which the Certificate meeting all the requirements set forth in paragraphs (b) and (c) of this Subdivision III has been delivered to the Port Authority on or before the Additional Rental Payment Date), from the amount of Four Million Dollars and No Cents ($4,000,000.00), provided, however, in the event that both (x) a Termination Date shall occur on or before November 30, 2004 and (y) the Lessee shall have surrendered the Premises to the Port Authority in accordance with the terms and conditions of Section 26 hereof entitled “Surrender”, then in such event and only in the event both items (x) and (y) shall have occurred, the amount of the Additional Rental shall be equal to the difference obtained by subtracting the Cost of the Construction Work for work performed by the Lessee during the period from December 1, 2001 to the Termination Date, both dates inclusive, from an amount equal to the product obtained by multiplying the amount of Four Million Dollars and No Cents ($4,000,000.00) by a fraction the numerator of which shall be the number of whole calendar months from December 1, 2001 to the Termination Date and the denominator of which shall be the number of whole calendar months from December 1, 2001 to December 1, 2004.  The Lessee shall pay the Additional Rental to the Port Authority in full on or before the Additional Rental Payment Date.

(b)           The Lessee shall deliver to the Port Authority on or before the Additional Rental Payment Date a certificate covering the Cost of the Construction Work meeting all the requirements set forth in paragraph (c) of this Subdivision III (such certificate which meets all the requirements set forth in paragraph (c) of this Subdivision III and which is delivered to the Port Authority on or before the Additional Rental Payment Date is hereinafter referred to as the “Certificate”).

(c)           The certificate to be delivered to the Port Authority pursuant to paragraph (b) of this Subdivision III shall be signed by a responsible fiscal officer of the Lessee and sworn to before a notary public and further shall:

(i)            set forth, in reasonable detail, the amounts paid to specified independent third party contractors and the amounts of payments made to other specified Persons for the Cost of the Construction Work performed under each Construction Application and certify that such amounts constitute portions of the Cost of the Construction Work in accordance with and as described and defined in this Section 4;

(ii)           set forth the total cumulative amount of the payments made by the Lessee for the Cost of the Construction Work during the Investment Period;

(iii)          have attached thereto reproduction copies or duplicate originals of the invoices of such independent third party contractors and other Persons and an acknowledgment by such independent contractors and other Persons of the receipt by them of such amounts and payments;

(iv)          certify that the amounts and payments therein set forth constitute all or a portion of the Construction Work; that the Construction Work covered by the certificate has been accomplished and that it has been performed in accordance with all the terms and provisions of this Lease; and, subject to the concurrence of the Port Authority, that said Construction Work is in place and has a value of not less than the amounts set forth therefore in the certificate; and that the work covered by the certificate was perform by the Lessee during the Investment Period.

(d)           In addition to the Certificate, the Lessee shall provide the Port Authority with such further certifications, information and documentation with respect to the Cost of the Construction Work as the Port Authority may from time to time require.

(e)           The Lessee shall maintain Books and Records in connection with the Construction Work and the Cost of the Construction Work in accordance with the terms and conditions of Section 65 hereof entitled “Books and Records”.  Without limiting the generality of Section 65 hereof, it is hereby agreed that for the purposes of this Section and Section 65 the Lessee’s Books and Records shall include without limitation all invoices relating to the Construction Work, all contracts covering each portion of the Construction Work including but not limited to the Lessee’s contracts and agreements with its architects, engineers, and construction managers and other contractors.  It is hereby understood that the Port Authority shall not be bound by any prior audit or inspection of the Lessee’s Books and Records.

(f)            In the event that a Port Authority audit shall disclose that the amount of the Cost of the Construction Work is not the amount set forth in the Certificate, then the amount of the Additional Rental shall be recalculated based upon the amount of the Cost of the Construction Work as determined by the Port Authority audit, and any Additional Rental resulting from such recalculation shall be immediately payable by the Lessee to the Port Authority upon thirty (30) days demand and any Additional Rental paid to the Port Authority by the Lessee in excess of the Additional Rental resulting from such recalculation shall be credited to the obligations of the Lessee under this Lease.

(g)           If the Lessee has included in any portion of the Cost of the Construction Work any item as having been incurred, but which in the opinion of the Port Authority was not so incurred, or which in the opinion of the Port Authority if so incurred is not an item properly chargeable to such element of cost under sound accounting practice or to the Cost of the Construction Work, or does not represent an appropriate division of the costs of a particular contract according to time of performance or delivery, and the parties have been unable to resolve their differences within ninety (90) days after Port Authority gives notice to the Lessee objecting to the same, the Port Authority’s decision as to the nature of the item of construction cost shall be final.

IV.           Abatement

In the event that the Lessee shall at any time by the provisions of this Agreement expressly be entitled to abatement of the rentals for the Premises, then the said abatement shall be computed as follows (it being understood that there shall be no abatement of such rentals under the Lease for any portion of the Premises or any portion of the term except as specifically provided in this Subdivision IV and in no event shall there be any abatement of the Additional Rental).

(a)           Ground Rental Abatement

For each acre of land in the Premises the use of which is denied to the Lessee:

(1)           For the portion of the term of the letting under the Lease from the Effective Date through November 30, 2002, both dates inclusive, at the daily rate of $208.02; and

(2)           For the portion of the term of the letting from December 1, 2002, through the remainder of the term of the letting at the daily rate of $208.02, as appropriately adjusted to reflect any and all adjustments in the Ground Rental pursuant to paragraph (a) of Subdivision II of this Section.

(b)           Building Rental Abatement

(1)           For each square foot of interior space in Terminal 6 exclusive of the Additional Gates, the use of which is denied to the Lessee:

(i)            For the portion of the term of the letting under the Lease from the Effective Date through November 30, 2002, both dates inclusive, at a daily rate equal to $.061545.

(ii)           For the portion of the term of the letting from December 1, 2002 throughout the remainder of the term of the letting at the daily rate of $.061545, as appropriately adjusted to reflect any and all adjustments in the Building Rental pursuant to paragraph (b) of Subdivision II of this Section.

(2)           For each square foot of each of the Additional Gates, the use of which is denied to the Lessee:

(i)            For the portion of the term of the letting under the Lease from the Effective Date through November 30, 2002, both dates inclusive, at a daily rate equal to $.061545.

(ii)           For the portion of the term of the letting from December 1, 2002 throughout the remainder of the term of the letting at the daily rate of $.061545, as appropriately adjusted to reflect any and all adjustments in the Additional Gate Rental Amount pursuant to paragraph (a) of Subdivision I of this Section.

(c)           For the purposes of this Section, all of the interior space shall be measured and the same shall be ascertained by measuring between the interior plaster surfaces of the exterior building walls, and no deductions will be made therefrom for columns, pilasters, projections, partitions, toilets, vertical shafts, elevator shafts, stairs, fire towers, vents, pipe shafts, meter closets, flues, stacks, structures or facilities of any kind or anything else located therein.

Section 5.              Use of Premises

(a)           The Lessee, in connection with its business of transportation by aircraft, may use the Premises for the following purposes and for activities reasonably required for such purposes and for such purposes and activities only:

(1)           For the reservation of space and the sale of tickets for transportation on aircraft operated by the Lessee.

(2)           For the reservation of space and the sale of tickets for transportation by other carriers but only as an incident to or in connection with transportation performed or to be performed by the Lessee or as an incident to or in connection with the cancellation of such transportation, or for the accommodation or convenience of the incoming or outbound passengers of the Lessee at the Airport.  The occasional reservation of space and the sale of tickets for transportation by other carriers shall not be deemed to be prohibited by this provision.

(3)           For the clearance, checking and rendering of service to passengers of the Lessee and for the furnishing of information service to such passengers and the general public.

(4)           For providing rooms or space for the special handling of or the furnishing of special services to any of its passengers, guests, or invitees, subject to the provisions of Section 59 hereof entitled “Club Rooms”.

(5)           For the handling of baggage of passengers of the Lessee including baggage and parcels such passengers decide to send as air cargo.

(6)           For the handling of unclaimed baggage and lost and found articles.

(7)           For the conduct of operations, traffic, communications, reservations and administrative and executive office functions and activities in connection with air transportation performed by the Lessee.

(8)           For the preparation, packaging and storage of food, beverages and commissary supplies to be consumed on aircraft operated by the Lessee.

(9)           For the storage of repair parts, supplies and other personal property owned or leased by the Lessee and for the performance of minor repairs to personal property of the Lessee.

(10)         For the storage of such automotive fuel and lubricants as may be approved by the Port Authority.

(11)         For the operation of a cafeteria for over-the-counter sales to officers and employees of the Lessee or of any Subsidiary or Affiliate of the Lessee and their families and to occasional business guests of such officers and employees (other than passengers of the Lessee), of food, beverages and other merchandise normally sold in such an establishment at no profit to the Lessee and either directly by the Lessee or through a Subsidiary thereof or by an independent contractor who has received a permit from the Port Authority so to do.

(12)         For use as crew quarters to be used by personnel of the Lessee during layovers between flights and for the establishment of lounges for employees of the Lessee.

(13)         For the loading and unloading of passengers, baggage, mail, air cargo and commissary supplies, provided that the use of the Premises for the unloading and loading of passengers and their baggage from ground transportation vehicles shall be subject to limitation and restriction, from time to time, as set forth in Section 58 hereof entitled “Future Airport Transportation Facilities and Operations Use of Portions of the Premises” and Section 46 hereof entitled “Restrictions on Use of Passenger Terminal Frontage Roadways-Use of Airport Taxi Dispatchers and Roadway Frontage Management”.

(14)         For the parking and storage of aircraft and ramp equipment operated by the Lessee.

(15)         For the fueling and servicing of aircraft and ramp equipment operated by the Lessee and for the maintenance of ramp equipment operated by the Lessee.

(16)         For the performance of aircraft maintenance, subject to the limitations imposed by paragraph (j) of Section 9 hereof entitled “Prohibited Acts”.

(17)         For the training of personnel employed or to be employed by the Lessee or other Persons engaged in commercial transportation by aircraft, provided, that unless consented to by the Port Authority, the Lessee shall not engage in the training of persons employed by others or to be employed by others if the training of such persons is in competition with any concessionaire, permittee or licensee of the Port Authority at the Airport (other than another Person engaged in the business of transportation by aircraft).

(18)         For the temporary storage of baggage, mail and air cargo.

(19)         For any other purpose or activity, in addition to those specified in this Section, for which the Premises are expressly authorized to be used by any other provision of this Agreement.

(b)           The loading or unloading on the Premises of all aircraft used principally for cargo is expressly prohibited.  Further, notwithstanding any other term or provision of this Lease, including without limitation, any reference to Handled Airlines, Requesting Airline, Accommodated Handled Airline or Accommodated Sublessee Airline, it is understood and agreed that the Lessee is prohibited hereunder from performing any services for any other Aircraft Operator without the prior written consent of the Port Authority, which consent the Port Authority shall have no obligation whatsoever to give.

Section 6.              Compliance with Governmental Requirements

(a)           The Lessee shall promptly comply with, observe and execute all laws and ordinances and governmental rules, regulations, orders, requirements and similar items, including without limitation, all Environmental Requirements, now or at any time during the term of this Agreement which as a matter of law are applicable to or which affect (i) the Terminal or the groundwater thereunder, (ii) the operations of the Lessee at the Premises or the Airport, (iii) the occupancy and use of the Premises and/or (iv) any Hazardous Substance which has migrated from or from under the Terminal.   The Lessee shall, in accordance with and subject to the provisions of Section 2 hereof entitled “Construction by the Lessee” or Section 33 hereof entitled “Other Construction of the Lessee”, as the case shall be, make any and all structural and non-structural improvements, alterations or repairs of the Terminal and perform all remediation, containment and clean-up of Hazardous Substances required in order to fully satisfy the compliance obligations set forth herein.

(b)           The Lessee shall procure from all Governmental Authorities having jurisdiction over the operations of the Lessee hereunder all licenses, certificates, permits or other authorization which may be necessary for the conduct of such operations.  “Governmental Authority” shall not be construed as intending to include The Port Authority of New York and New Jersey, the lessor under this Agreement.

(c)           The obligation of the Lessee to comply with governmental requirements is provided herein for the purpose of assuring proper safeguards for the protection of persons and property on the Terminal.  Such provision is not to be construed as a submission by the Port Authority to the application to itself of such requirements or any of them.

(d)           Since the Port Authority has agreed in the Basic Lease to conform to the enactments, ordinances, resolutions and regulations of the City of New York and its various departments, boards and bureaus in regard to the construction and maintenance of buildings and structures and in regard to health and fire protection which would be applicable if the Port Authority were a private corporation to the extent that the Port Authority finds it practicable so to do, the Lessee shall comply with all such enactments, ordinances, resolutions and regulations which would be applicable to its operations hereunder if the Port Authority were a private corporation, except in cases where the Port Authority either notifies the Lessee that it need not comply with or directs it not to comply with any such enactments, ordinances, resolutions or regulations which are applicable only because of the Port Authority’s agreement in the Basic Lease.  The Lessee shall, for the Port Authority’s information, deliver to the Port Authority promptly after receipt of any notice, warning, summons, or other legal process for the enforcement of any such enactment, ordinance, resolution or regulation a true copy of the same.  Any direction by the Port Authority to the Lessee not to comply with any such enactment, ordinance, resolution or regulation shall be given only pursuant to a resolution duly adopted by the Board of Commissioners of the Port Authority or by an authorized committee of its Board and if any such direction is given by the Port Authority to the Lessee, the Port Authority, to the extent that it may lawfully do so, shall indemnify and hold the Lessee harmless from and against all claims, actions, damages, liabilities, fines, penalties, costs and expenses suffered or incurred by the Lessee as a result of non-compliance with such enactment, ordinance, resolution or regulation.

(e)           The Lessee shall have such time within which to comply with the aforesaid laws, ordinances, rules and regulations as the authorities enforcing the same shall allow.

Section 7.              Rules and Regulations

(a)           The Lessee covenants and agrees to observe and obey (and to require its officers, employees, guests, invitees and those doing business with it to observe and obey) the existing Rules and Regulations of the Port Authority, and such reasonable future Rules and Regulations of the Port Authority (including amendments and supplements thereto) for the government of the conduct and operations of the Lessee and others on the Premises as may from time to time during the letting be promulgated by the Port Authority for reasons of safety, health, noise, sanitation or good order.  The obligation of the Lessee to require such observance and obedience on the part of its guests, invitees and business visitors shall obtain only while such Persons are on the Premises.  The Port Authority agrees that except in cases of emergency, it will give notice to the Lessee of every such future rule or regulation adopted by it at least ten (10) days before the Lessee shall be required to comply therewith.

(b)           The use by the Lessee and its officers, employees, guests, invitees, sublessees, and those doing business with it, of the Public Aircraft Facilities and any and all other portions of the Airport which it may be entitled to use under this Lease (other than space leased to the Lessee for its exclusive use) shall be subject to the Rules and Regulations of the Port Authority in effect as of the Effective Date, and such reasonable future rules and regulations (including amendments and supplements to existing Rules and Regulations) as the Port Authority may from time to time promulgate in the public interest and in the interest of health, safety, noise, sanitation, good order and the economic and efficient operation of the Airport, including but not limited to, the number and type of aircraft which at any particular time may use the Public Aircraft Facilities and the time or times when such aircraft may use the Public Aircraft Facilities.  Without limiting the foregoing, the Port Authority may take into account in adopting such Rules and Regulations the adequacy, capacity and suitability of (i) aircraft using the Airport, (ii) passenger handling facilities at the Airport including but not limited to the AirTrain, (iii) the Public Aircraft Facilities at the Airport, (iv) the roadways and (v) the parking facilities.  In the event the Port Authority promulgates rules and regulations pursuant to this paragraph (b), the Port Authority may devise and implement reasonable procedures including but not limited to, allocations among Aircraft Operators at the Airport.

(c)           If a copy of the Rules and Regulations is not attached, then the Port Authority will notify the Lessee thereof either by delivery of a copy, or by making a copy available at the office of the Secretary of the Port Authority.

Section 8.              Various Obligations of the Lessee

(a)           The Lessee shall conduct its operations hereunder in an orderly and proper manner, so as not to unreasonably annoy, disturb or be offensive to others at or off the Airport.  The Lessee shall take all reasonable measures to eliminate vibrations originating on the Premises (and at the Terminal if arising out of the operations of the Lessee) tending to damage any equipment, structure, building or portion of a building which is on the Premises, or is a part thereof, or is located elsewhere on or off the Airport.

(b)           The Lessee shall use its best efforts to conduct all its operations at the Terminal in a safe and careful manner, following in all respects the best practices of the air transportation industry in the United States.

(c)           The Port Authority shall have the right to object to the Lessee regarding the conduct and demeanor of the employees of the Lessee whereupon the Lessee will take all steps reasonably necessary to remove the cause of the objection.  If requested by the Port Authority the Lessee shall supply and shall require its employees to wear or carry badges or other suitable means of identification, which shall be subject to the prior and continuing approval of the General Manager of the Airport.

(d)           The Lessee shall control all vehicular traffic on the roadways or other areas within the Terminal or serving the same the use of which is granted to the Lessee hereunder and shall take all precautions reasonably necessary to promote the safety of its passengers and all other persons. The Lessee shall employ such means as may be necessary to direct the movement of vehicular traffic within the Terminal to prevent traffic congestion on the public roadways leading to the Terminal.

(e)           The Lessee shall remove from the Airport or otherwise dispose of in a manner approved by the General Manager of the Airport all garbage, debris and other waste materials (whether solid or liquid) arising out of its occupancy of the Premises or out of its operations at the Airport.  Any such garbage, debris and other waste materials (whether solid or liquid) which may be temporarily stored in the open, shall be kept in suitable garbage and waste receptacles, the same to be made of metal or other suitable material, and equipped with tightfitting covers, and to be of a design safely and properly to contain whatever material may be placed therein.  The Lessee shall use extreme care when effecting removal of all such waste materials, and shall effect such removal at such times and by such means as first approved by the Port Authority.  No such garbage, debris or other waste materials shall be or be permitted to be thrown, discharged or deposited into or upon the waters at or bounding the Airport.

(f)            From time to time and as often as reasonably required by the Port Authority, the Lessee shall conduct pressure, water-flow, and other appropriate tests of the fire extinguishing system and apparatus, fire-alarm and smoke detection systems and any other fire protection systems which constitute a part of the Terminal.  The Lessee shall keep in proper functioning order all fire-fighting equipment, fire-alarm and smoke detection equipment on the Terminal and the Lessee shall at all times maintain on the Terminal adequate stocks of fresh, usable chemicals for use in such systems, equipment and apparatus.  The Lessee shall notify the Port Authority prior to conducting such tests.  If requested by the Port Authority, the Lessee shall furnish the Port Authority with a copy of written reports of such tests.

(g)           It is the intention of the parties hereto that noise caused by aircraft engine operations shall be held to a minimum considering the nature of the Lessee’s operations.  To this end the Lessee will conduct its operations in such a manner as to keep the noise produced by aircraft engines to a minimum and where appropriate shall employ noise arresting and noise reducing devices that are suitable.  Aircraft testing and aircraft run-ups will be conducted only in such areas as shall meet with the prior and continuing approval of the Port Authority.  The obligations assumed by the Lessee under this paragraph (g) shall not diminish, limit, modify or affect all other obligations of the Lessee with respect to noise under this Agreement.

(h)           In its use of the Premises, the Lessee shall use its best efforts to minimize jet or prop blast interference to aircraft operating on or to buildings and structures now located on or which in the future may be located on areas adjacent to the Premises.  In the event the Port Authority determines at any time and from time to time that the Lessee has not so minimized the jet or prop blast interference, it may serve a notice on the Lessee to such effect and if the condition is not corrected to the satisfaction of the Port Authority within thirty (30) days after the service of said notice, the Lessee hereby covenants and agrees to erect and maintain at its own expense such structure or structures as may be necessary to minimize the said jet or prop blast interference, subject, however, to the prior written approval of the Port Authority as to the type, manner and method of construction.  The obligations assumed by the Lessee under this paragraph shall not diminish, limit, modify or affect all other obligations of the Lessee with respect to interference under this Agreement.

(i)            In addition to compliance by the Lessee with all laws, ordinances, governmental rules, regulations and orders now or at any time in effect during the term of the letting hereunder which as a matter of law are applicable to the operation, use or maintenance by the Lessee of the Terminal or the operations of the Lessee under this Agreement (the foregoing not to be construed as a submission by the Port Authority to the application to itself of such requirements or any of them), the Lessee agrees that it shall exercise the highest degree of safety and care and shall conduct all its operations under this Lease, operate and maintain the Terminal and use the Premises in such manner that there will be at all times a minimum of air pollution, water pollution or any other type of pollution and a minimum of noise emanating from, arising out of or resulting from the operation, use or maintenance of the Terminal by the Lessee and from the operations of the Lessee under this Agreement.  The Port Authority hereby reserves the right from time to time and at any time during the term of this Lease to require the Lessee, and the Lessee agrees to design and construct at its sole cost and expense such reasonable structures, fences, equipment, devices and other facilities as may be necessary or appropriate to accomplish the objectives as set forth in the first sentence of this paragraph.  All locations, the manner, type and method of construction and the size of any of the foregoing shall be determined by the Port Authority.  The Lessee shall submit for Port Authority approval its plans and specifications covering the required work and upon receiving such approval shall proceed diligently to construct the same.  The obligations assumed by the Lessee under this paragraph shall continue throughout the term of this Lease and shall not be limited, affected, impaired or in any manner modified by the fact that the Port Authority shall have approved any construction application and supporting plans, specifications and contracts covering construction work and notwithstanding the incorporation therein of the Port Authority’s recommendations or requirements and notwithstanding that the Port Authority may have at any time during the term of the Lease consented to or approved any particular procedure or method of operation which the Lessee may have proposed or the Port Authority may have itself prescribed the use of any procedure or method.  The agreement of the Lessee to assume the obligations under this paragraph is a special inducement and consideration to the Port Authority in entering into this Lease with the Lessee.

(j)            The Lessee shall periodically inspect, clean out and maintain the oil separators serving the Terminal which are located on the Terminal and the oil separators located outside the Terminal if they exclusively serve the Terminal.

Section 9.              Prohibited Acts

(a)           The Lessee shall commit no unlawful nuisance, waste or injury on the Terminal or at the Airport, and shall not do or permit to be done anything which may result in the creation or commission or maintenance of such nuisance, waste or injury on the Terminal or at the Airport.

(b)           The Lessee shall not create nor permit to be caused or created upon the Terminal any obnoxious odors or smokes, or noxious gases or vapors.  The creation of exhaust fumes by the operation of the Lessee’s internal-combustion engines or aircraft engines of other types or automotive equipment, so long as such engines are maintained and are being operated in a proper manner, shall not be a violation of this paragraph.

(c)           The Lessee shall not do or permit to be done anything which may interfere with the effectiveness or accessibility of the drainage and sewerage system, water system, communications system, underground fuel system, electrical fire-protection system, sprinkler system, alarm system, fire hydrants and hoses and other systems, if any, installed or located on, under, or in the Terminal.

(d)           The Lessee shall not do or permit to be done any act or thing upon the Terminal (1) which will invalidate or conflict with any fire insurance, extended coverage or rental insurance policies covering the Terminal or any part thereof, or the Airport, or any part thereof, or (2) which, in the opinion of the Port Authority, may constitute an extra-hazardous condition, so as to increase the risks normally attendant upon the operations contemplated by Section 5 hereof entitled “Use of Premises”.  The Lessee shall promptly observe, comply with and execute the provisions of any and all present and future rules and regulations, requirements, orders and directions of the National Board of Fire Underwriters and the Fire Insurance Rating Organization of New York, or of any other board or organization exercising or which may exercise similar functions, which may pertain or apply to the operations of the Lessee on the Terminal, and the Lessee shall, subject to and in accordance with the provisions of Section 33 hereof entitled “Other Construction by the Lessee”, make any and all structural and non-structural improvements, alterations or repairs of the Terminal that may be required at any time hereafter by any such present or future rule, regulation, requirement, order or direction.  If by reason of any failure on the part of the Lessee to comply with the provisions of this paragraph any fire insurance rate, extended coverage or rental insurance rate on the Terminal or any part thereof, or on the Airport or any part thereof, shall at any time be higher than it would be if the Terminal were properly used for the purposes permitted by Section 5 hereof entitled “Use of Premises”, then the Lessee shall pay to the Port Authority, as an item of additional rental, that part of all insurance premiums paid by the Port Authority which shall have been charged because of such violation or failure by the Lessee.

(e)           The Lessee shall not dispose of nor permit any one to dispose of any waste material taken from its aircraft (whether liquid or solid) by means of the toilets, manholes, sanitary sewers or storm sewers in the Terminal except after treatment in installations or equipment included in plans and specifications submitted to and approved by the Port Authority.

(f)            The Lessee shall not keep or store during any 24-hour period flammable liquids within any enclosed portion of the Terminal(other than in rooms or areas expressly constructed for the storage of such liquids) in excess of the Lessee’s working requirements during the said 24-hour period.  Any such liquids having a flash point of less than 110° F. shall be kept and stored in safety containers of a type approved by the Underwriters Laboratories or the Factory Mutual Insurance Association.

(g)           (1)           The Lessee shall prevent access by persons or vehicles (unless duly authorized by the Port Authority) to the Public Landing Area from the Terminal except for aircraft, which aircraft shall be equipped with radio receivers tuned to control tower frequencies and adequately manned in accordance with applicable Port Authority Rules and Regulations.  Such aircraft may be towed by a motor vehicle equipped with a radio receiver tuned to the appropriate control tower frequency and adequately manned or such other means as may be approved by the Port Authority.  The Lessee shall control access by its passengers and patrons from and to aircraft ramp, apron and parking areas on the Terminal and shall maintain control of its passengers and patrons while they are upon said areas by proper measures to insure that the highest standards of safety are maintained.

(2)           The Lessee hereby assumes full responsibility for the prevention of access to and control of persons on the aeronautical operations areas of the Terminal and the prevention of access to the Public Landing Area (other than authorized persons) and the Lessee shall furnish adequate security and guard service or such comparable means as approved by the Port Authority from time to time, on a 24 hour, seven day-a-week basis for the prevention of access to and control of persons on the aeronautical operations areas of the Terminal and the prevention of access to the Public Landing Area.  Without limiting the generality of Sections 6 and 7 hereof, the Lessee acknowledges and agrees that it shall comply, and shall require and ensure that all other Aircraft Operators using and/or occupying the Terminal comply, with all the requirements of FAR 107 and any succeeding or superseding regulations

(h)           The Lessee shall not operate any engine or any item of automotive equipment in any enclosed space on the Terminal unless such space is adequately ventilated and unless such engine is equipped with a proper spark-arresting device which has been approved by the Port Authority.

(i)            The Lessee shall not operate or cause to be operated aircraft engines in any portions of the Premises other than for the purpose of taxiing aircraft to and from the Premises or in connection with authorized aircraft maintenance on the Premises.

(j)            The Lessee shall not perform any aircraft maintenance on the Terminal except that emergency aircraft maintenance and transit or turn around aircraft maintenance shall not be deemed to be prohibited by this provision.

(k)           The Lessee shall not keep or store aviation fuel on the Terminal except that fueling equipment may be operated on the Premises in accordance with the provisions of the General Airport Agreement covering the underground fuel system and with the Port Authority Rules and Regulations pertaining thereto.

(l)            The Lessee shall not overload any floor and shall repair any floor, including supporting members, and any paved area damaged by overloading.  Nothing in this paragraph or elsewhere in this Agreement shall be or be construed to be a representation by the Port Authority of the weight any floor or paved area will bear.

(m)          The Lessee shall not use or permit the use of any structural supporting member of the buildings or roofs or any part thereof for the storage of any material or equipment, or hoist, lift, move or support any material or equipment or other weight or load, by means of said trusses or structural supporting members, without prior approval of the Port Authority.

(n)           The Lessee shall not use any cleaning materials having a harmful corrosive effect, on any part of the Terminal.

(o)           The Lessee shall not fuel or defuel any equipment in the enclosed portions of the Terminal without prior approval of the General Manager of the Airport.

(p)           The Lessee shall not dispose of, release or discharge nor permit anyone to dispose of, release or discharge any Hazardous Substance on the Terminal or at the Airport.

(q)           The Lessee shall not do or permit anything to be done which will interfere with the free access and passage of others to space adjacent to the Terminal or in any streets, ways and walks adjacent or near the Terminal.

(r)            The Lessee agrees that it will not erect, construct or maintain or otherwise create or continue any obstacle or so park or store any aircraft or other object on the Premises so as to create any obstacle that will hamper or interfere with the free, orderly, unobstructed and uninterrupted passage of vehicles, aircraft or of the wings or other integral part of aircraft of any type, nature or description, while such vehicle is operating or aircraft is taxiing or being transported or towed along the Runways, Taxiways and roads outside of and adjacent to the Premises.

Section 10.            Care, Maintenance, Rebuilding and Repair by the Lessee

(a)           The Lessee shall repair, replace, rebuild and paint all or any part of the Terminal which may be damaged or destroyed by the acts or omissions of the Lessee or by those of its officers or employees or of other persons on or at the Terminal with the Lessee’s consent and shall pay to the Port Authority the costs and expenses of the Port Authority to repair, replace, rebuild and paint all or any part of the Airport which may be damaged or destroyed by the acts or omissions of the Lessee or by those of its officers or employees or of other persons on or at the Terminal with the Lessee’s consent.

(b)           The Lessee shall, throughout the term of this Lease, assume the entire responsibility and shall relieve the Port Authority from all responsibility for all repair, rebuilding and maintenance whatsoever in the Premises, and the Non-Premises Portion of the Terminal (and otherwise off the Premises as provided below), whether such repair, rebuilding or maintenance be ordinary or extraordinary, partial or entire, inside or outside, foreseen or unforeseen, structural or otherwise, and without limiting the generality of the foregoing, the Lessee shall:

(1)           Keep at all times in a clean and orderly condition and appearance, the Terminal and all the Lessee’s fixtures, equipment and personal property which are located in any part of the Terminal which is open to or visible by the general public;

(2)           Remove all snow and ice and perform all other activities and functions necessary or proper to make the Premises available for use by the Lessee and to make the Non-Premises Portion of the Terminal available to other Persons;

(3)           Take good care of the Premises and the Non-Premises Portion of the Terminal and maintain the same at all times in good condition; perform all necessary preventive maintenance, including but not limited to painting (the exterior of the Premises and the Non-Premises Portion of the Terminal and areas visible to the general public to be painted only in colors which have been approved by the Port Authority); and make all repairs and replacements, and do all rebuilding, inside and outside, ordinary and extraordinary, partial and entire, foreseen and unforeseen, structural or otherwise, which repairs, rebuilding and replacements by the Lessee shall be in quality and class not inferior to the original in materials and workmanship.

(4)           Provide and maintain all obstruction lights and similar devices on the Premises and the Non-Premises Portion of the Terminal, and provide and maintain all fire protection and safety equipment and all other equipment on the Premises and the Non-Premises Portion of the Terminal of every kind and nature required by any law, rule, ordinance, resolution or regulation of the type and nature described in Section 6 hereof entitled “Compliance with Governmental Requirements” and Section 7 hereof entitled “Rules and Regulations”. The Lessee shall enter into and keep in effect throughout the term of the Lease a contract or contracts with a central station alarm company acceptable to the Port Authority to provide continuous and automatic surveillance of the fire protection system on the Premises and the Non-Premises Portion of the Terminal.  The Lessee shall insure that all fire alarm signals with respect to the Premises and the Non-Premises Portion of the Terminal shall also be transmitted to the Airport’s police emergency alarm board or to such other location on the Airport as the General Manager of the Airport may direct.  The Lessee’s obligations hereunder shall in no way create any obligation whatsoever on the part of the Port Authority;

(5)           Take such anti-erosion measures and maintain the landscaping at all times in good condition, including but not limited to periodic replanting, as the Port Authority may require, and perform and maintain such other landscaping with respect to all portions of the Premises and the Non-Premises Portion of the Terminal not paved or built upon as the Port Authority may require;

(6)           Be responsible for the maintenance and repair of all utility service lines, including but not limited to, service lines for the supply of water, electric power and telephone conduits and lines, sanitary sewers and storm sewers, located upon the Premises and the Non-Premises Portion of the Terminal or located adjacent to the Premises and the Non-Premises Portion of the Terminal and exclusively serving the Terminal;

(7)           Be responsible for the maintenance and repair of any damage to the paving or other surface of the Premises and the Non-Premises Portion of the Terminal caused by any oil, gasoline, grease, lubricants or other flammable liquids and substances having a corrosive or detrimental effect thereon;  and

(8)           Be responsible for all paving, lighting, signage, storm drains, culverts, cables, supporting structures, cleaning and snow removal in connection with existing and future access roadways which are located off of the Premises and serve the Terminal exclusively.

(c)           In the event the Lessee fails to commence maintenance, cleaning, repairing, replacing, rebuilding or painting as required by paragraphs (a) and (b) of this Section within a period of twenty (20) days after notice from the Port Authority so to do in the event that the said notice specifies that the required work to be accomplished by the Lessee includes maintenance and/or repair other than preventive maintenance; or within a period of one hundred eighty (180) days if the said notice specifies that the work to be accomplished by the Lessee involves preventive maintenance only, or fails diligently to continue to completion the repair, replacement, rebuilding or painting of all of the Premises and the Non-Premises Portion of the Terminal required to be repaired, replaced, rebuilt or painted by the Lessee under the terms of this Agreement, the Port Authority may, at its option, and in addition to any other remedies which may be available to it, repair, replace, rebuild or paint all or any part of the Premises and the Non-Premises

Portion of the Terminal included in the said notice, and the cost thereof shall be payable by the Lessee upon demand.

(d)           Notwithstanding the terms and conditions of Section 5 of this Lease entitled “Use of Premises”, paragraph (d) of Section 8 of this Lease entitled “Various Obligations of the Lessee” and this Section, it is hereby agreed and understood, the Lessee shall have no right nor obligation to operate, control, maintain, rebuild or repair (i) the traffic signaling system located on the roadway frontage of the Terminal and the roadways located off the Terminal and generally consists of traffic lights and signals and associated wiring and control panels, or (ii) the variable message sign system located on the roadway frontage of the Terminal and the roadways located off the Terminal and generally consists of message signs, lights, wiring and control panels (which traffic signaling system and variable message sign system are hereinafter collectively called the “Traffic Systems”), provided, however, the Lessee shall pay to the Port Authority as additional rent all costs and expenses to repair, replace and rebuild all or any portion of the Traffic Systems which may be damaged or destroyed by the acts or omissions of the Lessee or by those of its officers or employees or of other Persons on or at the Terminal.  Further, the Port Authority shall not have any obligation hereunder or otherwise to operate, maintain, control or continue the operation of the Traffic Systems and may at any time and from time to time discontinue the operation of any or all of the Traffic Systems and/or disable such Traffic Systems and/or remove them from the Terminal and from the roadways located off of the Terminal.  The Port Authority shall have the right at its sole discretion to modify, replace and substitute the Traffic Systems with identical or different systems as the Port Authority shall elect and to operate and control the Traffic Systems, including without limitation, to determine the content of and to place messages on the variable message system and to determine the operating mode of the traffic signaling system.

(e)           If the performance of any of the foregoing repair, maintenance, replacement, repainting or rebuilding obligations of the Lessee requires work to be performed near an active taxiway or taxilane or where safety of operations is involved, the Lessee agrees, unless otherwise permitted by the Port Authority in writing, that it will, at its own expense, post guards or take such other appropriate measures as may be directed by the General Manager of the Airport to insure the safety of the work performed thereat.

Section 11.            Insurance

(a)           The Lessee shall, during the term of this Agreement, insure and keep insured to the extent of 100% of the replacement value thereof, the entire Terminal and all other buildings, structures, improvements, installations, facilities and fixtures now or in the future located on the Terminal against all risks of physical loss or damage (including, but not limited to flood and earthquake risks), if available, and if not available, then against such hazards and risks as may now or in the future be included under the Standard Form of Fire Insurance Policy of the State of New York and also against damage or loss by windstorm, cyclone, tornado, hail, explosion, riot, civil commotion, aircraft, vehicles and smoke, under the Standard Form of Fire Insurance Policy of the State of New York and the form of extended coverage endorsement prescribed as of the effective date of the said insurance by the rating organization having jurisdiction, and if the Port Authority so requests, also covering contamination hazards and risks and boiler and machinery hazards and risks in a separate insurance policy or policies or as an additional coverage endorsement to the aforesaid policies in the form as may now or in the future be prescribed as of the effective date of said insurance by the rating organization having jurisdiction and/or the Superintendent of Insurance of the State of New York and the Lessee shall furthermore provide additional insurance covering any other peril of loss or damage that the Port Authority at any time during the term of this Agreement covers by carrier or self-insurance covered by appropriate reserves at other locations at the Airport upon five (5) days written notice to the Lessee to such effect.

(b)           The aforesaid insurance coverages and renewals thereof shall insure the Port Authority, the Lessee and the City of New York, as insureds, as their interests may appear, and shall provide that the loss, if any, shall be adjusted with and payable to the Port Authority.

(c)           In the event the Terminal or any part thereof shall be damaged by any casualty against which insurance is carried pursuant to this Section, the Lessee shall promptly furnish to the Port Authority such information and data as may be necessary to enable the Port Authority to adjust the loss.

(d)           The policies or certificates representing insurance covered by this Section shall, if not already delivered, shall be delivered by the Lessee to the Port Authority prior to the Effective Date and the policies or certificates representing the insurance covered by Section 2(c)(12) hereof entitled “Construction by the Lessee” shall be delivered by the Lessee to the Port Authority prior to the commencement of any Construction Work and each policy or certificate delivered shall bear the endorsement of or be accompanied by evidence of payment of the premium thereon, and also shall contain a valid provision obligating the insurance company to furnish the Port Authority and the City of New York ten (10) days’ advance notice of the cancellation, termination, change or modification of the insurance evidenced by said policy or certificate.  Renewal policies or certificates shall be delivered to the Port Authority at least ten (10) days before the expiration of the insurance which such policies are to renew.

(e)           Regardless, however, of the Persons whose interests are insured, the proceeds of all policies covered by this Section shall be applied as provided in Section 12 hereof entitled “Damage to or Destruction of the Terminal”; and the word “insurance” and all other references to insurance in said Section 12 shall be construed to refer to the insurance which is the subject matter of this Section, and to refer to such insurance only.

(f)            The insurance covered by this Section and by Section 2(c)(12) hereof entitled “Construction by the Lessee” shall be written by companies approved by the Port Authority, the Port Authority covenanting and agreeing not to withhold its approval unreasonably.  If at any time any of the insurance policies shall be or become unsatisfactory to the Port Authority as to form or substance or if any of the carriers issuing such policies shall be or become unsatisfactory to the Port Authority, the Lessee shall promptly obtain a new and satisfactory policy in replacement, the Port Authority covenanting and agreeing not to act unreasonably hereunder.  If at any time the Port Authority so requests, a certified copy of each of said policies shall be made available by the Lessee to the Port Authority for inspection and reproduction at an office of the Lessee within the Port of New York District.

Section 12.            Damage to or Destruction of the Terminal

(a)           Removal of Debris.  If the Terminal or any part thereof, shall be damaged by fire, the elements, the public enemy or other casualty, the Lessee shall promptly remove all debris resulting from such damage from the Terminal, and to the extent, if any, that the removal of debris under such circumstances is covered by insurance, the proceeds thereof shall be made available to and be used by the Lessee for such purpose.

(b)           Minor Damage.  If the Terminal or any part thereof, shall be damage by fire, the elements, the public enemy or other casualty but not rendered untenantable or unusable for a period of ninety (90) days, the Terminal shall be repaired with due diligence in accordance with the plans and specifications for the Terminal as they existed prior to such damage by and at the expense of the Lessee and if such damage is covered by insurance the proceeds thereof shall be made available to and be used by the Lessee for that purpose.

(c)           Major Damage to or Destruction of the Terminal.  If the Terminal or any part thereof, shall be destroyed or so damaged by fire, the elements, the public enemy or other casualty as to be untenantable or unusable for ninety (90) days, or if within ninety (90) days after such damage or destruction the Lessee notifies the Port Authority in writing that in the Lessee’s opinion said Terminal, as the case shall be, will be untenantable or unusable for at least ninety (90) days then the Lessee shall proceed with due diligence to make the necessary repairs or replacements to restore the Terminal in accordance with the plans and specifications for the Terminal as the same existed prior to such damage or destruction; or with the approval in writing of the Port Authority make such other repairs, replacements or changes as may be desired by the Lessee.  If such destruction or damage was covered by insurance, the proceeds thereof shall be made available to and used by the Lessee for such restoration.

(d)           The obligation of the Lessee to repair or replace shall be limited to the amount of the insurance proceeds provided the Lessee has carried insurance to the extent and in accordance with Section 11 hereof entitled “Insurance”.  Any excess of the proceeds of insurance over the costs of the restoration shall be retained by the Port Authority.

(e)           The parties hereby stipulate that neither the provisions of Section 227 of the Real Property Law of New York nor those of any other similar statute shall extend or apply to this Agreement.

Section 13.            Indemnity and Liability Insurance

(a)           (1)           The Lessee shall indemnify and hold harmless the Port Authority, its Commissioners, officers, employees and representatives, from and against (and shall reimburse the Port Authority for the Port Authority’s costs and expenses including legal expenses, whether those of the Port Authority’s Law Department or otherwise, incurred in connection with the defense of) all claims and demands of third Persons including, but not limited to, claims and demands for death or personal injuries, or for property damages, arising out of a breach or default by the Lessee of any term or provision of this Agreement, or out of the use or occupancy of the Premises by the Lessee or by others with its consent, or out of any other acts or omissions of the Lessee, its officers, employees, guests, representatives, customers, contractors, invitees or business visitors on the Terminal, or arising out of the acts or omissions of the Lessee, its officers and employees elsewhere at the Airport (excepting only claims and demands arising from the sole negligence of the Port Authority), including claims and demands of the City of New York from which the Port Authority derives its rights in the Airport, for indemnification, arising by operation of law or through agreement of the Port Authority with the said City.

(2)           If so directed, the Lessee shall at its own expense defend any suit based upon any such claim or demand (even if such claim or demand is groundless, false or fraudulent), and in handling such it shall not, without obtaining express advance permission from the General Counsel of the Port Authority, raise any defense involving in any way the jurisdiction of the tribunal over the person of the Port Authority, the immunity of the Port Authority, its Commissioners, officers, agents or employees, the governmental nature of the Port Authority, or the provisions of any statutes respecting suits against the Port Authority.

(b)           (1)           In addition to the obligations set forth in paragraph (a) of this Section and all other insurance required under this Agreement, the Lessee during the term of this Agreement in its own name as insured and including the Port Authority as an additional insured including without limitation for premises-operations and completed operations, shall maintain and pay the premiums on a policy or policies of Commercial General Liability Insurance, including premises-operations, products, completed operations, liquor liability and covering bodily injury, including death, and property damage liability, broadened to include or equivalent separate policies covering aircraft liability, none of the foregoing to contain care, custody or control exclusions, and providing for coverage in the limits set forth below, and Commercial Automobile Liability Insurance covering owned, non-owned and hired vehicles and automatically covering newly acquired vehicles in not less than the minimum limit set forth below and in lieu of the foregoing requirements pertaining to care, custody or control exclusions Baggage Legal Liability Insurance providing for coverage in not less than the limit set forth below.  Each of the said policy or policies of insurance shall also provide or contain an endorsement providing that the protections afforded the Lessee thereunder with respect to any claim or action against the Lessee by a third Person shall pertain and apply with like effect with respect to any claim or action against the Lessee by the Port Authority and any claim or action against the Port Authority by the Lessee as though the Port Authority were a named insured but such endorsement shall not limit, vary, change, or affect the protection afforded the Port Authority thereunder as an additional insured.  In addition, the said policy or policies of Commercial General Liability Insurance shall also provide or contain a contractual liability endorsement covering the obligations assumed by the Lessee under paragraph (a) hereof, Section 1 hereof entitled “Letting”,  Section 29 hereof entitled “Removal of Property”, Section 30 hereof entitled “Brokerage”, Section 56 hereof entitled “Environmental Obligations”, Section 61 hereof entitled “Storage Tanks” and paragraph (d) of Section 62 hereof entitled “Non-Discrimination”.

Minimum Limits

Commercial General Liability Combined single limit per occurrence for death, bodily injury and property damage liability:	$100,000,000.00

Commercial Automobile Liability (covering owned, non-owned and hired vehicles) Combined single limit per occurrence for death, bodily injury and property damage liability:	$25,000,000.00

Baggage Legal Liability	$10,000,000.00

(2)           The Lessee shall also procure and maintain in effect, or cause to be procured and maintained in effect, Workers’ Compensation Insurance and Employer’s Liability Insurance in accordance with and as required by law and including coverage for asbestos exposure.

(3)           In addition to all other policies of insurance required under this Lease, the Lessee shall also procure and maintain throughout the term of the letting under this Lease (including any and all extensions) Business Interruption Insurance in such amounts as shall be at least sufficient to cover, and applicable to, all fees, charges and other payments that are payable by the Lessee to the Port Authority under this Lease for a period of not less than three (3) years for any business interruption loss or losses in business revenue that occur when the Terminal or any portion thereof, is unusable or is out of operation due to a fire or for any other risks or hazards that are normally covered under a standard form of “All Risk” policy.

(4)           Without limiting the provisions hereof, in the event the Lessee maintains the foregoing insurance in limits greater than aforesaid, the Port Authority shall be included therein as an additional insured to the full extent of all such insurance in accordance with the terms and provisions hereof.

(c)           Notwithstanding the foregoing, it is specifically understood and agreed that the Port Authority shall have the right upon notice to the Lessee given from time to time and at any time to require the Lessee to increase any or all of the foregoing limits to commercially reasonable amounts and the Lessee shall promptly comply therewith and shall promptly submit a certificate or certificates evidencing the same to the Port Authority.

(d)           As to the insurance required by the provisions of this Section and Section 2(c)(11) hereof entitled “Construction by the Lessee”, a certified copy of each of the policies or a certificate or certificates evidencing the existence thereof, or binders, shall be delivered to the Port Authority.  As to insurance required by this Section, delivery shall be made before the Effective Date and as to insurance required by Section 2(c)(11) hereof entitled “Construction by the Lessee”, delivery shall be made at least thirty (30) days prior to the commencement of any Construction Work.  In the event any binder is delivered, it shall be replaced within thirty (30) days by a certified copy of the policy or a certificate.  Each such copy or certificate shall contain a valid provision or endorsement that the policy may not be cancelled, terminated, changed or modified without giving fifteen (15) days’ written advance notice thereof to the Port Authority.  Each such copy or certificate shall contain an additional endorsement providing that the insurance carrier shall not, without obtaining express advance permission from the General Counsel of the Port Authority, raise any defense involving in any way the jurisdiction of the tribunal over the person of the Port Authority, the immunity of the Port Authority, its Commissioners, officers, agents or employees, the governmental nature of the Port Authority or the provisions of any statutes respecting suits against the Port Authority.  Any renewal policy shall be delivered to the Port Authority at least fifteen (15) days prior to the expiration of each expiring policy, except for any policy expiring after the date of expiration of the term of this Agreement.  The aforesaid insurance shall be written by a company or companies approved by the Port Authority, the Port Authority agreeing not to withhold its approval unreasonably.  If at any time any of the insurance policies shall be or become unsatisfactory to the Port Authority as to the form or substance or if any of the carriers issuing such policies shall be or become unsatisfactory to the Port Authority, the Lessee shall promptly obtain a new and satisfactory policy in replacement, the Port Authority covenanting and agreeing not to act unreasonably hereunder.  If the Port Authority at any time so requests, a certified copy of each of the policies shall be made available by the Lessee to the Port Authority for inspection and reproduction at an office of the Lessee within the Port of New York District.

Section 14.            Signs

(a)           Except with the prior written approval of the Port Authority, the Lessee shall not erect, maintain or display any signs or advertising at or on the exterior parts of the Terminal or in the Terminal so as to be visible from outside the Terminal or at or on any other portion of the Airport outside the Terminal.  Interior signs affecting public safety and security shall be in accordance with established Port Authority standards.

(b)           Upon the expiration or termination of the letting, the Lessee shall remove, obliterate or paint out, as the Port Authority may direct, any and all signs and advertising on the Terminal or elsewhere on the Airport and in connection therewith shall restore the portion of the Terminal and the Airport affected by such signs or advertising to the same condition as existing prior to the installation of such signs and advertising.  In the event of a failure on the part of the Lessee so to remove, obliterate or paint out each and every such sign or advertising and so to restore the Terminal and the Airport, the Port Authority may perform the necessary work and the Lessee shall pay the cost thereof to the Port Authority on demand.

Section 15.            Obstruction Lights

The Lessee shall install, maintain and operate at its own expense such obstruction lights on the Terminal as the Federal Aviation Administration may direct or as the General Manager of the Airport may reasonably direct, and shall energize such lights daily for a period commencing thirty (30) minutes before sunset and ending thirty (30) minutes after sunrise (as sunset and sunrise may vary from day to day throughout the year) and for such other period as may be directed or requested by the control tower of the Airport.

Section 16.            Additional Rent and Charges

If the Port Authority has paid any sum or has incurred any obligations or expenses (including without limitation payments to third Persons and internal Port Authority costs and expenses) which the Lessee has agreed to pay or reimburse the Port Authority for or if the Port Authority is required or elects to pay any sum or sums or incurs any obligations or expense (including without limitation payments to third Persons and internal Port Authority costs and expenses)  by reason of the failure, neglect or refusal of the Lessee to perform or one or more of the conditions, covenants or agreements contained in this Agreement or as a result of an act or omission of the Lessee contrary to the said conditions, covenants and agreements, the Lessee agrees to pay the sum or sums so paid or the expense so incurred, including all interest, costs, damages and penalties, and the same may be added to any installment of rent thereafter due hereunder, and each and every part of the same shall be and become additional rent, recoverable by the Port Authority in the same manner and with like remedies as if it were originally a part of the rent as set forth in Section 4 hereof entitled “Rental”.

Section 17.            Rights of Entry Reserved

(a)           The Port Authority, by its officers, employees, agents, representatives and contractors shall have the right at all reasonable times to enter upon the Premises for the purpose of inspecting the same, for observing the performance by the Lessee of its obligations under this Agreement, and for the doing of any act or thing which the Port Authority may be obligated or have the right to do under this Agreement or otherwise.

(b)           Without limiting the generality of the foregoing, the Port Authority, by its officers, employees, agents, representatives, and contractors, and furnishers of utilities and other services, shall have the right, for its own benefit, for the benefit of the Lessee, or for the benefit of others than the Lessee at the Airport, to maintain existing and future utility, mechanical, electrical and other systems and to enter upon the Terminal at all reasonable times to make such repairs, replacements or alterations as may, in the opinion of the Port Authority, be deemed necessary or advisable and, from time to time, to construct or install over, in or under the Terminal new systems or parts thereof, and to use the Terminal for access to other parts of the Airport otherwise not conveniently accessible; provided, however, that in the exercise of such rights of access, repair, alteration or new construction the Port Authority shall not unreasonably interfere with the use and occupancy of the Terminal by the Lessee.

(c)           (1)           Further, without limiting the generality of this Section, the Port Authority, by its officers, employees, agents, representatives and contractors and furnishers of service shall have the right, for its own benefit, for the benefit of the Lessee, or for the benefit of others than the Lessee at the Airport to maintain the portions of the Distribution Portion of the System, the Traffic Systems and the Cogeneration Facility located under or on the Terminal and to enter upon the Terminal at all times to make such repairs, replacements or alterations to the Distribution Portion of the System, the Traffic Systems and the Cogeneration Facility as may, in the opinion of the Port Authority, be deemed necessary or desirable and, from time to time to construct or install over, in or under the Terminal additions or extensions to said Distribution Portion of the System, the Traffic Systems and the Cogeneration Facility; provided, however, that in the exercise of such rights of access, repair, alteration or new construction the Port Authority shall not unreasonably interfere with the use and occupancy of the Premises by the Lessee pursuant to the provisions of this Agreement.

(2)           Neither the Distribution Portion of the System, the AirTrain, the Traffic Systems or the Cogeneration Facility nor any part of any of the foregoing shall be or be deemed to be a part of the Premises under the Lease.

(d)           In the event that any property of the Lessee shall obstruct the access of the Port Authority, its employees, agents or contractors to any of the existing or future utility, mechanical, electrical and other systems, the foregoing to include without limitation the Distribution Portion of the System, the AirTrain, the Traffic Systems and the Cogeneration Facility, and thus shall interfere with the inspection, maintenance or repair of any such system, the Lessee shall move such property, as directed by the Port Authority, in order that the access may be had to the system or part thereof for its inspection, maintenance or repair, and, if the Lessee shall fail to so move such property after direction from the Port Authority to do so, the Port Authority may move it and the Lessee hereby agrees to pay the cost of such moving upon demand.

(e)           Nothing in this Section shall or shall be construed to impose upon the Port Authority any obligations so to construct or maintain or to make repairs, replacements, alterations or additions, or shall create any liability for any failure so to do.  The Lessee is and shall be in exclusive control and possession of the Premises and the Port Authority shall not in any event be liable for any injury or damage to any property or to any Person happening on or about the Premises nor for any injury or damage to the Premises nor to any property of the Lessee or of any other Person located in or thereon (other than those occasioned by the affirmative acts of the Port Authority, its employees, agents and representatives).

(f)            At any time and from time to time during ordinary business hours within the six (6) months immediately preceding the expiration of the letting, the Port Authority, for and by its agents and employees, whether or not accompanied by prospective lessees, occupiers or users of the Premises and/or the Terminal, shall have the right to enter thereon for the purpose of exhibiting and viewing all parts of the same.

(g)           If, during the last month of the letting, the Lessee shall have removed all its property from the Premises, the Port Authority may immediately enter and alter, renovate and redecorate the Premises and if, during the last month of the letting, the Lessee shall have removed substantially all its property from the Premises, the Port Authority, upon receipt of the Lessee’s written approval, may immediately enter and alter, renovate and redecorate the Premises.

(h)           The exercise of any or all of the foregoing rights by the Port Authority or others shall not be or be construed to be an eviction of the Lessee nor be made the grounds for any abatement of rental nor any claim or demand for damages, consequential or otherwise.

Section 18.            Condemnation

(a)           In any action or other proceeding by any governmental agency or agencies for the taking for a public use of any interest in all or part of the Premises, or in case of any deed, lease or other conveyance in lieu thereof (all of which are in this Section referred to as a “Taking”), the Lessee shall not be entitled to assert any claim to any compensation, award or part thereof made or to be made therein or therefor or any claim to any consideration or rental or any part thereof paid therefor, or to institute any action or proceeding or to assert any claim against such agency or agencies or against the Port Authority for or on account of any such Taking (except the possible claim to an award for loss of the Lessee’s removable fixtures), it being understood and agreed between the Port Authority and the Lessee that the Port Authority shall be entitled to all compensation or awards made or to be made or paid, and all such consideration or rental, free of any claim or right of the Lessee.

(b)           In the event that all or any portion of the Premises is required by the Port Authority to comply with any present or future governmental law, rule, regulation, requirement, order or direction, the Port Authority may by notice given to the Lessee terminate the letting with respect to all or such portion of the Premises so required.  If the Port Authority so elects to terminate all or such portion of the Premises so required it shall give the Lessee written notice to such effect.  Such termination shall be effective on the date specified in the notice.  The Lessee hereby agrees to deliver possession of all or such portion of the Premises so required upon the effective date of such termination in the same condition as that required for the delivery of the Premises upon the date originally fixed by this Agreement for the expiration of the term of the letting.  No Taking by or conveyance to any governmental authority as described in paragraph (a) of this Section, nor any delivery by the Lessee nor Taking by the Port Authority pursuant to this paragraph, shall be or be construed to be an eviction of the Lessee or a breach of this Agreement or to be made the basis of any claim by the Lessee against the Port Authority for damages, consequential or otherwise.

(c)           In the event that the Taking covers the entire Premises, or in the event that the letting is terminated with respect to the entire Premises pursuant to paragraph (b) of this Section, then this Agreement shall, as of the date possession is taken by such agency or agencies from the Port Authority, or as of the effective date of such termination, cease and determine in the same manner and with the same effect as if the date were the original date of expiration hereof.

(d)           In the event that the Taking covers a part only of the Premises, or in the event that the letting is terminated pursuant to paragraph (b) of this Section with respect to a part only of the Premises, then the letting as to such part shall, as of the date possession thereof is taken by such agency or agencies, or as of the effective date of such termination, cease and determine in the same manner and with the same effect as if the term of the letting had on that date expired, and the rentals shall be abated as hereinbefore provided in Section 4 hereof.

(e)           In the event that the Taking covers only a Material Part (as hereinafter defined) of the Premises, then the Lessee and the Port Authority shall each have an option exercisable by notice given within ten (l0) days after the effective date of such Taking to terminate the letting hereunder with respect to the Premises not taken, as of the date of such Taking, and such termination shall be effective as of the date of such Taking were the original date of expiration hereof.  If the letting of the entire Premises is not terminated, the settlement or abatement of rentals after the date possession is taken by the body having a superior power of eminent domain shall be in accordance with Section 4 hereof.

(f)            As used in this Section with reference to the Premises “Material Part” shall mean such a part of the Premises that the Lessee cannot continue to carry on its normal operations hereunder without using such part.

Section 19.            Assignment and Sublease

(a)           Except as set forth in paragraph (c) of this Section, the Lessee covenants and agrees that it will not sell, convey, transfer, mortgage, pledge or assign this Agreement or any part thereof, or any rights created thereby or the letting thereunder or any part thereof without the prior written consent of the Port Authority.

(b)           (1)           The Lessee shall not sublet the Premises or any part thereof, without the prior written consent of the Port Authority.

(2)           (i)            “Affiliated Scheduled Aircraft Operator” shall mean a corporation that is a Scheduled Aircraft Operator and all of the stock of such Scheduled Aircraft Operator is owned by the Lessee.

(ii)           Notwithstanding any provision of this Lease and in addition thereto, and without the requirement for any permit, consent to sublease or other use agreement from the Port Authority, the Port Authority hereby grants its consent to the use of the Premises by an Affiliated Scheduled Aircraft Operator, such use being without payment of the Port Authority fees for such use, in accordance with the terms and conditions of the Lease for so long as the Affiliated Scheduled Aircraft Operator is a wholly-owned subsidiary of the Lessee by virtue of the fact that the Lessee is the absolute and unconditional owner of all the issued and outstanding capital stock of said Affiliated Scheduled Aircraft Operator.  In the event said Affiliated Scheduled Aircraft Operator shall cease to be a wholly-owned subsidiary of the Lessee, the Lessee shall immediately so inform the Port Authority and thereafter a document or documents shall be prepared by the Port Authority and sent to the Lessee for execution by the Lessee and said Affiliated Scheduled Aircraft Operator which document(s) shall include, among other things, the right of said Affiliated Scheduled Aircraft Operator to continue to use the Premises on the terms and conditions of the Lease, and the joint and several obligation of the Lessee and said Affiliated Scheduled Aircraft Operator to pay to the Port Authority the then appropriate Port Authority fees therefore.

(iii)        It is specifically understood and agreed that any sublease or other agreement or arrangement (hereinafter called the “Affiliated Scheduled Aircraft Operator Arrangement”) covering an Affiliated Scheduled Aircraft Operator’s use and/or occupancy of the Premises shall be for a term expiring no later than the day before the expiration date of this Agreement and shall provide that the portion of the Premises to be used by the Affiliated Scheduled Aircraft Operator shall be used solely for the purposes set forth in Section 5 hereof.  Each Affiliated Scheduled Aircraft Operator Arrangement shall also provide, in accordance with Section 49 hereof, that the term of the Affiliated Scheduled Aircraft Operator Arrangement shall immediately terminate and Affiliated Scheduled Aircraft Operator shall become a tenant at sufferance in the event of a termination of the term of the Lease and the Lessee becomes a holdover tenant on a month-to-month periodical tenancy pursuant to said Section 49 or otherwise.

(iv)        Without limiting any rights or remedies of the Port Authority or obligations of an Affiliated Scheduled Aircraft Operator, the Lessee hereby assumes all risks and responsibilities for each Affiliated Scheduled Aircraft Operator’s operations at the Airport including without limitation the payment of fees and charges payable by said Affiliated Scheduled Aircraft Operator to the Port Authority and the Lessee hereby agrees that all acts and omissions of said Affiliated Scheduled Aircraft Operator at the Airport shall be and be deemed to be acts and omissions of the Lessee.  Without limiting the generality of the foregoing or any other term or provision of this Agreement, the failure of an Affiliated Scheduled Aircraft Operator to comply with any agreement, term, covenant or condition of the Lease shall be and be deemed to be a failure of the Lessee to have complied with such agreement, term, covenant or condition and further the Lessee shall indemnify and hold harmless the Port Authority, its Commissioners, officers, employees and representatives, from and against (and shall reimburse the Port Authority for the Port Authority’s costs and expenses, whether those of the Port Authority’s Law Department or otherwise, including legal expenses incurred in connection with the defense of) all claims and demands of third Persons including but not limited to claims and demands for death or personal injuries, or for property damages, arising out of a breach or default of any term or provision of this Agreement by each Affiliated Scheduled Aircraft Operator, or out of the use or occupancy of the Premises by each Affiliated Scheduled Aircraft Operator or by others with its consent, or out of any other acts or omissions of each Affiliated Scheduled Aircraft Operator, its officers, employees, guests, representatives, customers, contractors, invitees or business visitors on the Premises, or arising out of the acts or omissions of each Affiliated Scheduled Aircraft Operator, its officers and employees elsewhere at the Airport, including claims and demands of the City of New York, from which the Port Authority derives its rights in the Airport, for indemnification, arising by operation of law or through agreement of the Port Authority with the said City.  If so directed, the Lessee shall at its own expense defend any suit based upon any such claim or demand (even if such suit, claim or demand is groundless, false or fraudulent), and in handling such it shall not, without obtaining express advance permission from the General Counsel of the Port Authority, raise any defense involving in any way the jurisdiction of the tribunal over the person of the Port Authority, the immunity of the Port Authority, its Commissioners, officers, agents or employees, the governmental nature of the Port Authority or the provision of any statutes respecting suits against the Port Authority.

(c)           If without the prior written consent of the Port Authority, the Lessee assigns, sells, conveys, transfers, mortgages, pledges or sublets in violation of paragraphs (a) or (b) of this Section or if the Premises are occupied by anybody other than the Lessee, the Port Authority may collect rent from any assignee, sublessee or anyone who claims a right under this Agreement or letting or who occupies the Premises, and the Port Authority shall apply the net amount collected to the rental herein reserved; but no such collection shall be deemed a waiver by the Port Authority of the covenants contained in paragraphs (a) and (b) of this Section or an acceptance by the Port Authority of any such assignee, sublessee, claimant or occupant as Lessee, nor a release of the Lessee by the Port Authority from the further performance by the Lessee of the covenants contained herein.

(d)           Any consent granted by the Port Authority to any assignment or subletting to any sublease pursuant to the provisions hereof shall not be construed or deemed to release, relieve or discharge any succeeding assignee, successor or transferee of the Lessee or any other Person claiming any right, title or interest in this Agreement from the requirement of obtaining the prior written consent of the Port Authority in the event it wishes to sell, convey, transfer, mortgage, pledge, sublet or assign this Agreement or any part thereof, or any rights created thereby or the letting hereunder or any part thereof, or any rights created thereby without such prior written consent of the Port Authority.

(e)           The Port Authority shall not assign or otherwise transfer this Lease or any of its rights hereunder (i) to any private Person without written consent duly executed by the Lessee; or (ii) to the City of New York, unless the City of New York at the time of such assignment or transfer assumes the obligations of the Port Authority under this Lease.

(f)            The Lessee shall not use or permit any Person to use the Premises or any portion thereof for any purpose other than the purposes stated in Section 5 hereof entitled “Use of Premises”.  Except as provided in this Agreement or otherwise permitted in writing by the Port Authority, the Lessee shall not permit the Premises to be used or occupied by any Person other than its own officers, employees, passengers, contractors and representatives.

Section 20.            Termination by the Port Authority

(a)           If any one or more of the following events shall occur, that is to say:

(1)           The Lessee shall become insolvent or shall take the benefit of any present or future insolvency statute, or shall make a general assignment for the benefit of creditors, or file a voluntary petition in bankruptcy or a petition or answer seeking an arrangement or its reorganization or the readjustment of its indebtedness under the federal bankruptcy laws or under any other law or statute of the United States or of any state thereof, or consent to the appointment of a receiver, trustee, or liquidator of all or substantially all of its property; or

(2)           By order or decree of a court the Lessee shall be adjudged bankrupt or an order shall be made approving a petition filed by any of its creditors or by any of the stockholders of the Lessee, seeking its reorganization or the readjustment of its indebtedness under the federal bankruptcy laws or under any law or statute of the United States or any state thereof, provided that if any such judgment, order or degree is stayed or vacated within sixty (60) days after the entry thereof, any notice of cancellation shall be and become null, void and of no effect; or

(3)           By or pursuant to, or under authority of any legislative act, resolution or rule, or any order or decree of any court or governmental board, agency or officer having jurisdiction, a receiver, trustee, or liquidator shall take possession or control of all or substantially all of the property of the Lessee, and such possession or control shall continue in effect for a period of sixty (60) days; or

(4)           The Lessee shall voluntarily abandon, desert or vacate the Premises or discontinue its operations at the Airport, or after exhausting or abandoning any right of further appeal, the Lessee because of an act or omission of the Lessee, shall be prevented for a period of thirty (30) days by action of any Governmental Agency other than the Port Authority having jurisdiction thereof, from conducting its operations at the Airport; or

(5)           Any lien is filed against the Terminal because of any act or omission of the Lessee and shall not be removed, discharged or bonded within thirty (30) days after the Lessee has received notice thereof; or

(6)           The letting hereunder or the interest or estate of the Lessee under this Agreement shall be transferred directly by the Lessee or shall pass to or devolve upon, by operation of law or otherwise, any other Person, firm or corporation; or

(7)           A petition under any part of the federal bankruptcy laws or an action under any present or future insolvency law or statute shall be filed against the Lessee and shall not be dismissed within ninety (90) days after the filing thereof; or

(8)           If a corporation, shall, without the prior written approval of the Port Authority, become a possessor or merged corporation in a merger, a constituent corporation in a consolidation, or a corporation in dissolution; or

(9)           The Lessee shall fail duly and punctually to pay the rentals or to make any other payment required hereunder when due to the Port Authority and shall continue in its failure to pay rentals or to make any other payments required hereunder for a period of twenty (20) days after receipt of notice by it from the Port Authority to make such payments; or

(10)         The Lessee shall fail to keep, perform and observe each and every other promise, covenant and agreement set forth in this Agreement on its part to be kept, performed, or observed, within thirty (30) days after receipt of notice of default thereunder from the Port Authority (except where fulfillment of its obligation requires activity over a period of time, and the Lessee shall have commenced to perform whatever may be required for fulfillment within thirty (30) days after receipt of notice and continues such performance without interruption except for causes beyond its control);

then upon the occurrence of any such event or at any time thereafter during the continuance thereof, the Port Authority may upon twenty (20) days’ notice terminate the rights of the Lessee hereunder and the letting, such termination to be effective upon the date specified in such notice.  Such right of termination and the exercise thereof shall be and operate as a conditional limitation.

(b)           The rights of termination described above shall be in addition to any other rights of termination provided in this Agreement and in addition to any rights and remedies that the Port Authority would have at law or in equity consequent upon any breach of this Agreement by the Lessee, and the exercise by the Port Authority of any right of termination shall be without prejudice to any other such rights and remedies.

(c)           No failure by the Port Authority to insist upon the strict performance of any agreement, term, covenant or condition of the Lease or to exercise any right or remedy consequent upon a breach or default thereof, and no extension, supplement or amendment of the Lease during or after a breach thereof, unless expressly stated to be a waiver, and no acceptance by the Port Authority of rentals, fees, charges or other payments in whole or in part after or during the continuance of any such breach or default, shall constitute a waiver of any such breach or default of such agreement, term, covenant or condition.  No agreement, term, covenant or condition of the Lease to be performed or complied with by the Lessee, and no breach or default thereof, shall be waived, altered or modified except by a written instrument executed by the Port Authority.  No waiver by the Port Authority of any default or breach on the part of the Lessee in performance of any agreement, term, covenant or condition of this Lease shall affect or alter the Lease, but each and every agreement, term, covenant and condition thereof shall continue in full force and effect with respect to any other then existing or subsequent breach or default thereof.

Section 21.            Rights of Re-entry

The Port Authority shall, as an additional remedy upon the giving of a notice of termination as provided in Section 20 hereof entitled “Termination by the Port Authority” or any other Section hereof, have the right to re-enter the Premises and every part thereof upon the effective date of termination without further notice of any kind, and may regain and resume possession either with or without the institution of summary or any other legal proceedings or otherwise.  Such re-entry, or regaining or resumption of possession, however, shall not in any manner affect, alter or diminish any of the obligations of the Lessee under this Agreement, and shall in no event constitute an acceptance of surrender.

Section 22.            Waiver of Redemption

The Lessee hereby waives any and all rights to recover or regain possession of the Premises and all rights of redemption, granted by or under any present or future law in the event it is evicted or dispossessed for any cause, or in the event the Port Authority obtains possession of the Premises in any lawful manner.

Section 23.            Survival of the Obligations of the Lessee

(a)           In the event that the letting shall have been terminated in accordance with a notice of termination as provided in Section 20 hereof entitled “Termination by the Port Authority”, or the interest of the Lessee canceled pursuant thereto, or in the event that the Port Authority has re-entered, regained or resumed possession of the Premises in accordance with the provisions of Section 21 hereof entitled “Right of Re-entry”, all the obligations of the Lessee under this Agreement shall survive such termination or cancellation, or re-entry, regaining or resumption of possession and shall remain in full force and effect for the full term or the letting under this Agreement, and the amount or amounts of damages or deficiency shall become due and payable to the Port Authority to the same extent, at the same time or times and in the same manner as if no termination, cancellation, re-entry, regaining or resumption of possession had taken place.  The Port Authority may maintain separate actions each month to recover the damage or deficiency then due or at its option and at any time may sue to recover the full deficiency less the proper discount, for the entire unexpired term.

(b)           The amount of damages for rentals for the period of time subsequent to termination or cancellation (or re-entry, regaining or resumption of possession) shall be the sum of the following:

(1)           The amount of the total of all annual Building Rental, less the installments thereof payable prior to the effective date of termination except that the credit to be allowed for the installments payable on the first day of the month in which the termination is effective shall be prorated for the part of the month the letting remains in effect on the basis of the actual number of days in said month; and

(2)           The amount of the total of all Ground Rental, less the installments thereof payable prior to the effective date of termination except that the credit to be allowed for the installments payable on the first day of the month in which the termination is effective shall be prorated for the part of the month the letting remains in effect on the basis of the actual number of days in said month; and

(3)           The amount of the Additional Rental payable subsequent to the day on which the termination is effective; and

(4)           The amount of the total of all Additional Gate Rentals, less the installments thereof payable prior to the effective date of termination except that the credit to be allowed for the installments payable on the first day of the month in which the termination is effective shall be prorated for the part of the month the letting remains in effect on the basis of the actual number of days in said month; and

(5)           On account of the Lessee’s obligations to pay the Cost of Assumable Maintenance and Repair set forth in Section 53 hereof entitled “Assumption of Maintenance and Repair of the Terminal by the Port Authority”, an amount equal to the total sum of the Capital Cost under said Section 53 hereof less the amount thereof payable prior to the effective date of termination; and

(6)           On account of the Lessee’s obligations to pay the Costs of the Condition Survey set forth in Section 54 hereof entitled “Joint Periodic Condition Survey”, an amount equal to the Costs of the Condition Survey under said Section 54 hereof less the amount thereof payable prior to the effective date of termination; and

(7)           An amount equal to all expenses reasonably incurred by the Port Authority in connection with such termination, cancellation, re-entry, regaining or resumption of possession, the restoration of the Premises (on failure of the Lessee to have restored), the reletting of the Premises, the care and maintenance of the Terminal during any period of vacancy of the Premises, the foregoing to include without limitation, legal expenses (including but not limited to the cost to the Port Authority of in-house legal services), brokerage fees and commissions, repairing and altering the Premises and putting the Premises in order (such as but not limited to cleaning and decorating the Premises).

Section 24.            Reletting by the Port Authority

The Port Authority upon termination or cancellation pursuant to Section 20 hereof entitled “Termination by the Port Authority”, or upon any re-entry, regaining or resumption of possession pursuant to Section 21 hereof entitled “Right of Re-entry”, may occupy the Premises or may relet the Premises, and shall have the right to permit any Persons, firm or corporation to enter upon the Premises and use the same.  Such reletting may be of part only of the Premises or a part thereof together with other space, and for a period of time the same as or different from the balance of the term hereunder remaining, and on terms and conditions the same as or different from those set forth in this Agreement.  The Port Authority shall also, upon termination or cancellation pursuant to the said Section 20, or upon its re-entry, regaining or resumption of possession pursuant to the said Section 21, have the right to repair or to make structural or other changes in the Premises, including changes which alter the character of the Premises and the suitability thereof for the purpose of the Lessee under this Agreement, without affecting, altering or diminishing the obligations of the Lessee hereunder.  In the event either of any reletting or of any actual use and occupancy by the Port Authority (the mere right of the

Port Authority to use and occupy not being sufficient however) there shall be credited to the account of the Lessee against its survived obligations hereunder any net amount remaining after deducting from the amount actually received from any lessee, licensee, permittee or other occupier in connection with the use of the said Premises or portion thereof during the balance of the letting as the same is originally stated in this Agreement, or from the market value of the occupancy of such portion of the Premises as the Port Authority may during such period actually use and occupy, all expenses, costs and disbursements incurred or paid by the Port Authority in connection therewith.  No such reletting shall be or be construed to be an acceptance of a surrender.

Section 25.            Remedies to be Non-Exclusive

All remedies provided in this Agreement shall be deemed cumulative and additional and not in lieu of or exclusive of each other or of any other remedy available to the Port Authority or to the Lessee at law or in equity, and the exercise of any remedy, or the existence herein of other remedies or indemnities shall not prevent the exercise of any other remedy.

Section 26.            Surrender

The Lessee covenants and agrees to yield and deliver peaceably to the Port Authority possession of the Premises on the date of cessation of the letting, whether such cessation be by termination, expiration or otherwise, promptly and in good condition.

Section 27.            Acceptance of Surrender of Lease

No agreement of surrender or to accept a surrender shall be valid unless and until the same shall have been reduced to writing and signed by the duly authorized representatives of the Port Authority and of the Lessee.  Except as expressly provided in this Section, neither the doing of, nor any omission so to do, any act or thing, by any of the officers, agents or employees of the Port Authority, shall be deemed an acceptance of a surrender of the letting or of this Agreement.

Section 28.            Effect of Basic Lease

(a)           The letting shall, in any event, terminate with the termination or expiration of the Basic Lease with the City of New York which covers the Premises, such termination to be effective on such date and to have the same effect as if the term of the letting had on that date expired.  The rights of the Port Authority in the Premises are those granted to it by the Basic Lease, and no greater rights are granted or intended to be granted to the Lessee than the Port Authority has power thereunder to grant.

(b)           The Port Authority covenants that, during the term of this Agreement, the Port Authority will not take any action which would amount to or have the effect of canceling, surrendering or terminating the Basic Lease prior to the date specified in the Basic Lease for its expiration or would in any manner deprive the Lessee of any of its rights, licenses or privileges under this Agreement.

(c)           Nothing herein contained shall prevent the Port Authority from entering into an agreement with the City of New York pursuant to which the Basic Lease is surrendered, cancelled or terminated provided that the City of New York, at the time of such agreement, assumes in writing the obligations of the Port Authority under this Agreement.

(d)           Nothing contained in this Agreement shall be deemed a waiver by the Lessee of any of its rights, licenses or privileges under this Agreement in the event that the Basic Lease should be surrendered, cancelled or terminated prior to the date specified in the Basic Lease for its expiration.

Section 29.            Removal of Property

(a)           Except as set forth in paragraph (b) of this Section, all personal property (including trade fixtures) installed by the Lessee in or on the Terminal, shall be deemed to be and remain the property of the Lessee (which personal property exclusive of the Operating Terminal Property, as hereinafter defined, is hereinafter called the “Lessee’s Personal Property”).  All of the Lessee’s Personal Property, provided that the Lessee shall install suitable replacements therefor if such property is necessary to operate the Terminal in accordance with the terms and provisions hereof, may at the Lessee’s option be removed by the Lessee from the Terminal at any time during the term of the letting hereunder.  Furthermore, notwithstanding the previous sentence, all of the Lessee’s Personal Property shall, unless otherwise agreed in writing by the parties hereto, be removed by the Lessee on or before the expiration or other termination of the term of the letting hereunder. Any of the Lessee’s Personal Property, except for the Existing Tanks (as defined in Section 61 hereof entitled “Storage Tanks”), remaining on the Terminal thereafter shall be deemed abandoned by the Lessee.  Without limiting any other term or provision of this Agreement, the Lessee shall indemnify and hold harmless the Port Authority, its Commissioners, officers, agents, employees and contractors from all claims of third Persons arising out of the Port Authority’s removal and disposition of property so abandoned by the Lessee, including claims for conversion, claims for loss of or damage to the Lessee’s Personal Property, claims for injury to Persons (including death), and claims for any other damages, consequential or otherwise.

(b)           Notwithstanding the foregoing or any term or condition set forth in Section 14 of this Agreement to the contrary, the Lessee shall not remove from the Terminal any jet bridges, baggage handling systems or equipment, counters, scales, lounge furniture or signs which are generic to the Terminal (all of the foregoing property being herein referred to at the “Operating Terminal Property”), whether or not installed by the Lessee, except with the prior written approval of the Port Authority and in accordance with any requirements set forth in such approval.

Section 30.            Brokerage

Each party represents and warrants to the other that no real estate broker has been concerned on its behalf in the negotiation of this Agreement and that there is no real estate broker who is or may be entitled to be paid a commission in connection therewith.  Each party shall indemnify and save harmless the other party of and from any claim for commission or brokerage made by any and all Persons, firms or corporations whatsoever for services rendered on behalf of the indemnifying party in connection with the negotiation and execution of this Agreement.

Section 31.            Limitation of Rights and Privileges Granted

(a)           No greater rights or privileges with respect to the use of the Premises or any part thereof are granted or intended to be granted to the Lessee by this Agreement, or by any provision thereof, than the rights and privileges expressly and specifically granted hereby.

(b)           The Premises are let to the Lessee and the Lessee takes the same subject to all the following: (i) easements, restrictions, reservations, covenants and agreements, if any, to which the Premises are subject, rights of the public in and to any public street, (ii) rights, if any, of any enterprise, public or private which is engaged in furnishing heating, lighting, power, telegraph, telephone, steam, or transportation services and of the City and State of New York and (iii) permits, licenses, regulations and restrictions, if any, of the United States, the City of New York or State of New York or other Governmental Authority.

Section 32.            Notices

Except where expressly required or permitted herein to be oral, all notices, directions, requests, consents and approvals required to be given to or by either party shall be in writing, and all such notices and requests shall be personally delivered to the duly designated officer or representative of such party or delivered to the office of such officer or representative during regular business hours, or forwarded to him or to the party at such address by certified or registered mail.  The Lessee shall from time to time designate in writing an office within the Port of New York District and an officer or representative whose regular place of business is at such office upon whom notices and requests may be served.  Until further notice, the Port Authority hereby designates its Executive Director, and the Lessee designates George Sauer, Vice President Corporate Real Estate as their officers upon whom notices and requests may be served, and the Port Authority designates its office at 225 Park Avenue South, New York, New York 10003, and the Lessee designates its office at 118-29 Queens Boulevard, Forest Hills, New York 11375, as their respective offices where notices and requests may be served.  If mailed, the notices herein required to be served shall be deemed effective and served as of the date of the certified or registered mailing thereof.

Section 33.            Other Construction by the Lessee

(a)           The Lessee shall not erect any structures, make any improvements or do any other construction work on the Terminal or alter, modify, or make additions or improvements to any structure now existing or built at any time during the letting, or install any fixture (other than trade fixtures, removable without material damage to the freehold, any such damage to be immediately repaired by the Lessee) without the prior written approval of the Port Authority.  In the event any construction, improvement, alteration, modification or addition, is made without such prior written approval of the Port Authority, then upon reasonable notice so to do, the Lessee will remove the same, or at the option of the Port Authority cause the same to be changed to the satisfaction of the Port Authority.  In case of any failure on the part of the Lessee to comply with such notice, the Port Authority may effect the removal or change and the Lessee shall pay the cost thereof to the Port Authority.  In addition all Construction Work shall be performed in accordance with the terms and conditions of Section 2 hereof.

(b)           Without limiting the generality of the foregoing paragraph the Lessee acknowledges and agrees that all Notes and their associated reference lines set forth on Exhibit 1.1 to the Lease shall not constitute or be deemed to constitute or imply that approval of the Port Authority will be granted to any proposed construction by the Lessee nor shall the same grant or be deemed to grant any right or permission to the Lessee now or in the future to erect any structures, make any improvements or do any other construction work in the Terminal, including but not limited to paving, or to alter, modify or make additions, improvements or repairs to or replacements of, any structure now existing or built at any time during the letting or install any fixtures on the Terminal, including but not limited to paving, and that the provisions of the foregoing paragraph of this Section shall be read and construed as if there were no Notes on Exhibit 1.1 and their associated reference lines, which were placed on such Exhibit solely and exclusively for the benefit of the Port Authority.

(c)           Notwithstanding the obligation of maintenance imposed upon the Lessee by the provisions of Section 10 hereof, the Lessee shall not make any repairs or replacements (except emergency repairs or replacements) unless and until it has first obtained an approved Port Authority alteration application for such repairs or replacements which shall then be performed in full accordance with the terms of said alteration application.

Section 34.            Place of Payments

All payments required of the Lessee by this Agreement shall be made to the Port Authority, P.O. Box 17309, Newark, New Jersey 07194, or to such other address, office or location as may be substituted therefor by the Port Authority by notice to the Lessee from time to time.

Section 35.            Construction and Application of Terms

(a)           The Section and paragraph headings, if any, in this Agreement, are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of any provision hereof.

(b)           Unless otherwise expressly specified, the terms, provisions and obligations contained in the Exhibits and Schedules attached hereto, whether there set out in full or as amendments of, or supplements to provisions elsewhere in the Agreement stated, shall have the same force and effect as if herein set forth in full.

(c)           If any clause, provision or section of this Agreement shall be ruled invalid by any court of competent jurisdiction, the invalidity of such clause, provision or section shall not affect any of the remaining provisions hereof.

(d)           The fact that certain of the terms and provisions hereunder are expressly stated to survive the expiration or termination of the letting hereunder does not mean nor shall be construed to mean that those provisions hereunder which are not expressly stated to survive shall terminate or expire on the expiration or termination of the letting hereunder and do not survive such termination or expiration.

(e)           The parties agree that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applicable to the interpretations of this Agreement or any amendments, addenda or supplements hereto or any Exhibits or Schedules hereto.

Section 36.            Non-liability of Individuals

No Commissioner, director, officer, agent or employee of either party shall be charged personally or held contractually liable by or to the other party under any term or provision of this Agreement or of any supplement, modification or amendment to this Agreement or because of any breach thereof, or because of its or their execution or attempted execution.

Section 37.            Abatement

If the Port Authority shall, for safety or other reasons, prohibit the use of the Public Landing Area at the Airport or of any substantial part thereof for foreign or domestic scheduled air transport operations for a period covering more than sixty (60) consecutive days and the Lessee shall thereby be prevented from conducting those operations at the Airport enumerated in Section 5 hereof entitled “Use of Premises”, then upon the occurrence of such event, the Lessee at its option shall be entitled to abatement of rental during such period of prohibition and prevention.  In the event that the Lessee shall exercise such option the Lessee shall be deemed to have released and discharged the Port Authority of and from all claims and rights which the Lessee may have hereunder arising out of or consequent upon such closing and the subsequent interrupted use of such Public Landing Area or part thereof during the period of prohibition.

Section 38.            Services to the Lessee

Except as provided in this Section 38, the Port Authority shall not be obligated to perform or furnish any services or utilities whatsoever in connection with this Lease or the use and occupancy of the Terminal.

(a)           The Port Authority shall sell, furnish and supply to the Lessee for use on the Terminal and the Lessee agrees to take from the Port Authority and pay for electricity of the same voltage, phase and cycle as supplied to the Terminal by the public utility in the vicinity, but limited however, to serve a maximum of the installed transformer capacity serving each portion of the Terminal on the Effective Date, at the same charge which would be made by such public utility for the same quantity under the same conditions and in the same service classification but in no event less than an amount that would reimburse the Port Authority for its cost of obtaining and supplying electricity to the Lessee hereunder; charges shall be payable by the Lessee when billed and the quantity of electricity consumed shall be measured by the meter or meters installed for the purpose; provided,  however, that if for any reason any meter or meters fail to record the consumption of electricity, the consumption during the period such meter or meters are out of service will be considered to be the same as the consumption for a like period either immediately before or after the interruption as elected by the Port Authority.  The Port Authority shall not discontinue the supply of electricity except upon fifteen (15) days’ notice to the Lessee and unless a supply of electricity of the same voltage, phase and cycle (subject to the KVA limitation aforesaid) shall be available from another supplier and upon any such discontinuance the Lessee shall be at liberty to contract or otherwise arrange for the supply of such current after the expiration of said fifteen (15) days from any other Person, firm or corporation.  The Port Authority shall install the appropriate meters.

(b)           The Port Authority agrees to sell, furnish and supply to the Lessee for use on the Terminal cold water (of the character furnished by the City of New York) in reasonable quantities through existing pipes, mains and fittings and the Lessee agrees to take such water from the Port Authority and to pay the Port Authority therefor an amount equal to that which would be charged by the municipality or other supplier of the same (whether or not representing a charge for water or other services measured by water consumption) for the same quantity, used under the same conditions and in the same service classification plus the cost to the Port Authority of supplying such water which shall not be less than ten percent (10%) nor in excess of fifty percent (50%) of the amount charged.  The charge therefor shall be payable by the Lessee when billed and the quantity of water consumed shall be measured by the meter or meters installed for the purpose; provided, however, that if for any reason, any meter or meters fail to record the consumption of water, the consumption during the period such meter or meters are out of service will be considered to be the same as the consumption for a like period immediately before or after the interruption, as elected by the Port Authority.  The Port

Authority shall install the appropriate meters.  In the event meters are not installed to measure the consumption of water under high pressure, the quantity of such water used by the Lessee will be based upon equitable estimates of consumption, which estimates shall be deemed binding on the Lessee.

(c)           The Lessee shall pay to the Port Authority such of the existing and future charges for sewerage services furnished by the City of New York as are presently or may hereafter be imposed or assessed against the Port Authority in respect of the Terminal or its use and occupancy thereof.  In the event that the City or the State of New York is now furnishing services with or without charge therefor, which are beneficial to the Lessee in its use and occupancy of the Premises, and shall hereafter impose charges or increase existing charges for such services, the Lessee agrees to pay to the Port Authority such of the charges or the increase in charges as may be imposed or assessed against the Port Authority in respect to the Terminal or its use and occupancy thereof.

(d)           In the event the Port Authority shall provide extermination service for the enclosed areas of the Terminal, the Lessee agrees to utilize the same and to pay its pro rata share of the reasonable cost thereof upon demand. This paragraph does not impose any obligation on the Port Authority to furnish such service.

(e)           The Port Authority shall not be obligated to perform or furnish any other services whatsoever in connection with the Terminal or any services at any time while the Lessee shall be in default hereunder after the period, if any, herein granted to cure such default shall have expired.

(f)            The Port Authority shall be under no obligation to supply services if and to the extent and during any period that the supplying of any such service or the use of any component necessary therefor shall be prohibited or rationed by any federal, state or municipal law, rule, regulation, requirement, order or direction and if the Port Authority deems it in the public interest to comply therewith, even though such law, rule, regulation, requirement, order or direction may not be mandatory on the Port Authority as a public agency.

(g)           No failure, delay or interruption in supplying agreed services (whether or not a separate charge is made therefor) shall be or be construed to be an eviction of the Lessee or grounds for any diminution or abatement of rental, or (unless resulting from the negligence or wilful failure of the Port Authority) shall be grounds for any claim by the Lessee for damages, consequential or otherwise.

Section 39.            Hot Water and Chilled Water Requirements

(a)           (1)           The Port Authority has entered into agreements consisting of an Energy Purchase Agreement, dated as of April 28, 1993, a Construction and Operations Agreement, dated as of April 28, 1993, and an Agreement of Lease, dated as of April 28, 1993, (all of the foregoing Agreements hereinafter as the same may be supplemented, amended and extended from time to time collectively and individually called the “Cogeneration Agreement”) with KIAC Partners, a New York general partnership (hereinafter called “KIAC”), for the construction, installation and operation of a cogeneration facility at the Airport which includes portions of the central heating and refrigeration facility previously operated by the Port Authority at the Airport and which cogeneration facility produces electricity, hot water (hereinafter called “Hot Water”) and chilled water (hereinafter called “Chilled Water”) and which cogeneration facility is hereinafter called the “Cogeneration Facility”.  The Cogeneration Facility shall include a thermal distribution system (the “TDS”) including distribution lines extending to the Terminal as provided in paragraph (f) below.

(2)           The Lessee acknowledges that it has received a copy of the Cogeneration Agreement and agrees that the supply by KIAC of Hot Water and Chilled Water to the Terminal is subject to all of the terms and provisions of the Cogeneration Agreement.  The Lessee agrees that the Port Authority may grant waivers, consents and approvals to KIAC from time to time and the Port Authority and KIAC may, except to the extent provided in paragraph (i) below, supplement, amend or extend the Cogeneration Agreement from time to time and that the Lessee shall be subject to any such waivers, consents and approvals and supplements, amendments, and extensions as part of the Cogeneration Agreement.  Copies of any such supplements, amendments and extensions will be made available to the Lessee upon request by the Lessee therefor.

(b)           (1)           The Cogeneration Agreement provides, among other things, that the Port Authority will purchase from KIAC for resale to the Lessee, and the Lessee hereby agrees that it will accept and purchase from the Port Authority subject to all of the terms and conditions of the Cogeneration Agreement, for use on the Terminal, to the extent the same is delivered by KIAC to the Port Authority and by the Port Authority to the Lessee, all of the Lessee’s requirements at the Terminal for Hot Water and Chilled Water (excluding requirements exclusively for aircraft and loading bridges leading to aircraft); and the Lessee hereby agrees to pay the Port Authority therefor as follows:

(i)            The Lessee acknowledges and agrees that the charge to the Lessee by the Port Authority for the Lessee’s consumption of Hot Water and Chilled Water at the Terminal and Chilled Water makeup water and chemical treatment of makeup water (due to system leakage at the Terminal or otherwise) shall be the sum of (A) the amount payable by the Port Authority to KIAC therefor pursuant to the Cogeneration Agreement, plus (B) Five Percent (5%) of the foregoing and plus (C) all applicable taxes.

(ii)           The Lessee acknowledges that pursuant to the Cogeneration Agreement KIAC will furnish the Port Authority with measurements of the Lessee’s consumption of (A) Hot Water based upon energy drawn by the Lessee from KIAC’s Hot Water distribution lines, (B) Chilled Water based upon the energy absorbed from the Lessee by KIAC’s Chilled Water distribution lines and (C) Chilled Water makeup water and chemical treatment of makeup water consumed on the Terminal, and the Lessee agrees that the provisions of the Cogeneration Agreement with respect to the accuracy of such measurements, the determination of such measurements in the event of inaccurate registration by metering devices, and the use of estimates in the event of the failure of such metering devices shall all be applicable to the Lessee under this Agreement as though set forth in full herein.

(iii)          The Lessee acknowledges that the Cogeneration Agreement provides that KIAC shall provide estimated bills to the Port Authority for consumption of Hot Water and Chilled Water on a monthly basis commencing approximately ten (10) days after the Cogeneration Effective Date for the first calendar month or portion thereof and on or about the tenth (10th) day of the month for each calendar month thereafter.  KIAC is then to render a final bill with respect to each estimated bill approximately ten (10) days after the conclusion of the said month together with the estimated bill for the then current month.

(iv)          Notwithstanding such arrangement between KIAC and the Port Authority, the Port Authority shall, with respect to each calendar year or fraction thereof, establish estimated unit rates, subject to change from time to time by the Port Authority, for the consumption on the Terminal of Hot Water and Chilled Water and shall render an estimated bill to the Lessee for the consumption at the Terminal at such estimated rates monthly on the last day of the calendar month following each full or partial calendar month during the term hereof which bill shall be payable on receipt.

(v)           As soon as practicable after the expiration of each calendar year, the Port Authority shall determine the amounts payable by the Lessee in accordance with the provisions of subparagraphs (i), (ii) and (iii) of this paragraph (b)(1).  A corrected billing based upon such determination shall thereupon be rendered by the Port Authority to the Lessee and if any monies are due to the Port Authority they shall be promptly paid by the Lessee and if any monies are due to the Lessee they shall be credited to it.  In the event the term of this Agreement expires or is sooner terminated on a date other than the last day of a calendar year, the Port Authority shall have no obligation to immediately make the computations as hereinabove provided which would determine the amounts payable by the Lessee in accordance with subparagraphs (i), (ii) and (iii) of this paragraph (b)(1) for the period during said year when this Agreement was in effect.  In the event this Agreement expires on a day other than the last day of a calendar month and the actual consumption of and charges to the Lessee for such portion of the calendar month are not available, the charge to the Lessee shall be equitably prorated.  Said computations shall be made subsequent to the end of the calendar year as hereinabove provided, and if any monies are due to the Port Authority they shall be paid by the Lessee and if any monies are due to the Lessee they shall be paid to it by the Port Authority less such amounts, if any, then due and owing to the Port Authority from the Lessee.

(vi)          The Port Authority shall render a bill to the Lessee from time to time for the Lessee’s Chilled Water distribution gallonage which shall be payable upon receipt.  The charge therefor shall be based on KIAC’s charge to the Port Authority for makeup water and chemical treatment of makeup water and shall be determined in accordance with subparagraphs (i) and (ii) of this paragraph (b)(1).

(vii)         In the event that the Lessee disputes any item of an estimated or final bill, the Lessee shall promptly pay the bill in full and the Port Authority shall make any necessary adjustments only after resolution of such dispute.

(2)           The Lessee agrees that in order that KIAC or any successor thereto may maintain the status of the Cogeneration Facility as a “qualifying cogeneration facility” under applicable Federal laws, rules and regulations (“QF Status”) including the Public Utility Regulatory Policies Act of 1978 as the same may be amended and any successor statute thereto, the Lessee shall, at all times it is operating at the Terminal for the purposes permitted in this Agreement, purchase from the Port Authority and use on an annual basis a minimum amount of thermal energy contained in Hot Water and Chilled Water produced by use of steam from the Cogeneration Facility equivalent to the lesser of (1) an amount that, together with all thermal energy contained in Hot Water and Chilled Water purchased and used by the Port Authority and all other lessees of premises in the Central Terminal Area, is sufficient to maintain the QF Status of the Cogeneration Facility and (2) the product of (x) 167,379 mm BTUs of thermal energy, which is one-third of the use of thermal energy contained in Hot Water and Chilled Water in the Central Terminal Area of the Port Authority and the lessees of premises in the Central Terminal Area in the year ending December 31, 1989, and (y) a fraction, the numerator of which is the amount of the use of thermal energy contained in Hot Water and Chilled Water at the Terminal in the most recent complete calendar year preceding the applicable date of determination and the denominator of which is the amount of all use in the Central Terminal Area of thermal energy contained in Hot Water and Chilled Water in such calendar year.

(3)           It is agreed that during or subsequent to the expiration of this Agreement no charge to or payment by the Lessee with respect to Hot Water, Chilled Water or Chilled Water distribution gallonage shall be included in, affect, or change in any way the calculation and determination of Port Authority costs or charges under any other agreement between the Lessee and the Port Authority at the Airport and any such Port Authority cost or charge shall be calculated and determined as if no charge to or payment by the Lessee with respect to Hot Water, Chilled Water or Chilled Water distribution gallonage had been incurred.

(c)           THE LESSEE HEREBY WAIVES AND RELINQUISHES for itself, its successors and assigns any right it may have, and further agrees that it, its successors and assigns shall have no right, to manufacture or produce, to cause to be manufactured or produced, or to purchase or receive from any third party, Hot Water or

Chilled Water for use on the Terminal or to use any other manner of air cooling or air heating at the Terminal except to purchase, receive and use Hot Water and Chilled Water from the Port Authority pursuant to this Agreement.

(d)           There shall be no obligation to the Lessee by either KIAC or the Port Authority to furnish the goods and services covered by this Section at any time (i) while any component necessary therefor shall be prohibited or rationed by any federal, state or municipal, law, rule, regulation, requirement, order or direction or while the Port Authority deems it in the public interest to comply therewith even though such law, rule, regulation, requirement, order or direction may not be mandatory on the Port Authority as a public agency, (ii) while the same are curtailed or stopped because of the need to repair, replace, rebuild or alter the Cogeneration Facility, (iii) during the continuance of any event of Force Majeure, as such term is defined in the Cogeneration Agreement or (iv) that the Lessee shall be in default under this Agreement after the period, if any, herein granted to cure such default shall have expired.  No failure, delay or interruption in supplying said goods and services shall be or be construed to be an eviction of the Lessee or grounds for the diminution or abatement of rentals, fees or other charges, nor shall any such failure, delay or interruption be grounds for any claim by the Lessee for damages, consequential or otherwise, against the Port Authority or KIAC.

(e)           Without limiting any other provision of this Section, any supply of Hot Water or Chilled Water to the Terminal from the Cogeneration Facility shall be limited by the safe and efficient operating capacity of the Cogeneration Facility as determined by KIAC and as approved by the Port Authority.

(f)            (1)           The Lessee shall install all machinery, equipment and facilities, including heat exchangers, required to be installed in the Terminal in order to utilize Hot Water and Chilled Water to be distributed and shall tie into the TDS in the mechanical equipment rooms constructed by the Lessee on the Terminal.

(2)           The Lessee hereby agrees that the Port Authority, KIAC and the contractors or suppliers of either of them shall have the right to enter upon the Terminal to install, operate and maintain any part of the Cogeneration Facility located thereon including but not limited to the TDS and any heat exchangers installed by the Port Authority or KIAC.

(g)           In the event the Cogeneration Agreement is terminated and the facilities for the production of Hot Water and Chilled Water at the Airport exist and are, in the opinion of the Port Authority, economically operable, the Port Authority itself or pursuant to agreement with a contractor or permittee shall supply Hot Water and Chilled Water to the Terminal and the Lessee shall take and pay therefor at the same charge to the Lessee which would be applicable as if the Cogeneration Agreement had been in full force and effect, provided,  however, that notwithstanding any other provision of this Section, the charge therefor to the Lessee shall in no event be less than an amount that would reimburse the Port Authority for its capital and operating costs in connection therewith determined in accordance with the Port Authority’s normal accounting practice.

In addition, the Port Authority may, in its discretion, make or consent to arrangements on one or more occasions with a third party or parties to succeed to KIAC’s operation of all or any part of the Cogeneration Facility and the Lessee shall continue to be obligated to purchase Hot Water and Chilled Water from the Port Authority pursuant to this Agreement, at the rates provided for in the Cogeneration Agreement.

(h)           Neither the Port Authority nor KIAC shall have any liability to the Lessee for any facilities installed by the Lessee on the Terminal in connection with the use of Hot Water and Chilled Water hereunder or for any investment made in connection with the use of Hot Water and Chilled Water.

(i)            The Port Authority shall have the right to grant waivers, consents and approvals with respect to the Cogeneration Agreement and to enter into amendments, supplements or extensions of the Cogeneration Agreement with KIAC or any similar agreement with any successor operator of the Cogeneration Facility or other provider of Hot Water and Chilled Water at the Airport, provided, however, that the Port Authority will not enter into any amendment, supplement or extension of the Cogeneration Agreement which will result in a change in the formula used to calculate the Hot Water and Chilled Water rates payable by the Lessee which change results in an increase in the rates payable by the Lessee pursuant to such formula (the Lessee hereby acknowledging that such formula may, according to its terms, provide for such rates to be adjusted from time to time) without the consent of the lessees (including the Port Authority as and to the extent that the Port Authority uses Hot Water and Chilled Water) of premises that purchased and used at least Fifty-one percent (51%) of the aggregate Hot Water and Chilled Water purchased and used in the Central Terminal Area during the last full calendar year preceding the effective date of such amendment, supplement or extension.

Section 40.            General Airport Agreement

It is recognized that the General Airport Agreement and the principles and formula set forth therein for the calculation of flight fees, including the costs recovery accounting principles, have by agreement or policy been the basis for determining flight fees payable by various Aircraft Operators at the Airport in addition to the Aircraft Operators who are the actual signatory lessees to the General Airport Agreement.  In the event of the expiration and non-extension or non-renewal of the General Airport Agreement, the same formula, accounting principles and costs recovery methodology now set forth in the General Airport Agreement for the calculation of flight fees shall continue to be utilized for the calculation of flight fees at the Airport for the Lessee until such time as the General Airport Agreement is formally replaced by a new agreement or agreements or by a new policy or policies.  The Port Authority has advised the Lessee that it is the intention of the Port Authority that with respect to the formula, accounting principles and the costs recovery methodology for the calculation of flight fees upon the expiration and non-extension or non-renewal of the General Airport Agreement all Aircraft Operators at the Airport which are similarly situated will be treated in a similar manner.

Section 41.            Federal Airport Aid

The Port Authority has applied for and received a grant or grants of money from the Administrator of the Federal Aviation Administration pursuant to the Airport and Airways Development Act of 1970, as the same has been amended and supplemented or superseded by similar federal legislation, and under prior federal statutes which said Act superseded and the Port Authority may in the future apply for and receive further such grants.  In connection therewith the Port Authority has undertaken and may in the future undertake certain obligations respecting its operation of the Airport and the activities of its contractors, lessees and permittees thereon.  The performance by the Lessee of the covenants and obligations contained in this Lease is therefore a special consideration and inducement to the making of this Agreement by the Port Authority, and the Lessee further covenants and agrees that if the Administrator of the Federal Aviation Administration or any other governmental officer or body having jurisdiction over the enforcement of the obligations of the Port Authority in connection with Federal Airport Aid shall make any orders, recommendations or suggestions respecting the performance by the Lessee of its covenants and obligations under this Agreement, the Lessee will promptly comply therewith at the time or times, when and to the extent that the Port Authority may direct.

Section 42.            Requesting Airlines at the Airport

(a)           If a Scheduled Aircraft Operator advises the Lessee that it would like to be accommodated by the Lessee at the Terminal (any such Scheduled Aircraft Operator being hereinafter called a “Requesting Airline”), the Lessee in furtherance of the public interest of having the Terminal fully and most effectively utilized shall use its best efforts to accommodate the request of said Requesting Airline.  If the Lessee fails to reach agreement with said Requesting Airline for its accommodation, the Lessee shall advise the Port Authority to such effect.  Thereafter, the Port Authority shall make a determination as to whether the Lessee should accommodate the Requesting Airline as requested and if so, whether there are any limitations on the nature, extent, cost, duration and extent of such accommodation.  Determinations of the Port Authority shall not be arbitrary or capricious.  Such determinations of the Port Authority would take into consideration the then existing utilization of the Terminal and the necessity for the flights, schedules, flight times, operations, operating practices and aircraft equipment of the Requesting Airline to be compatible with those of the Lessee, as well as the need for labor harmony.  The Lessee agrees to comply with such determinations of the Port Authority made in accordance with this Section.

(b)           Any arrangement between the Lessee and the Requesting Airline made in accordance with any of the foregoing provisions shall be submitted by the Lessee to the Port Authority for its consent, which will be in the form of a consent agreement prepared by the Port Authority and to be executed by the Lessee, the Requesting Airline and the Port Authority.

(c)           The foregoing shall not be deemed to abrogate, change or affect any restrictions, limitations or prohibitions on assignment, subletting or use of the Premises by others under this Lease or the use or occupancy of the Non-Premises portion of the Terminal and shall not in any manner affect, waive or change any of the provisions thereof.

Section 43.            Additional Rights of the Port Authority a to Portions of the Premises

(a)           It is hereby agreed that for the purpose of this Section the term the “Lessee’s Commencement Basic Schedule” shall be and mean a “Revenue Seats Daily Average” (as said term is defined in paragraph (e) hereof) of 8,748.

(b)           Commencing with calendar year 2003 and for each and every calendar year thereafter, the Port Authority may ascertain the Revenue Seats Daily Average of the Lessee for the Airport for the preceding calendar year in accordance with the provisions of paragraph (e) hereof, which Revenue Seats Daily Average shall be the Lessee’s Basic Schedule for the preceding calendar year and shall be referred to as such.  Thus, for example, in the case of the first calculation which would be based on the calendar year 2002 experience, said Revenue Seats Daily Average shall be called the “Lessee’s Basic Schedule for 2002”.

(c)           (1)           As of January 1, 2003 and as of January 1 of each succeeding calendar year (i) in the event that the Lessee’s Basic Schedule for the immediately preceding calendar year for the Airport is less than sixty percent (60%) of the Lessee’s Commencement Basic Schedule or (ii) in the event that because of reasons beyond the control of the Lessee the Lessee’s Basic Schedule for the immediately preceding two calendar years is less than sixty percent (60%) of the Lessee’s Commencement Basic Schedule, then in either of such events and without limiting each and every other right the Port Authority has under this Agreement or otherwise, the Port Authority shall have the right, upon six (6) months’ written notice to the Lessee, to require the Lessee and the Lessee hereby agrees to make available Accommodations (as hereinafter defined) at the Premises as directed by the Port Authority in the amount and to the extent set forth in paragraph (f) hereof to Scheduled Aircraft Operators.  The Lessee shall make such Accommodations available from time to time during the entire period commencing on the effective date set forth in the aforesaid notice and ending when the Lessee’s Basic Schedule for a calendar year, determined in accordance with the foregoing shall have been sixty percent (60%) or more of the Lessee’s Commencement Basic Schedule (hereinafter called a “Period of Underutilization”).  The term “Accommodations” shall mean aircraft ramp and gate position capacity and related passenger terminal facilities including, but not limited to passenger ticketing, passenger check-in, baggage handling and flight information systems, passenger lounge and waiting areas and appropriate signage and public identification.  Such Accommodations may be accomplished by the Lessee by making available and providing non-exclusive use of gate positions and other related facilities to Scheduled Aircraft Operators pursuant to a Handling Agreement between the Lessee and any such Scheduled Aircraft Operator (hereinafter called a “Accommodated Handled Airline”).  Each such Handling

Agreement shall be subject to the prior and continuing approval of the Port Authority and the execution among the Port Authority, the Lessee, and the Accommodated Handled Airline of a form of consent agreement prepared by the Port Authority.  Moreover, and without limiting the foregoing, the Lessee will at all times keep the Port Authority informed and advised and will consult with the Port Authority from time to time as to all aspects of its accommodation of Scheduled Aircraft Operators hereunder.

(2)           It is understood furthermore that the Accommodations contemplated hereunder may involve the use of subleases of exclusive or preferential areas of the Premises in addition to or in lieu of Handling Agreements.  Any sublease with a Scheduled Aircraft Operator (hereinafter called a “Accommodated Sublessee Airline”) will similarly be subject to the prior and continuing approval of the Port Authority and the execution of a consent agreement prepared by the Port Authority, and executed by the Port Authority, the Lessee and the Accommodated Sublessee Airline.

(3)           Nothing contained herein shall in any way affect the discretion of the Port Authority in granting or withholding its consent to a Handling Agreement or a sublease with a Accommodated Sublessee Airline, proposed by the Lessee or directed by the Port Authority whether or not during a Period of Underutilization, and such consent may contain such terms and conditions including but not limited to such financial or other conditions which may include a fixed charge or a charge based upon a percentage of the Lessee’s gross receipts arising therefrom, as the Port Authority may, at that time, elect, and all provisions of the Lease requiring the prior written consent or approval of the Port Authority.

(4)           Notwithstanding anything to the contrary contained herein the Lessee understands and agrees that the Lessee shall not perform any services and functions pursuant to any Handling Agreement or sublease with a Accommodated Handled Airline or a Accommodated Sublessee Airline with respect to which the Port Authority has specifically withheld consent and approval in the consent agreement to such Handling Agreement or sublease.  The Accommodated Handled Airline and the Accommodated Sublessee Airline may either perform said services and functions themselves or use the services of the authorized service organization, including but not limited to in-flight caterers, aircraft fuelers, and ramp handlers performing such services or functions at the Airport.  The Lessee however may make the necessary arrangements with the authorized service organization performing such services and functions performed for the Accommodated Handled Airline or the Accommodated Sublessee Airline.

(5)           The Lessee shall furnish to the Port Authority from time to time such itemization, details and information pertaining to the Handling Agreements and subleases as the Port Authority may from time to time request.

(6)           The Lessee agrees that all Handling Agreements and subleases shall be at reasonable and at non-discriminatory rates, fees and charges, which rates, fees and charges shall be based upon the recovery by the Lessee of a pro rata share of the Lessee’s costs of (i) rental, operation and maintenance of the Premises, (ii) the services provided to the Accommodated Handled Airline or the Accommodated Sublessee Airline and (iii) the Lessee’s investment in the Premises not otherwise included in the above, provided, however, that it is understood and agreed that the following shall not be a reason for the Lessee to refuse a sublease or Handling Agreement or to impose any conditions or limitations on operations in connection therewith under this Section: (aa) possible or potential labor disharmony with a Accommodated Handled Airline or Accommodated Sublessee Airline, (bb) compatibility of schedules and operations between the Lessee or another user or occupant of the Premises and a Accommodated Handled Airline or Accommodated Sublessee Airline, or (cc) competitive nature of the routes, schedules or type of air transportation service to be provided by a Accommodated Handled Airline or Accommodated Sublessee Airline, provided, further, however, that with respect to item (aa) above if, after notice from the Port Authority to provide Accommodations to a specific Scheduled Aircraft Operator, the Lessee shall, in good faith, believe that the operations of such specific Scheduled Aircraft Operator on the Premises would cause such significant, immediate and unremediable labor disharmony which would seriously affect the operations of the Lessee then, upon request by the Lessee to the Port Authority setting forth in specific detail satisfactory to the Port Authority the nature of the anticipated labor disharmony and requesting that the Lessee not be obligated under this Section to provide Accommodations for such specific Scheduled Aircraft Operator, the Port Authority shall, in good faith, consider the Lessee’s request and if the Port Authority finds that the labor disharmony described by the Lessee is reasonably likely to result if the Lessee were to provide Accommodations to such Scheduled Aircraft Operator on the Premises then the Port Authority shall notify the Lessee that the Port Authority’s discretion to provide Accommodations to such Scheduled Aircraft Operator is rescinded.  The Lessee’s obligation to provide accommodations to Scheduled Aircraft Operators shall be effective on the date set forth in a notice from the Port Authority to such effect, as aforesaid.  Upon such notice the Lessee shall use its best efforts to secure an arrangement with a Scheduled Aircraft Operator as directed by the Port Authority for Accommodations in the Premises and shall in good faith negotiate with any such Scheduled Aircraft Operator as the Port Authority shall direct for Accommodations in the Premises, all in accordance herewith.

(d)           The failure of the Port Authority to exercise its rights under this Section during any year in which it may have such a right, shall not affect, waive or limit its right to exercise said rights in any subsequent year.

(e)           (1)           In the event the Port Authority decides to ascertain the Revenue Seats Daily Average of the Lessee for the preceding calendar year it shall do so as follows: based upon the Official Airlines Guide (herein called the “Guide”), or in the event that the Guide shall not list the Lessee’s schedules, then based upon the generally accepted United States aviation industry standard published airline schedule reference which shall include the Lessee’s published schedules, the Port Authority shall ascertain the total number of revenue seats that were accommodated on the aircraft equipment scheduled to have been used by the Lessee on its published aircraft arrivals at the Airport as set forth in the Guide during two specified calendar weeks (Sunday through Saturday), the first of which weeks is the one during which the fifteenth (15th) day of February of the prior calendar year fell and the second being the one during which the fifteenth (15th) day of August of the said prior calendar year fell (said week of February together with said week of August being hereinafter collectively called the “Measuring Period”), and shall total the said number of revenue seats which are hereinafter called the “Total Revenue Seats” of the Lessee.  In determining the Total Revenue Seats of the Lessee, the Total Revenue Seats as defined above of those Accommodated Handled Airlines, if any, of the Lessee who were Accommodated Handled Airlines as of the date of such determination and Accommodated Sublessee Airlines at the Premises who were Accommodated Sublessee Airlines on the date of such determination, with respect to the aircraft of the Accommodated Handled Airlines and aircraft of the Accommodated Sublessee Airlines operating at the Premises, shall be included.

(2)           In making said determination, the Port Authority shall use the aircraft configurations as supplied by the Lessee for the Measuring Period in question with respect to the number of revenue seats that can be accommodated on the particular aircraft equipment scheduled to be used by the Lessee at the Airport. The Total Revenue Seats of the Lessee shall then be divided by fourteen, the resulting quotient being herein called the “Revenue Seats Daily Average” of the Lessee.

(f)	Percentage of the Lessee’s Basic Schedule Compared To the Lessee’s Commence- ment Basic Schedule:	Number of Gate Positions the Port Authority May require at the Premises:

	70%	3
	60%	4
	50%	5
	40%	6
	30%	7
	20%	8
	10%	9
	0%	11

Section 44.            Force Majeure

Neither the Port Authority nor the Lessee shall be deemed to be in violation of this Agreement if it is prevented from performing any of its obligations hereunder by reason of strikes, boycotts, labor disputes, embargoes, shortages of material, acts of God, acts of the public enemy, acts of superior governmental authority, weather conditions, tides, riots, rebellion, sabotage or any other circumstances for which it is not responsible and which are not within its control; provided, however, that this provision shall not apply to failures by the Lessee to pay the rentals specified in Section 4 hereof entitled “Rental” and shall not apply to any other charges or money payments; and, provided, further, that this provision shall not prevent either party from exercising its right of termination under Section 20 hereof entitled “Termination by the Port Authority” and Section 49 entitled “Lessee’s Financial Condition - Limitation of Lease Term - Triggering Events” and shall not prevent the Lessee from exercising its right to an abatement of rental under Section 37 hereof entitled “Abatement”.

Section 45.            Ingress and Egress

(a)           The Lessee, its officers, employees, passengers, patrons, invitees, contractors, suppliers of material and furnishers of services, shall have the right of ingress and egress between the Premises and the city streets outside the Airport over such highways at the Airport as may be made available from time to time by the Port Authority for use by the public, provided, however, that the Lessee hereby expressly understands and agrees that the Lessee shall have no right of ingress and egress or access hereunder or otherwise for its employees, customers, patrons, invitees and their baggage between the Premises and the city streets or public ways outside the Airport by means of any mode of transportation or any vehicle which may be limited or restricted in accordance with Section 46 hereof, it being understood that access to the Premises for emergency response for reasons of safety or health shall not be deemed a breach hereof. Such right shall be exercised in common with others having rights of passage within the Airport.

(b)           The Lessee shall have the right of ingress and egress between the Premises and the Public Landing Area at the Airport, by means of existing taxiways to be used in common with others having rights of passage thereon, provided, however, that the Port Authority may from time to time substitute other reasonably equivalent means of ingress and egress.

(c)           The use of all roadways and taxiways shall be subject to the Rules and Regulations of the Port Authority which are now in effect or which may hereafter be promulgated for the safe and efficient operation of the Airport.  In addition to the rights of closure granted above, the Port Authority may, at any time, temporarily or permanently close, or consent to or request the closing of, any such roadway, taxiway and any other area at the Airport presently or hereafter used as such, so long as a reasonably equivalent means of ingress and egress remains available to the Lessee.  The Lessee hereby releases and discharges the Port Authority, and all municipalities and other governmental authorities, and their respective successors and assigns of and from any and all claims, demands or causes of action which the Lessee may now or at any time hereafter have against any of the foregoing, arising or alleged to arise out of the closing of any way or other area, whether within or outside the Airport provided a reasonably equivalent means of access is available.  The Lessee shall not do or permit anything to be done which will interfere with the free access and passage of others to space adjacent to the Premises or in any streets, ways and walks near the Premises.

Section 46.            Restrictions on Use of Passenger Terminal Frontage Roadways – Use of Airport Taxi Dispatchers and Roadways Frontage Management

(a)           The Lessee understands that the Port Authority presently has in effect and has planned various physical improvements and policies concerning and affecting the use of vehicular roadways in the Central Terminal Area (“CTA”) of the Airport for the limitation and control of traffic thereon including the limitation and control of vehicular traffic on the Terminal and vehicular traffic moving between the Air Terminal Highways, as designated from time to time by the Port Authority in the CTA of the Airport, and the vehicular roadways on the Terminal connecting to the said Air Terminal Highways.  These improvements and policies, both in existence and planned, generally include the following:

(1)           Restrictions on the use of roadways in the CTA as set forth in Section 68 hereof entitled “Ground Transportation Within the Central Terminal Area” and Section 67 hereof entitled “Ground Transportation.”

(2)           The use of airport taxi dispatching services (as generally set forth in paragraph (b) hereof) where the Port Authority, either itself or through its contractor, utilizes at passenger terminals under the control of the Port Authority and makes available to passenger terminals at the Airport operated by others, the services of taxi dispatchers to assist in the expeditious and orderly flow of taxicabs to and from passenger terminals at the Airport.

(3)           The use of a central taxi holding and dispatching system for the Airport in conjunction with the use of taxi dispatchers at the passenger terminals at the Airport.

(4)           The designation of specified portions of the vehicular roadways on the Terminal for limited use exclusively by certain types of ground transportation vehicles and/or certain types of ground transportation carriers for the loading and unloading of passengers and their baggage.

(5)           The planning and construction of improvements to increase the capacity of roadway frontages at the passenger terminals.

(b)           The Lessee agrees to restrict from the Terminal during the time period or time periods, as may be specified by the Port Authority from time to time (each such period being herein referred to as a “Taxi Dispatcher Period”), all taxicabs except those taxicabs which are discharging passengers at the Terminal and those taxicabs which are requested by a taxi dispatcher stationed on the Terminal and dispatched through the airport central taxi holding and dispatching facility (herein called the “Airport Central Taxi Stack”) to the Terminal.  Further, during any Taxi Dispatcher Period the Lessee agrees to take and accept from the Port Authority, and permit the stationing at an appropriate location or locations on the Terminal, of a taxi dispatcher or taxi dispatchers and the establishment of a taxicab waiting line on the Terminal of such number of vehicles as shall be specified by the Port Authority from time to time.  A taxi dispatcher or taxi dispatchers when located on the Terminal shall provide the sole and exclusive dispatch of taxicabs to the Lessee’s passengers and others desiring the use of a taxicab from the Terminal and shall perform such other duties and functions in connection therewith as may be specified by the Port Authority from time to time.  The Lessee agrees to permit the Port Authority to install on the Terminal such fixtures, equipment and improvements including, but not limited to, taxi dispatcher shelters, telephones, radio transceiver and transponder receiving devices as may be necessary or reasonably desired by the Port Authority in connection with the activities and operations of the taxi dispatchers.  The Lessee understands and agrees that all expenses of the Port Authority associated with the implementation and operation of the taxi dispatchers on the Airport including, but not limited to, the taxi dispatchers on the Terminal and the construction, maintenance and operation of the Airport Central Taxi Stack shall be included in and payable through the aircraft flight fees at the Airport and will be accorded the same cost recovery treatment as the Air Terminal Highway is accorded for such purposes under the General Airport Agreement and the calculation of other fees and charges under other existing agreements and policies at the Airport, and under any agreements which may be entered into and any policies which may be implemented, in the future, including agreements and policies to replace such existing agreements and policies or the General Airport Agreement.

(c)           In connection with and furtherance of the Port Authority’s policies concerning ground transportation on the Airport, the operation of the Consolidated Counters as set forth in Section 66 entitled “Ground Transportation Services”, the operation of taxi dispatchers and the Airport Central Taxi Stack as set forth in this Section, and the provisions governing ground transportation within the Central Terminal Area as set forth in Section 68 hereof entitled “Ground Transportation within the Central Terminal Area”, the Lessee hereby agrees that, from time to time, the Port Authority may designate and specify appropriate areas of roadways and curbs located on the Terminal, for the purpose of segregated and exclusive use by separate categories of vehicles, including but not limited to buses, taxicabs, private automobiles and other vehicles, and use by separate categories of ground transportation carriers (including but not limited to Port Authority permittees) as may be designated by the Port Authority, from time to time, for the purpose of loading and unloading passengers and their baggage.  The Lessee shall prohibit the operation of all other types of vehicular traffic on the roadways on the Terminal used for the loading and unloading of passengers and their baggage and shall prohibit parking or stopping except in the areas designated as aforesaid.  Designated areas shall be clearly indicated by the Lessee by appropriate signing and marking on the Terminal as shall be directed or approved from time to time by the Port Authority.  The Lessee shall permit the Port Authority to install on the Terminal such fixtures, equipment and improvements, including, but not limited to transponder receiving devices and other vehicular tracking and monitoring devices; and the Lessee shall, through the use of appropriate and sufficient means including, but not limited to, removing unauthorized parked vehicles from the Terminal, security guards and other personnel stationed on the Terminal in the area of the said roadways, require that the limitations and restrictions established hereunder by the Port Authority on the use of the said roadways are complied with and enforced during any Taxi Dispatcher Period and at other times as may be directed by the Port Authority (which compliance and enforcement may be directed on a 24-hour basis).

(d)           The Lessee understands that the proper limitation and control of traffic on passenger terminal frontage roads has an impact on the proper and efficient operation of the Air Terminal Highway system of the Airport and the Lessee agrees, for so long as the same is made available by the Port Authority, to either accept from the Port Authority or from the Port Authority contractor providing the service of limiting and controlling traffic on passenger terminal frontage roads from time to time and to pay for the frontage management services at the rate and in a manner which shall be applicable uniformly throughout the Airport or to provide substantially similar services itself.

(e)           The Lessee understands that the Port Authority considers the provisions of this Section and the use of the Lessee’s passenger terminal roadway areas of the utmost importance to the efficient operation of the Air Terminal Highway on the Airport and to the fulfillment of the Port Authority’s governmental function to provide, maintain, develop, and operate the Airport; that the efficient use and operation of the Air Terminal Highway requires that the Lessee, in the operation and use of its passenger terminal facilities under this Lease shall utilize and cooperate fully in all respects in the operation and implementation of the provisions of this Section to the end that the Air Terminal Highway, including ingress thereto and egress therefrom, will operate in the most efficient manner; and that the Port Authority does not by this Lease intend to enter into any agreement, understanding, or commitment which will interfere with, limit, restrict, hinder, or prevent in any way, the efficient development, implementation and operation of the Air Terminal Highway and the rights and discretion of the Port Authority with respect thereto.

(f)            The Port Authority has advised the Lessee that it is the intention of the Port Authority that all Aircraft Operators which are similarly situated will be treated in a similar manner with respect to the payment, operation and use of the taxi dispatchers and the Airport Central Taxi Stack as generally set forth in paragraph (b) above and with respect to the separation, designation and use of specific areas of roadways and curbs in the Terminal for exclusive use by separate categories of vehicles and ground transportation carriers as generally set forth in paragraph (c) above.

Section 47.            Maintenance Employees

The Lessee shall at all times during the term of this Agreement on a twenty-four hour, seven-day a week basis maintain sufficient qualified personnel at the Airport including but not limited to licensed electricians and plumbers, who shall be qualified to perform the maintenance obligations of the Lessee under this Agreement and particularly be able to respond to all emergencies.

Section 48.            Quiet Enjoyment

The Port Authority covenants and agrees that as long as the Port Authority remains the lessee of the Airport the Lessee, upon paying all rentals hereunder and performing all the covenants, conditions and provisions of this Agreement on its part to be performed, shall and may peacefully and quietly have and enjoy the Premises free of any act or acts of the Port Authority except as expressly agreed upon in this Agreement.

Section 49.            Lessee’s Financial Condition – Limitation of Term Lease – Triggering Events

(a)           If any one or more of the Triggering Events listed in the exhibit annexed hereto, hereby made a part hereof and marked “Exhibit 49.1” (hereinafter called “Exhibit 49.1”), shall occur, then:

(1)           with respect to the Triggering Event listed in paragraph (1) of Subdivision II of Exhibit 49.1, seven (7) days following the occurrence of such Triggering Event; or

(2)           with respect to the Triggering Event listed in paragraph (3) of Subdivision II of Exhibit 49.1, ten (10) business days following the occurrence of any such Triggering Event;

the term of this Agreement and the letting hereunder shall be deemed terminated, and the Lessee shall thereafter be a hold-over tenant, on a month-to-month periodical basis, of the Port Authority.  Termination hereunder shall be and operate as a conditional limitation.  In the event any court of competent jurisdiction shall not give full and complete effect to this termination provision and its operation as a conditional limitation, the Lessee and the Port Authority agree, as a condition of this Agreement, and not merely as a covenant, that this Agreement and the stated term of the letting hereunder shall nonetheless, from and after the effective date of termination provided above, be deemed to have expired.

(b)           Without limiting this Section or any term or provision hereof, and without limiting any term or provision of Exhibit 49.1, the Lessee agrees that:

(1)           It shall meet with representatives of the Port Authority as described below and provide to said representatives the information described below during such scheduled meetings and at any other time as requested by the Port Authority; and

(2)           If requested by the Port Authority, the Lessee shall deliver to the Port Authority, (a) as soon as available, but not later than forty-five (45) days after the close of each fiscal quarter, the consolidated profit-and-loss statement of the Lessee or of the Lessee’s parent company which shall fairly and substantially reflect the Lessee’s financial and operating condition for such fiscal quarter, to be accompanied by a schedule setting forth for each fiscal quarter the Lessee’s enplanement load factor, available seat miles (ASM), revenue passenger miles (RPM), cost per ASM and yield per RPM, each certified by a responsible officer of the Lessee as accurate and complete, (b) within five (5) days after filing with the Department of Transportation, a copy of each Form 41 and (c) within five (5) days after the same becomes available, but not later than ninety (90) days after the close of each of its fiscal years, a complete copy of the Lessee’s Annual Report or equivalent which shall fairly and substantially reflect the Lessee’s financial and operating condition for such fiscal year, which shall include consolidated financial statements of the Lessee which shall include the consolidated balance sheet of the Lessee as of the close of such year, and the consolidated statement of operations and statement of changes in financial position of the Lessee for such year, certified by an independent certified public accountant.

(c)           There shall be an annual meeting with representatives of the Port Authority and with the chief operating officer or principal financial officer of the Lessee on the last business day of the month of April, or on such other day as may, from time to time, be agreed upon by the Lessee and the Port Authority to review the financial and operating performance of the Lessee.  The foregoing provisions with respect to the said meetings on the last business day of the month of April shall be subject to the Lessee’s right to reschedule by sending to the Port Authority a written notice prior to the first day of said month setting forth four (4) alternative business days within said month of April.  The Port Authority shall notify the Lessee of its selection of the day for the next annual meeting within ten (10) days of its receipt of the said notice of the Lessee, if any.  The review shall include but not be limited to the furnishing of the following information regarding the Lessee to the Port Authority by the Lessee and the discussion of same:

(1)           Financial data including without limitation Form 41 filings with the Department of Transportation and any other statement which will reflect the financial and operating condition of the Lessee.

(2)           Monthly traffic data including passengers, aircraft departures, available seat miles and revenue passenger miles.

(3)           Monthly load factors and any performance indicator filed with the United States Department of Transportation including, without limitation, on-time performance and customer complaints received.

(d)           It is the position of the Lessee that all or portions of the information it has agreed to furnish the Port Authority hereunder is of a confidential nature.  The Port Authority agrees that, unless required to do so pursuant to any legal obligations imposed upon the Port Authority requiring public disclosure of information, or pursuant to freedom of information policy adopted or which may be adopted by its Commissioners, it shall not deliberately convey the same to any private Person.

(e)           The Lessee shall submit to the Port Authority a statement at any time during the term of the letting signed by the Treasurer of the Lessee notifying the

Port Authority that a Triggering Event or Triggering Events listed in Exhibit 49.1 has or have occurred and the date of the occurrence thereof, provided, however, that failure to give any such notice shall not affect the occurrence of any Triggering Event or the consequences thereof hereunder.

(f)            If the Lessee has, by notice, advised the Port Authority that it reasonably believes that any of the Triggering Events which are listed in Exhibit 49.1 hereof and constitute events which would result in termination pursuant to this Section either are anticipated to occur within forty-five (45) days of said notice, or has or have already occurred, or if in fact any Triggering Event or Triggering Events has or have occurred, or the Port Authority believes that the same has or have occurred without receipt of any notice from the Lessee, as aforesaid, then:

(1)           the Lessee may, at any time prior to the termination of the letting, by notice, request that the Port Authority waive the occurrence of one or more of the Triggering Events, and the effect thereof hereunder, for a period of time to be determined by the Port Authority and to be contained in a letter agreement to be prepared by the Port Authority and executed by the Port Authority, which shall be effective upon its execution by the Lessee; or

(2)           the Port Authority may, at any time prior to the termination of the letting, in its sole discretion and without a prior request from the Lessee, waive the occurrence of one or more of the Triggering Events, and the effect thereof hereunder, for a period of time to be determined by the Port Authority and to be set forth in a notice from the Port Authority to the Lessee.  Service of a notice hereunder shall not in and of itself imply or be deemed to imply that a Triggering Event has occurred.

(3)           The Port Authority shall have no obligation to take either of the above two actions in paragraphs (f) (1) and (f)(2) above.

(g)           Although it is hereby specifically acknowledged and agreed that the aforesaid month-to-month periodical tenancy described in paragraph (a) above of this Section, if any should occur hereunder, is terminable by either party in accordance with law and that the following provision shall have no effect whatsoever on the right of either party to so terminate.  It is further understood that if four (4) consecutive calendar quarters have elapsed after a Triggering Event has occurred during which time the Lessee is in occupancy of the Premises as a month-to-month tenant, and during such period none of the Triggering Events listed in Exhibit 49.1 have occurred or continue to occur, the Lessee is not in default in the payment of rental or any other provision of its month-to-month tenancy and neither the Port Authority nor the Lessee has terminated the month-to-month tenancy by notice to the other, then upon request by either party to the other, the parties will enter into a supplementary agreement to be prepared by the Port Authority and to be promptly executed by the parties hereto which would provide for the re-establishment of a tenancy between the Port Authority and the Lessee on a fixed term basis in accordance with all of the terms and provisions of this Lease, and upon said execution the Lease, as the same may theretofore have been supplemented, amended or extended, shall have the fixed term stated in the Lease.

Section 50.            This Section has Been Intentionally Left Blank

Section 51.            This Section has Been Intentionally Left Blank

Section 52.            Purchase of Property

The Port Authority shall have the option from time to time exercisable by notice to the Lessee effective on the expiration or earlier termination of the letting of the Premises hereunder, or any part thereof, to purchase all, or such part as the Port Authority elects, of the Lessee’s Personal Property (including trade fixtures but excluding ground vehicles) including without limiting the generality of the foregoing any system for handling baggage, any counters, and any passenger loading bridges, as and to the extent any of the foregoing are personal property, which may at the time of the giving of such notice have been installed or placed on the Terminal.  In the event the Port Authority exercises its option to make a purchase, the Port Authority shall pay to the Lessee a sum equal to the reasonable value of the Lessee’s Personal Property (including trade fixtures) purchased.  The Lessee hereby agrees that it shall use reasonable commercial efforts so that on the effective date of the purchase and sale none of the aforesaid items shall be subject to any lien, security interest or other encumbrance, and if after the Lessee having used such reasonable commercial efforts any such property remains subject to any lien, security interest or other encumbrance the reasonable value of such property shall be reduced to properly reflect such lien, security interest or other encumbrance. Upon request of the Port Authority the Lessee will execute a bill of sale or such other document of conveyance as the Port Authority may request to transfer title to the aforesaid items to the Port Authority (including a warranty of title to the Port Authority) and the Port Authority shall pay the purchase price.  Further, the Lessee shall from time to time execute such other documentation as the Port Authority may require and prepare evidencing the option of the Port Authority, as herein provided, to purchase the aforesaid personal property, including without limitation, security agreements and filings pursuant to the Uniform Commercial Code.

Section 53.            Assumption of Maintenance and Repair of the Terminal by the Port Authority

(a)           The following terms when used in this Agreement shall have the respective meanings given below:

(1)           “Assumable Maintenance and Repair” shall mean the obligation of the Lessee to clean, maintain, perform janitorial services and perform structural and non-structural improvements, repairs and rebuilding at the Terminal as such obligations are set forth in:

(i)            paragraphs (a) and (b) of Section 10 hereof entitled “Care, Maintenance, Rebuilding and Repair by the Lessee”; and

(ii)           Section 6 hereof entitled “Compliance with Governmental Requirements” insofar as laws, ordinances and governmental rules, regulations, orders, requirements and directions require structural and non-structural improvements, alterations or repairs of the Terminal.

(2)           The “Cost of Assumable Maintenance and Repair” shall, for each calendar year, consist of the sum of the “Operation and Maintenance Cost” and the “Annual Capital Cost” which shall both be determined as follows:

(i)            The Port Authority will determine the total of all costs incurred or accrued during each calendar year in connection with the Assumable Maintenance and Repair in accordance with normal Port Authority accounting practice and as follows:  The Port Authority will apportion Assumable Maintenance and Repair performed between “operation and maintenance” and “capital work”.  The cost of operation and maintenance is hereinafter called the “Operation and Maintenance Cost” and the cost of the capital work is hereinafter called the “Capital Cost”.

(A)          Operation and Maintenance Cost for each calendar year shall consist of the following expenditures for, in connection with, or related to operation and maintenance:

(aa)         On-the-job payroll costs of employees and supervisory personnel (including Airport supervisors, foreman and clerks), including, but not limited to, contributions to any retirement system or the cost of or participation in any pension plans or the like, social security, old age, survivor’s, disability and unemployment insurance and other insurance costs, sick leave pay, holiday, vacation, authorized absence and severance pay, other employee fringe benefits and any other payments made or costs incurred whether pursuant to law or by Port Authority policy to or with respect to said employees and personnel;

(bb)         The cost (including rental charges) of materials, equipment, supplies and utilities (including but not limited to, electricity, water and phone);

(cc)         Payments to contractors and any other third Persons, firms or corporations for work performed or services rendered;

(dd)         The cost of any performance bond or bonds;

(ee)         The cost of insurance;

(ff)           Any other direct costs as charged under the Port Authority’s normal accounting practice;

(gg)         Twenty-five percent (25%) of the sum of all of the foregoing items (aa) through (ff).

(B)           Capital Cost for each calendar year shall consist of the following expenditures, for, in connection with, or related to capital work:

(aa)         On-the-job payroll costs of employees and supervisory personnel (including Airport supervisors, foremen and clerks) including but not limited to, contributions to any retirement system or the cost of or participation in any pension plans or the like, social security, old age, survivor’s, disability and unemployment insurance and other insurance costs, sick leave pay, holiday, vacation, authorized absence and severance pay, other employee fringe benefits and any other payments made or costs incurred whether pursuant to law or by Port Authority policy to or with respect to said employees and personnel;

(bb)         The cost (including rental charges) of materials, supplies, equipment and utilities (including but not limited to electricity, water and phone);

(cc)         Payments to contractors and any other third Persons, firms or corporations for work performed or services rendered;

(dd)         The cost of any performance bond or bonds;

(ee)         The cost of any insurance;

(ff)           Payments to independent consultants, architects and engineers engaged or retained by the Port Authority;

(gg)         Any other direct costs as charged under the Port Authority’s normal accounting practice;

(hh).        Financial expense on the foregoing computed in accordance with Port Authority accounting practice;

(ii)           Ten percent (10%) of the sum of all the foregoing items (aa) through (hh).

(C)           “Annual Capital Cost” shall mean the total of all annual amounts based upon the amortization of the Capital Cost for each calendar year over the shorter of the weighted average period of the useful life of the capital work for each calendar year, or the remaining term of this Agreement as determined by the Port

Authority.  Each annual amount shall be determined on the basis of an equal annual payment method.  The rate used in determining the Annual Capital Cost for all of the annual amounts shall be for each successive calendar year an annual percentage rate equal to the sum of (i) the average of all the weekly indices of the Bond Buyer Revenue Bond Index as reported in the publication “The Bond Buyer” for the 52-week period in the immediately preceding calendar year and (ii) three percentage points. For purposes of example and illustration only, The Bond Buyer Revenue Bond Index for the week ending August 2, 2001 was 5.40% as set forth in the table entitled “Bond Buyer Indices” on page 37 of The Bond Buyer, Vol. 337 No. 31195, New York, N.Y., dated August 3, 2001.  In the event that The Bond Buyer or its weekly Bond Buyer Revenue Bond Index shall be discontinued during the term of the letting hereunder, a comparable substitute for such Index shall be mutually agreed upon in writing by the Lessee and the Port Authority within thirty (30) days after discontinuance.  In the event that the Port Authority and the Lessee shall fail to agree upon such a substitute within the time hereinabove specified then upon notice of either party such dispute shall be disposed of by arbitration in accordance with the then existing rules of the American Arbitration Association or any successor association.  One half of the cost of said arbitration shall be borne by the Port Authority and the other half of said cost shall be borne by the Lessee.

(b)           Commencement of Performance of Assumable Maintenance and Repair

(1)           The “Assumable Maintenance and Repair Date” shall be the date, from time to time, determined as follows:

(i)            The Port Authority may at any time and from time to time during the term of this Agreement advise the Lessee, by notice, of one or more deficiencies in the performance by the Lessee of the Assumable Maintenance and Repair, or in any portion, or portions, thereof.  Such notice shall specify the aforesaid deficiencies in reasonable detail.  In such notice the Port Authority shall also advise the Lessee of what reasonable period of time shall be afforded the Lessee to cure such deficiencies and the Port Authority shall advise the Lessee therein when and where its representatives may meet with representatives of the Port Authority to discuss the foregoing.  The Port Authority will consider the response, if any, of representatives of the Lessee, as given at the aforesaid meeting, or during such period for a further response from the Lessee, as the Port Authority may, in its sole discretion, afford the Lessee.  The Port Authority may, after the occurrence of the above, advise the Lessee, by notice, that it has elected not, at that time, to assume the performance of the Assumable

Maintenance and Repair.  The Port Authority, in its sole discretion, may condition such an election on such terms as it chooses to include in the notice, including the taking of certain remedial or other actions by the Lessee to the continuing satisfaction of the Port Authority.  The fact that the Port Authority may previously have given a notice under this subparagraph but has subsequently elected on one or more occasions not to assume the performance of the Assumable Maintenance and Repair or having on one or more occasions assumed the Assumable Maintenance and Repair and thereafter returned the said obligations to the Lessee pursuant to the provisions hereof, shall not be deemed to limit the right of the Port Authority to, at any time, give another notice of one or more deficiencies pursuant to this subparagraph or notice pursuant to paragraph (b)(1)(ii) below.

(ii)           The Port Authority may at any time and from time to time during the term of this Agreement, but only after the issuance of a notice described above and giving the opportunity to cure as provided above, advise the Lessee, by notice, that commencing on a date to be specified in such notice, which shall be not less than ninety (90) days after the giving thereof, the Port Authority will perform the Assumable Maintenance and Repair.  Such date as the same may be established from time to time shall be the “Assumable Maintenance and Repair Date”.

(c)           Performance of the Assumable Maintenance and Repair

(1)           The Port Authority shall perform the Assumable Maintenance and Repair from and after the Assumable Maintenance and Repair Date with the Cost of Assumable Maintenance and Repair to be paid by the Lessee as provided in paragraph (d) below.

(2)           The Lessee and the Port Authority each acknowledge and agree that the rights and obligations of the Port Authority and the Lessee hereunder are limited to the performance of all of the Assumable Maintenance and Repair by the Port Authority and not of particular portions thereof.

(3)           The Lessee shall give its full cooperation to the Port Authority so as to better enable the Port Authority and its contractors to perform the Assumable Maintenance and Repair and the Port Authority and its employees, agents and contractors shall have the right to enter the Terminal at all reasonable times to perform the Assumable Maintenance and Repair.

(d)           Payment for the Assumable Maintenance and Repair

The Cost of the Assumable Maintenance and Repair shall be payable by the Lessee from and after the Assumable Maintenance and Repair Date as follows:

(1)           The Port Authority shall establish monthly interim billing rates.  Such billing rates shall be based upon determinations by the Port Authority of its estimate of the Cost of the Assumable Maintenance and Repair for the calendar year or; for the portion of the calendar year in which the Assumable Maintenance and Repair Date, if less than a calendar year, shall occur or for the portion of the calendar year during which the term of this Agreement shall expire, if less than a calendar year.  Such determinations shall be based upon the prior calendar year’s experience, if any, and upon other such reasonable basis as the Port Authority shall select. The Port Authority may prospectively revise its billing rates during any calendar year.  The Lessee shall pay current billings they are received.

(2)           As soon as practicable after the expiration of each calendar year, the Port Authority shall determine the actual Cost of the Assumable Maintenance and Repair for the preceding calendar year and shall determine the amounts payable by the Lessee.  In the event the Assumable Maintenance and Repair Date does not fall on the first day of a calendar year or in the event the term of this Agreement expires on a day other than the last day of a calendar year the Annual Capital Cost for said calendar year shall be prorated based on the number of days during said calendar year during which the Port Authority provides the Assumable Maintenance and Repair.  Corrected billings based upon such determination shall thereupon be rendered by the Port Authority to the Lessee and if any monies are due to the Port Authority they shall be promptly paid by the Lessee and if any monies are due to the Lessee they shall be credited to it.

(e)           Limitation of Port Authority Obligations and No Waiver of Rights of Port Authority

(1)           The right and obligation of the Port Authority to perform the Assumable Maintenance and Repair shall not release, waive or affect the obligations of the Lessee with respect thereto set forth in any provision of this Agreement, nor limit, waive or effect any rights of termination with respect thereto, including but not limited to, the right of the Port Authority to terminate this Agreement, whether before or after the occurrence of the Assumable Maintenance and Repair Date pursuant to Section 20 hereof entitled “Termination by the Port Authority”.

(2)           The Port Authority shall not be obligated to the Lessee to furnish the Assumable Maintenance and Repair at any time while the Lessee shall be in default under this Agreement (except for the Lessee’s default in performing the Assumable Maintenance and Repair).

(3)           No failure, delay or interruption in performing the Assumable Maintenance and Repair by the Port Authority shall be or be construed to be an eviction of the Lessee or grounds for the diminution or abatement of rentals, fees, or other charges, or (unless resulting from the negligence or wilful failure of the Port Authority) shall be grounds for any claims by the Lessee for damages, consequential or otherwise.

(4)           The Port Authority shall be under no obligation to perform the Assumable Maintenance and Repair if and to the extent that during any period such performance shall be prohibited, limited or rationed by any federal, state or municipal law, rule, regulation, requirement, order or direction and if the Port Authority deems it in the public interest to comply therewith, even though such law, rule, regulation, requirement, order or direction may not be mandatory on the Port Authority as a public agency.  Furthermore, the obligation of the Port Authority to perform the Assumable Maintenance and Repair shall be deemed limited and modified during any period that repair or rebuilding of the Terminal is required pursuant to Section 10 hereof entitled “Care, Maintenance, Rebuilding and Repair by the Lessee” or Section 12 hereof “Damage to or Destruction of the Terminal”.

(f)            Return of the Assumable Maintenance and Repair to the Lessee

(1)           At any time and from time to time after the Port Authority may have exercised its rights under this Section to perform the Assumable Maintenance and Repair the Port Authority shall have the right, upon notice to the Lessee to return the obligation to perform the Assumable Maintenance and Repair to the Lessee commencing on a date to be specified in such notice which date shall be not less than thirty (30) nor more than ninety (90) days from the giving of such notice.  Such date shall be the “Return Date of the Assumable Maintenance and Repair”.  From and after the Return Date of the Assumable Maintenance and Repair the Lessee shall perform the Assumable Maintenance and Repair pursuant to and in accordance with all the terms and provisions of the Lease including, but not limited to, this Section.

(2)           From and after the Return Date of Assumable Maintenance and Repair the Lessee shall continue to pay the Cost of Assumable Maintenance and Repair, it being understood, that nothing herein shall release or be deemed to release the Lessee from the payment to the Port Authority of the Cost of Assumable Maintenance and Repair including that portion thereof consisting of the Annual Capital Cost in accordance with paragraph (d) hereof arising prior to the Return Date of the Assumable Maintenance and Repair; nor shall anything herein require the Port Authority to make any calculation or determination with respect to the Cost of Assumable Maintenance and Repair prior to the time specified therefor in paragraph (d) hereof.

Section 54.            Joint Periodic Condition Survey

In addition to and without limiting, Section 6 hereof entitled “Compliance with Governmental Requirements”, Section 7 hereof entitled “Rules and Regulations”, Section 8 hereof entitled “Various Obligations of the Lessee”, Section 9 hereof entitled “Prohibited Acts”, Section 10 hereof entitled “Care, Maintenance, Rebuilding and Repair by the Lessee”, Section 11 hereof entitled “Insurance”, Section 12 hereof entitled “Damage to or Destruction of Terminal”, Section 15 hereof entitled “Obstruction Lights”, Section 16 hereof entitled “Additional Rent and Charges”, Section 17 hereof entitled “Rights of Entry Reserved”, Section 26 hereof entitled “Surrender”, Section 53 hereof entitled “Assumption of Maintenance and Repair of the Terminal by the Port Authority”, Section 56 entitled “Environmental Obligations” and Section 61 entitled “Storage Tanks” or any other term, provision, covenant or condition of this Agreement, the Lessee and the Port Authority hereby agree that, in addition to any other inspection of the Terminal which may be made under any other Section of this Agreement or otherwise, a Condition Survey (as hereinafter defined) of the Terminal shall be conducted by the Condition Survey Contractor (as hereinafter defined) at the time period specified below subject to and in accordance with the following terms and conditions:

(a)           As used herein the following terms shall have the following meanings:

(1)           “Condition Survey” shall mean an inspection by the Condition Survey Contractor of the Terminal, including without limitation the then current state of cleaning, maintenance, janitorial services, painting, structural and nonstructural conditions, surface and subsurface conditions, environmental conditions, lighting of building areas, ramp and apron areas, and the condition of utilities and utility systems, fire-fighting and fire protection equipment and systems, communications and communications systems, antipollution systems and devices, fuel facilities and systems, and the Lessee’s fixtures, equipment and personal property, and also including the items mentioned or covered by Sections 6, 7, 8, 9, 10, 11, 12, 15, 16, 17, 26, 53, 56 and 61 of this Agreement;

(2)           “Condition Survey Contract” shall mean and refer to a contract awarded to a Condition Survey Contractor, or entered into between the Port Authority and a Condition Survey Contractor, for the performance by such Condition Survey Contractor of a Condition Survey at any of the applicable times as specified in subparagraph (b) hereof;

(3)           “Condition Survey Contractor” shall mean and refer to the contractor to whom the Condition Survey Contract is awarded pursuant to subparagraph (b) hereof which Condition Survey Contractor shall be an independent and reputable engineering firm, licensed or authorized to do business in the State of New York;

(4)           “Condition Survey Report” shall mean the report prepared by the Condition Survey Contractor under its Condition Survey Contract after its completion of the Condition Survey work under its Condition Survey Contract including without limitation any and all recommendations for repair, maintenance, rebuilding and cleaning of all items or areas covered by the Condition Survey;

(5)           “Costs of the Condition Survey” shall mean and include with respect to each Condition Survey all amounts paid and expenses incurred by the Port Authority, including all interest, costs, damages and penalties, in accordance with the provisions of Section 16 entitled “Additional Rent and Charges” for, relating to or in connection with Condition Survey work to be performed under the Condition Survey Contract;

(6)           “Report Date” shall mean the date of the Port Authority’s written notice to the Lessee by which the Port Authority delivers to the Lessee the Condition Survey Report.

(b)           No earlier than sixty (60) days preceding the last day of the month which constitutes the twelfth month preceding the Expiration Date, the Port Authority may advise the Lessee of a proposed Condition Survey Contract (which may include all or particular portions of the items described in paragraph (a)(i) above) and including the name of the proposed Condition Survey Contractor who will perform a Condition Survey and the proposed scope of the proposed Condition Survey Contract and the proposed fee structure of the contract.  Within thirty (30) days after the Port Authority’s notice to the Lessee, the Lessee shall advise the Port Authority in writing of its concurrence or objection to the proposed Condition Survey Contract.  In the event the Lessee fails to respond during the said time period, said nonresponse shall be deemed a concurrence and the Port Authority shall proceed with the said Condition Survey Contract for purposes of performing a Condition Survey.  In the event the Lessee notifies the Port Authority of its objections to the proposed Condition Survey Contract or Condition Survey Contractor, the parties hereby agree to consult with each other in good faith to resolve such dispute.  If such resolution is not reached within a reasonable period of time not to exceed thirty (30) days, then the Port Authority, if it so elects, shall make a determination as to the issue or issues in dispute.  The parties hereby agree that the Port Authority’s determination of said issues, including the Condition Survey Contract and the Condition Survey Contractor shall be final.

(c)           It is hereby expressly understood and agreed that the selection of each Condition Survey Contractor for the purposes of a Condition Survey and including the award of any Condition Survey Contract to such Condition Survey Contractor shall be subject to and consistent with the Port Authority’s policies and practices for the selection and award of similar contracts and the Port Authority shall have as full a right to require the use of competitive bidding and award, or other basis of award, for any such Condition Survey Contract as if the work on such contract were being performed solely for the Port Authority; and further that the Condition Survey Contract shall contain terms and conditions which are standard to Port Authority contracts or consistent with such standard provisions.

(d)           With respect to each Condition Survey, all Costs of the Condition Survey shall be shared equally between the Port Authority and the Lessee.  Accordingly, the Lessee hereby agrees to pay to the Port Authority fifty percent (50%) of the Costs of the Condition Survey with respect to each Condition Survey as follows:

(1)           The Lessee shall pay to or reimburse the Port Authority for the Costs of the Condition Survey as follows: The Port Authority shall after the completion of the Condition Survey work under a Condition Survey Contract and, if it elects, also from time to time during the course of the performance of the Condition Survey work under such Condition Survey Contract, submit to the Lessee a certificate or certificates setting forth the Costs of the Condition Survey at the date of each such certificate.  Within thirty (30) days after the delivery of each such certificate, the Lessee shall pay to the Port Authority an amount representing fifty percent (50%) of said Costs of the Condition Survey as such amount is set forth in said certificate.  Upon its final determination of the Costs of the Condition Survey, the Port Authority shall submit to the Lessee a certificate marked “Final” setting forth the final determination of the Costs of the Condition Survey with respect to each Condition Survey Contract as reduced by any previous payment with respect to such Condition Survey Contract, and the Lessee shall and hereby agrees to pay to the Port Authority within thirty (30) days of such certificate an amount representing fifty percent (50%) of said Costs of the Condition Survey as such amount is set forth in said certificate; provided, however, that neither the foregoing nor any certificate delivered by the Port Authority, nor any payment made by the Lessee shall waive, affect, or impair any right of the Port Authority of review and audit with respect to the Costs of the Condition Survey and with respect to each Condition Survey Contract and provided, further, however, that in the event any such review or audit by the Port Authority requires an adjustment of the Costs of the Condition Survey the Lessee shall be promptly credited with or shall pay to the Port Authority all amounts required by such adjustment.

(2)           Without limiting any of the terms and provisions of Section 16 hereof entitled “Additional Rent and Charges”, any and all amounts required to be paid by the Lessee under this Section 54 may be added to any installment of rent thereafter due hereunder and each and every part of the same shall be and become additional rent, recoverable by the Port Authority in the same manner and with like remedies as if it were part of the rent as set forth in Section 4 hereof entitled “Rental”.

(e)           The Lessee hereby agrees to and shall commence within ninety (90) days after the Report Date all items and all action required or recommended to be taken as set forth in each Contract Condition Survey Report that are necessary or required to meet the Lessee’s maintenance or repair or any other of its obligations, duties or responsibilities under this Agreement and the written notice of the Port Authority delivering said Report, unless the Port Authority expressly advises the Lessee to the contrary as to any particular item(s), and the Lessee shall diligently continue the same to completion; provided, however, that any and all items, action or work related to or affecting or involving fire safety, health, structural integrity, life safety, security and other emergency response systems shall be promptly commenced.

(f)            The Lessee hereby agrees that the Condition Survey Contractor shall have all rights of entry to the Terminal during all reasonable times, and upon reasonable advance notice, as appropriate or required to perform or complete the Condition Survey and the Condition Survey Report under the Condition Survey Contract.

(g)           It is expressly understood and agreed that neither the provisions of this Section including without limitation the right of the Port Authority to have the Lessee perform and complete the work required by the Condition Survey Report, the obligation of the Lessee so to perform and complete such work, or any such performance thereof by the Lessee, any failure of the parties to select a Condition Survey Contractor, any failure of any Condition Survey Contractor to perform and complete a Condition Survey Contract, nor any failure by the Lessee or the Port Authority to pay the Costs of the Condition Survey with respect to any Condition Survey Contract, or any portion thereof, shall or shall be deemed to release, waive, affect, restrict or impair any of the obligations, duties, responsibilities or liabilities of the Lessee under any term, provision, covenant or condition of this Agreement nor to limit, waive, affect, restrict or impair any right or remedy of the Port Authority including without limitation any right of the Port Authority to terminate the letting hereunder whether before or after the Report Date.  Without limiting the foregoing, it is expressly understood and agreed that the Lessee shall not postpone or delay any action, maintenance, rebuilding or repair or other item or thing required to be taken by the Lessee under any other section of this Agreement.

(h)           Notwithstanding anything to the contrary, the Port Authority shall have the right, exercisable in its sole and complete discretion, to exclude from the scope of a Condition Survey with respect to any Condition Survey Contract those items covered by Section 53 hereof for or during such period or periods, if any, when the Port Authority has elected to exercise its rights under Section 53 hereof to perform the Assumable Maintenance and Repair.

Section 55.            Condition of the Terminal

(a)           The Lessee accepts the Premises in its “as is” condition and the Port Authority shall not have any responsibility for any work or installation to the Terminal to make the same usable by the Lessee, to place it in any particular condition or to reimburse the Lessee for any work or installation as may be made by or on behalf of the Lessee, the Lessee having exclusive responsibility therefore.  The Lessee hereby acknowledges that it has not relied upon any representation or statement of the Port Authority or its Commissioners, officers, employees or agents as to the condition of the Terminal.  The Lessee, prior to any portion of the Terminal becoming a part of the Premises hereunder, thoroughly examined or shall examine, as the case shall be, such portion of the Terminal and determined it to be suitable for the Lessee’s operations under the Lease.

(b)           Without limiting any obligation of the Lessee to commence operations hereunder at the time and in the manner stated elsewhere in this Agreement, the Lessee agrees that no portion of the Premises will be used initially or at any time during the letting which is in a condition unsafe or improper for the conduct of the Lessee’s operations hereunder so that there is possibility of injury or damage to life or property.  It is hereby understood and agreed that whenever reference is made in this Agreement to the condition of the Premises as of the commencement of the term thereof, the same shall be deemed to mean the condition of the Premises as of the Effective Date, and as to the improvements made and the alternation work performed during the term of this Agreement, in the condition existing after the completion of the same.

Section 56.            Environmental Obligations

(a)           For the purposes of this Lease, the following terms shall have the respective meaning provided below:

(1)           “Condition Exceptions” shall mean the following:

(i)            The remediation or removal of the Existing Condition;

(ii)           The remediation or removal of Hazardous Substances in the soil or ground water in, on or under the Premises caused by the sole acts or omissions of the Port Authority on or after the Effective Date;

(iii)          Fines and penalties arising out of the Existing Condition if the fines and penalties are imposed due to the failure to have remediated or removed the Existing Condition; and

(iv)          Migrated Hazardous Substances

(2)           “Analyzed Item” shall mean with respect to the ground water each of and “Analyzed Items” shall mean with respect to the ground water all of the constituents for which the ground water samples described in Exhibit I were tested and “Analyzed Item” shall mean with respect to soil each of and “Analyzed Items” shall mean with respect to soil all of the constituents for which the soil samples described in Exhibit I were tested.

(3)           “Exhibit I” shall mean the Initial Environmental Report and all Remediation Completion Reports, if any.

(4)           “Existing Condition” shall mean the levels of Analyzed Items in the soil and ground water for all portions of the Premises as derived by applying the methodology set forth in paragraph (i) below to the test results in the Initial Environmental Survey, as such test results may be superceded and supplemented by the test results in each Remediation Completion Report in accordance with the provisions of paragraph (l) of this Section

(5)           “Initial Environmental Report” shall mean the report attached hereto, hereby made a part hereof and marked “Exhibit I” entitled “John F. Kennedy International Airport Terminal 6 Baseline Subsurface Investigation” and dated October, 1999.

(6)           “Migrated Hazardous Substance” shall mean (i) any Hazardous Substance that has migrated onto the Premises from outside the Premises and (ii) any Hazardous Substance that has migrated onto the Premises from outside of the Premises, provided, however, a Migrated Hazardous Substance shall in no event include any Hazardous Substance that has migrated as a result of or in connection with the any act or omission, including without limitation non-negligent acts and omissions, of the Lessee or of Persons other than the Lessee which use, occupy or are on the Premises with the consent of the Lessee.

(7)           “Remediation Completion Report” shall have the meaning set forth in paragraph (l) of this Section.

(b)           (1)           Without limiting the generality of any of the other terms and provisions of this Lease and subject to the terms and provisions of paragraph (b)(2) below, the Lessee hereby expressly agrees to assume all responsibility for, relieve the Port Authority from, and reimburse the Port Authority for, any and all risks, claims, penalties, costs and expenses of any kind whatsoever caused by, arising out of or in connection with, the condition of the Premises whether any aspect of such condition existed prior to, on or after the Effective Date, including without limitation all Environmental Requirements and all Environmental Damages and to indemnify and hold harmless the Port Authority for all such risks, claims, penalties, responsibilities, costs and expenses.

(2)           It is hereby agreed and understood that except as set forth in paragraphs (j), (p) and (q) of this Section the Lessee shall not be responsible for the Condition Exceptions.

(c)           Without limiting the Lessee’s obligations elsewhere under this Agreement to comply with all laws, ordinances, governmental rules, regulations and orders which were or at any time are in effect during the term of the letting under this Agreement, the Lessee understands and agrees that, except with respect to the Condition Exceptions which the Lessee is not responsible for pursuant to paragraph (b)(2) of this Section, it shall be obligated, at its cost and expense, to comply with and relieve the Port Authority from compliance with all Environmental Requirements which are applicable to or which affect (i) the Premises with the exception only of Migrated Hazardous Substances, (ii) the operations of, or work performed by, the Lessee or others with the consent of the Lessee at the Premises or the Lessee’s operations at the Airport, (iii) the occupancy and use of the Premises by the Lessee or by others with its consent or (iv) any Hazardous Substance which has migrated from the Premises with the exception only of Migrated Hazardous Substances.  Nothing in the foregoing shall be construed as a submission by the Port Authority to the application to itself of any Environmental Requirements; provided, however, that no immunity or exemption of the Port Authority from any Environmental Requirements shall excuse compliance or be grounds for noncompliance on the part of the Lessee.  Without limiting the generality of the foregoing and as part of the Lessee’s fulfillment of the foregoing obligations, the Lessee shall be responsible, at its sole cost and expense and subject to the direction of the Port Authority, for:

(1)           the preparation of and submission to all applicable Governmental Authorities of any notice, negative declaration, remedial action workplan, no further action letter, remediation agreement or any other documentation or information;

(2)           the obtaining of any surety bond or the giving of any other financial assurances; and

(3)           complying with the provisions of all Environmental Requirements becoming effective on or relating to the termination, expiration or surrender of the letting of the Premises or of any portion thereof under this Agreement, or on the closure or transfer of the Lessee’s operations at the Premises.

(d)           In addition to and without limiting the generality of the obligations of the Lessee set forth above and elsewhere in this Agreement, the Lessee shall, at its sole cost and expense and in accordance with and subject to the provisions of Section 33 of this Agreement, upon notice from the Port Authority, promptly take all actions to:

(1)           completely remove and remediate all Hazardous Substances in, on and under the Premises and at the Airport resulting from or in connection with the use and occupancy of the Premises by the Lessee or any Affiliate of the Lessee or which have been or permitted to be disposed of, released, discharged or otherwise placed in, on or under the Airport by the Lessee or any Affiliate of the Lessee or which have been disposed of, released, discharged or otherwise placed in, on or under the Premises during the term of the letting of the Premises under this Agreement or during the term of any previous agreement between the Lessee or any Affiliate of the Lessee and the Port Authority covering the Lessee’s or any such Affiliate’s use and/or occupancy of the Premises or any portion thereof;

(2)           except with respect to the Condition Exceptions which the Lessee is not responsible for pursuant to paragraph (b)(2) of this Section, remove and remediate all Hazardous Substances in, on or under the Premises or which have migrated from or from under the Premises to any other property which any Governmental Authority or any Environmental Requirement or any violation thereof require to be remediated or removed; and

(3)           except with respect to the Condition Exceptions which the Lessee is not responsible for pursuant to paragraph (b)(2) of this Section, remove and remediate all Hazardous Substances in, on or under the Premises or which have migrated from or from under the Premises necessary to mitigate any Environmental Damages.

(e)           The obligations set forth in paragraphs (c) and (d) of this Section shall include but not be limited to the investigation of the environmental condition of the area to be remediated, the preparation of feasibility studies, reports and remedial plans and the performance of any removal, remediation, containment, operation, maintenance, monitoring or restoration work and shall be performed in a good, safe and workmanlike manner.  The Lessee shall promptly provide the Port Authority with copies of all test results and reports generated in connection with such obligations.  Promptly upon completion of such investigation and remediation, the Lessee shall seal or cap all monitoring wells and test holes, remove all associated equipment and restore the remediated property.

(f)            Without limiting the Port Authority’s remedies under this Agreement or at law or in equity the Port Authority shall have the right during and after the term of the letting of the Premises under this Agreement to such equitable relief, including restraining injunctions and declaratory judgments, to enforce compliance by the

Lessee of its environmental obligations under this Agreement including without limitation all the Lessee’s obligations under this Section.  In the event that the Lessee fails to comply with or perform any of such obligations, the Port authority (subject to the application of the provisions of Section 20(a)(10) to the extent such application would not result in the violation of any Environmental Requirement by the Port Authority or by the Lessee) at any time during or subsequent to the termination, expiration or surrender of the letting of the Premises or any portion thereof may elect (but shall not be required) to perform such obligations and upon demand the Lessee shall pay to the Port Authority as additional rent its costs thereof, including all overhead costs as determined by the Port Authority.  For the purposes of this paragraph, the term “cost” shall be as defined in Section 16 of this Agreement.

(g)           Without limiting any other of the Lessee’s obligations under the Lease and except with respect to the Condition Exceptions which the Lessee is not responsible for pursuant to paragraph (b)(2) of this Section, the Lessee shall provide the General Manager of the Airport at the cost and expense of the Lessee with such information, documentation, records, correspondence, notices, reports, tests, results, and certifications and any other information as the Port Authority shall request in connection with any Environmental Requirements or Environmental Damages and the Lessee shall promptly acknowledge, swear to, sign or otherwise fully execute the same.  The Lessee agrees that any of the foregoing may be filed by the Port Authority with the appropriate Governmental Authority on behalf of the Lessee at the Lessee’s cost and expense.  Further, the Lessee agrees unless directed otherwise by the Port Authority, to provide the General Manager of the Airport with copies of all information, documentation, records, correspondence, notices, certifications, reports, test results and all other submissions provided by the Lessee to a Governmental Authority and by a Governmental Authority to the Lessee within ten (10) business days that the same are made available to or received by the Lessee with respect to any Environmental Requirements or any Environmental Damages.

(h)           (1)           Without limiting the generality of any provision of this Agreement, in the event that any Environmental Requirement sets forth more than one compliance standard, the Lessee agrees that the standard or standards to be applied in connection with any obligation it may have under this Agreement with respect to said Environmental Requirement shall be that which requires or permits the lowest level of a Hazardous Substance; provided, however, in the event such lowest level of a Hazardous Substance requires or allows the imposition of any restriction of any nature whatsoever upon the use or occupancy of the Premises or any other portion of the Airport or upon any operations or activities conducted or to be conducted on the Premises or the Airport or upon the transfer of the Premises or the Airport, then the Lessee shall remediate to such a level so that there is no such restriction placed upon the use and occupancy of the Premises or the Airport or upon any operations or activities conducted or to be conducted on the Premises or the Airport.

(2)           The Lessee further agrees that, notwithstanding the terms and conditions of paragraph (h)(1) above, the Port Authority shall have the right at any time and from time to time, acting in its sole discretion and without any obligation whatsoever to the Lessee or otherwise to do so, to designate any level or levels or standard or standards of remediation permitted or required under any Environmental Requirement, and such designation shall be binding upon the Lessee with respect to its obligations under this Agreement with respect to Environmental Requirements.

(3)           Nothing in this paragraph (h) shall require or be construed to require the Lessee to remediate any Analyzed Item below the Existing Condition except as otherwise required by or as set forth in this Agreement including without limitation as required by or as set forth in paragraphs (j), (p) and (q) of this Section.

(i)            The methodology to be used for the purpose of this Section to determine for any Existing Condition the level of an Analyzed Item at any location in, on or under the Premises shall be for ground water straight line interpolation methodology utilizing principles of hydrogeologic interpretation, and for soil, the EPA geostatistical software system applicable at any particular time and, notwithstanding any other evidence to the contrary including, without limitation, anything contained in the reports constituting a part of Exhibit I, the Existing Condition as so determined shall set forth and constitute for all purposes as between the Lessee and the Port Authority the levels of the Analyzed Items in the soil and ground water in, on and under the Premises, except, however, for each location from which soil and/or water samples have been taken and the tests results thereof constitute a part of the Existing Condition, for each Analyzed Item that was tested at such location and the test result for such Analyzed Item is a part of the Existing Condition, the level of such Analyzed Item at such location shall be the test result of such Analyzed Item at such location.

(j)            (1)           It is expressly understood and agreed that the proper handling, delivery, treatment, storage, transportation, disposal and depositing (all of the foregoing being hereinafter collectively called “Disposal”), whether on or off the Airport, of any soil, dirt, sand, silt, water, asbestos, lead, PCB’s, demolition or construction debris or other matter (hereinafter collectively called the “Matter”) excavated, disturbed or removed by the Lessee (or by any contractor or contractors of the Lessee) at, from or under the Premises (or any other area of the Airport ) at any time or times and regardless of the nature or composition of such Matter, including without limitation, any and all Disposal of said Matter in connection with the performance of the Lessee’s Construction Work (as defined Section 2 of this Lease) or the repair, replacement or rebuilding of the Premises as required under Section 10 of this Agreement, and any and all remediation and Disposal of said Matter and any and all other remediation and Disposal (whether soil, upper aquifer or otherwise) necessary, required or appropriate as a result of, caused by, incidental to or triggered by such excavation, disturbance or removal of the Matter or arising therefrom, and the taking or doing of any and all other action or actions necessary, required or appropriate in connection therewith, shall be the sole and complete responsibility of the Lessee including, without limitation, all costs and expenses thereof and any and all Environmental Damages, Environmental Requirements, claims, penalties and other expenses relating thereto.  The foregoing obligations of the Lessee shall obtain and apply with full force and effect irrespective of the nature or source of any contaminant, pollutant, chemical, waste or other substance or whether any of the same is Hazardous Substance or whether any of the same is at a level or levels above or below the level or levels of any of the Analyzed Items constituting the Existing Condition or whether there has or has not been any decrease or increase in such level or levels.  The Lessee shall perform all of the foregoing in accordance with and subject to all the terms, provisions, covenants and conditions of this Agreement.

(2)           Without limiting the generality of any other term or condition of this Agreement, title to any Matter on the Premises or the Airport excavated or removed by the Lessee and not used at the Premises shall vest in the Lessee upon the excavation or removal thereof and all such Matter shall be delivered and deposited by the Lessee at the Lessee’s sole cost and expense to a location off the Airport in accordance with the terms and conditions of this Agreement and all Environmental Requirements.  The entire proceeds, if any, of the sale or other disposition of the Matter shall belong to the Lessee.

(3)           In the event the Lessee discovers any Hazardous Substance in, on or under the Premises, the Lessee in reporting such Hazardous Substance shall direct such report to the attention of such individual at the subject Governmental Authority as the Facility Manager shall require in order to assure consistency in the environmental management of the Airport, provided, however, notwithstanding the foregoing in no event shall the Lessee be required by this paragraph (j)(3) to violate any Environmental Requirement.

(4)           Promptly upon final disposition of any Hazardous Substance from the Premises or the Airport, the Lessee shall submit to the Port Authority a “Certification of Final Disposal” stating the type and amount of material disposed, the method of disposal and the owner and location of the disposal facility.  The format of such certification shall follow the requirements, if any, of governmental agencies having jurisdiction as if the Port Authority were a private organization and the name of the Port Authority shall not appear on any certificate or other document as a generator or owner of such material.

(k)           Without limiting the foregoing and without limiting the generality of the provisions of Section 17 of this Lease and subject to and in accordance with said Section 17, the Port Authority and its designees, shall have the right but not the obligation to enter upon the Premises upon forty-eight (48) hours’ notice to the Lessee to conduct testing and related activities from existing wells, if any, to make additional wells and borings and to conduct testing and related activities therefrom and to perform such activities as shall be necessary to remediate the Existing Condition, and including but not limited to conducting pumping operations from said wells.  In the exercise of the foregoing rights the Port Authority and its designees shall not unreasonably interfere with the use and occupancy of the Terminal by the Lessee.

(l)            After any Person performs any remediation on the Premises, such Person, may but shall not be obligated to, sample and test the soil and/or aquifer of the

Premises or portions thereof and set forth the results of such samplings and tests in a report.  Any such report and test results shall be referred to for purposes of this Agreement as a “Remediation Completion Report”.  Upon delivery of a Remediation Completion Report to the Lessee and the Port Authority, such Remediation Completion Report shall (A) supersede and replace the existing Exhibit I or the applicable portions thereof if such test or tests results and report are of samples of Analyzed Items taken from the same well or boring or a new well or boring which is immediately adjacent to such well or boring and shall (B) supplement the existing Exhibit I or the applicable portions thereof if the test or tests results and report would not supersede any test or tests results and reports in the existing Exhibit I as aforesaid, provided, however, that said samples and testing shall produce a fair and representative sampling of the Premises, shall be analyzed by a New York State approved independent laboratory, and that said sampling and testing were performed in accordance with a methodology approved by the Port Authority.

(m)          Without limiting the generality of the provisions of Section 10 of the Lease, the Lessee agrees to protect and maintain the wells referred to Exhibit I and paragraph (k) of this Section and shall repair any damage thereto not caused by the activities of the Port Authority, or its designee(s), if any, or any prior occupant of the Terminal.

(n)           Without limiting the generality of any other term or provision of this Lease, all of the obligations of the Lessee under this Section shall survive the expiration or earlier termination of the letting of the Premises or any portion thereof.

(o)           The terms and conditions of this Section are intended to allocate the obligations and responsibilities between the Lessee and the Port Authority, and nothing in this Section or elsewhere in this Lease shall, or shall be deemed to, limit, modify waive or otherwise alter the rights, claims and remedies which the Port Authority or the Lessee may have against third parties at law, equity or otherwise.

(p)           (1)           Notwithstanding any other term or provision of this Agreement, the Existing Condition shall in no event include any Hazardous Substance whose presence in, on or under the Premises was caused by or resulted from the use and occupancy of the Premises by the Lessee or by any Affiliate of the Lessee, or the performance of any work by any of them, or the acts or omissions of the Lessee, its officers, agents or employees, or the acts or omissions of any Affiliate of the Lessee or of any sublessees or others who occupied the Premises with the permission of the Lessee or with the permission of an Affiliate of the Lessee or their officers, agents or employees.

(2)           The Lessee shall be responsible for the remediation and removal of the Existing Condition and fines and penalties arising out of in whole or in part if the Terminal is not at any time accessible for remediation, removal or cleanup by any prior occupant of the Terminal or by the Port Authority or its designees or others due to any act or omission, interruption, obstruction or hindrance by the Lessee or any of its agents, contractors or representatives, sublessees or subusers, including but not limited to, any refusal or failure by the Lessee or any of its agents, contractors or representatives, sublessees or subusers to grant or allow full and complete access to the Terminal or any portion of either to any prior occupant of the Terminal, the Port Authority or its designees.  Neither said access nor any such work by any prior occupant of the Terminal, the Port Authority or its designees nor any approval or consent granted to any prior occupant of the Terminal or any designee of the Port Authority to perform such work shall result in or entitle the Lessee to any abatement, reduction, diminution or suspension of any of the rentals or charges under this Lease.

(q)           Notwithstanding any other term or condition of this Agreement, it is hereby understood and agreed that the Lessee’s obligations under this Agreement shall not be nor be deemed to be affected in any way whatsoever if the Existing Condition or any portion thereof, is or will be remediated or removed by the Lessee in whole or in part in the fulfillment of any of the Lessee’s obligations under this Agreement, whether due to the fact the Lessee cannot remediate or remove one or more Hazardous Substances for which it is responsible to remediate or remove without remediating or removing one or more Analyzed Items for which it is not responsible for remediating or removing or due to cost or expedience or for any other reason, and in no event shall the Port Authority have any responsibility for such remediation or removal, including without limitation, any obligation to share in the cost of such remediation or removal.

(r)            The Port Authority has advised the Lessee that it is the intention of the Port Authority with respect to the application of pollution prevention programs, “best management practices plans” and other voluntary programs adopted and agreements made by the Port Authority with any governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the United States, states and political subdivisions thereof constituting Environmental Requirements that the Port Authority will treat the Lessee in a similar manner as similarly situated persons at the Airport.

(s)           Upon the cessation of the letting hereunder or any portion thereof, whether such cessation be by termination, expiration or otherwise, no level of any Analyzed Item shall exceed the level of such Analyzed Item as set forth in the Existing Condition (the amount of the increase, if any, of each and every Analyzed Item above the Existing Condition being hereinafter collectively called “Analyzed Item Increases”).  The Lessee covenants and agrees on or before the cessation of the letting or any portion thereof and subject to the provisions of Section 33 hereof, to remove and/or remediate all Analyzed Item Increases down to the Existing Condition.

(t)            (1)           Without limiting any other term or provision hereof, all the obligations of the Lessee under this Section shall survive the expiration or termination of the letting of the Premises hereunder, provided, however, the Lessee shall not be responsible for any Hazardous Substances in, on, under or about the Premises which the Lessee can prove occurred after the date that the Lessee shall have surrendered the Premises to the Port Authority and were not due to the acts or omissions of the Lessee.

(2)           Between the eighth (8th) and sixth (6th) months immediately preceding the expiration of the letting hereunder and within three (3) months after the effective date of the termination thereof, as the case shall be, the Lessee shall at its sole cost and expense and subject to the terms and provisions of Section 33 hereof entitled “Other Construction by the Lessee”, sample and test the soil and groundwater in, on and under the Premises in accordance with such standards, methods, protocol and procedures as shall be required by the Port Authority in it sole discretion after consultation with the Lessee in not less than 100 locations as specified by the Port Authority after consultation with the Lessee (such sampling and testing of the soil and groundwater is hereinafter referred to as the “Exit Baseline”).  All such sampling, testing and the preparation of any associated report shall be performed by a New York State approved independent consultant and laboratory.

(3)           It is hereby understood and agreed that the Exit Baseline and the test results therefrom may be used by the Lessee to evidence that a Hazardous Substance in, on or under the Premises occurred after the date that the Lessee shall have surrendered the Premises to the Port Authority

Section 57.            Late Charges

If the Lessee should fail to pay any amount required to be paid by the Lessee under this Agreement when due to the Port Authority, including without limitation any payment of rental or any payment of utility or other charges or if any such amount is found to be due as the result of an audit, then, in such event, the Port Authority may impose (by statement, bill or otherwise) a late charge with respect to each such unpaid amount for each late charge period (hereinbelow described) during the entirety of which such amount remains unpaid, each such late charge not to exceed an amount equal to eight tenths of one percent of such unpaid amount for each late charge period.  There shall be twenty-four late charge periods on a calendar year basis; each late charge period shall be for a period of at least fifteen (15) calendar days except one late charge period each calendar year may be for a period of less than fifteen (but not less than thirteen) calendar days.  Without limiting the generality of the foregoing, late charge periods in the case of amounts found to have been owing to the Port Authority as the result of Port Authority audit findings shall consist of each late charge period following the date the unpaid amount should have been paid under this Agreement.  Each late charge shall be payable immediately upon demand made at any time therefor by the Port Authority.  No acceptance by the Port Authority of payment of any unpaid amount or of any unpaid late charge amount shall be deemed a waiver of the right of the Port Authority of payment of any late charge or late charges payable under the provisions of this Section with respect to such unpaid amount.  Each late charge shall be and become additional rent, recoverable by the Port Authority in the same manner and with like remedies as if it were originally a part of the rental.  Nothing in this Section is intended to, or shall be deemed to, affect, alter, modify or diminish in any way (i) any rights of the Port Authority under this Agreement, including without limitation the Port Authority’s rights set forth in Section 20 hereof entitled “Termination by the Port Authority” or (ii) any obligations of the Lessee under this Agreement.  In the event that any late charge imposed pursuant to this Section shall exceed a legal maximum such late charges payable under this Agreement shall be payable instead at such legal maximum.

Section 58.            Future Airport Transportation Facilities and Operations Use of Portions of the Terminal

(a)           The Lessee understands that the Port Authority is constructing certain ground transportation facilities at the Airport including, but not limited to, a light rail passenger distribution system (“AirTrain”).  It is presently contemplated that the AirTrain will generally include a rail transportation system circulating around the Central terminal Area of the Airport generally aligned along the roadway frontage of the passenger terminal buildings and with stations to serve the passenger terminal buildings in the CTA at various locations.  At the discretion of the Port Authority, stations may be located to serve one or more passenger terminal buildings in the CTA, Airport parking areas, rent-a-car facilities, other areas of the Airport and off Airport transit systems.  The Port Authority expects to complete the planning and design for the AirTrain and upon completion of such planning and design, to implement the construction of the AirTrain and after the completion of such construction, to maintain and operate the AirTrain for the accommodation and transportation of persons desiring to use the same, and their baggage.  The Port Authority will keep the Lessee advised from time to time of the progress of the planning, design and construction of the AirTrain, particularly as it relates to the terminal hereunder.  The Lessee acknowledges and agrees that the AirTrain is intended to be a benefit and enhancement to the Airport and to the Lessee’s operations thereon.

(b)           (1)           The Lessee understands that the construction and operation of the AirTrain may require the location on the terminal of a passenger station (including pedestrian access between it and the passenger terminal building) and, in addition, requires the use of a portion or portions of the Terminal for and in connection with the construction, maintenance or operation of other portions of the AirTrain.  The Lessee agrees that it shall make available to the Port Authority upon demand such use for or in connection with the construction, maintenance and operation of the AirTrain for such purposes as may be required or be appropriate therefor and, where such portion of the AirTrain exclusively serves the Terminal, the same shall be made available by the Lessee without abatement of rental or charges hereunder or any payments by the Port Authority to the Lessee therefor.  Where such portion of the AirTrain does not exclusively serve the Premises then the rental hereunder shall be abated in accordance with the rental abatement provisions of this Lease.

(2)           Without limiting the terms and provisions of paragraph (b)(1) above, the Lessee shall comply with the provisions of Section 2 hereof entitled “Construction by the Lessee” with respect to the coordination of the AirTrain with the Construction Work as set forth in said Section 2.

(c)           The Lessee understands that the Port Authority considers the construction, operation and maintenance of the AirTrain of the utmost importance to the efficient operation of the Airport and to the fulfillment of the Port Authority’s governmental function to provide, maintain, develop and operate the Airport; that the efficient use and operation of the AirTrain will require that the Lessee in the operation and use of its passenger terminal facilities under this Lease shall utilize and cooperate in the operation of the AirTrain to the end that the AirTrain shall be utilized to the fullest extent possible so that its advantages and efficiencies can be fully realized; and that the Port Authority does not by this Lease intend to enter into any agreement, understanding or commitment which will interfere with, limit, restrict, hinder or prevent in any way the development, construction, maintenance, operation or efficient use of the AirTrain.

(d)           The Lessee also understands and acknowledges that the cost of planning, design, construction, maintenance and operation of the AirTrain will be accorded the same cost recovery treatment as the similar elements of the Air Terminal Highway is accorded in the General Airport Agreement for calculation of the flight fees under the General Airport Agreement and the same cost recovery treatment as the Air Terminal Highway is accorded for the calculation of other fees and charges under other existing agreements and policies at the Airport, and under any agreements which may be entered into in the future including agreements to replace such existing agreement(s) or the General Airport Agreement.

(e)           The Port Authority has also advised the Lessee that it is the intention of the Port Authority that with respect to the maintenance, operation, use and payment for the AirTrain all Aircraft Operators at the Airport which are similarly situated will be treated in a similar manner including the treatment of the cost, if any, of each in connecting its airport terminal facility to the AirTrain.

(f)            Without limiting any other provisions of this Section the Lessee understands and agrees that changes and modifications to certain provisions of the Lease including, but not limited to, Section 45 hereof entitled “Ingress and Egress”, and Section 68 hereof entitled “Ground Transportation Within the Central Terminal Area” and Section 46 hereof entitled “Restrictions on Use of Passenger Terminal Frontage Roadways - Use of Airport Taxi Dispatchers and Roadway Frontage Management”, may be required or appropriate to conform the provisions of these Sections to the operation of the AirTrain and the Lessee agrees that upon the presentation to it of a form of supplemental agreement to this Lease which includes such modifications it will execute and return the same to the Port Authority.  The Port Authority and the Lessee agree that each will consult with the other, from time to time, and will provide information to the other, from time to time, with respect to the study, planning, design, construction, maintenance and operation of the AirTrain and its interconnection with the Lessee’s passenger terminal facilities at the Premises.

Section 59.            Club Rooms

In the event the Lessee provides any rooms or space for the special handling of or the furnishing of special services to any of its passengers, guests or invitees it shall furnish such rooms or space at its expense and without cost to the Port

Authority.  The Lessee agrees that any food, alcoholic or non-alcoholic beverages and similar items sold or furnished to the Lessee’s passengers, guests or invitees shall be obtained by the Lessee from a Restaurant Operator who has been authorized by the Port Authority to operate establishments for the sale of food, alcoholic and non-alcoholic beverages and similar items for consumption in passenger terminal facilities at the Airport.  All monies paid or payable to a Restaurant Operator for such sales shall be included in the Gross Receipts of such Restaurant Operator.  In the event the Lessee wishes to use its own personnel for serving food, alcoholic or non-alcoholic beverages and similar items it may do so; provided that the food, alcoholic and non-alcoholic beverages are obtained by the Lessee from a Person who has been issued a permit by the Port Authority granting such Person permission to provide such food and beverages and provided that monies paid therefor, in that event, shall not be included in the Gross Receipts of such Person.  If the Lessee uses its own personnel for serving food, alcoholic or non-alcoholic beverages and similar items, the Lessee will not be obligated to pay a fee to the Port Authority which would be greater than the fee that would be retained by the Port Authority if the food, alcoholic or non-alcoholic beverages and similar items were served by a Restaurant Operator.

Section 60.            Lessee’s Service Standards

Subject to and without limiting or affecting any other term or provision of the Lease, the Lessee agrees to provide services at the Terminal for the benefit of the traveling public in a manner consistent with generally accepted airline industry standards for airport terminals and will cooperate with the Port Authority and other airlines serving the traveling public at the Airport in maintaining these standards through organized airport service improvement working groups.

Section 61.            Storage Tanks

The Lessee shall not use any of the underground or above ground storage tanks installed in the Premises on the Effective Date and its or their appurtenances, pipes, lines, fixtures and other related equipment (which tanks and appurtenances, pipes, lines, fixtures and equipment are hereinafter collectively called the “Existing Tanks” and singularly called an “Existing Tank”).  In the event that notwithstanding the foregoing the Lessee shall use any of the Existing Tanks, then such use shall be subject to all of the following terms and conditions:

(a)           Each Existing Tank used by the Lessee and all underground storage tanks and all above ground storage tanks installed in the Premises during the term of the letting hereunder or during the letting or use of the Premises by the Lessee under any previous agreement, and its or their appurtenances, pipes, lines, fixtures and other related equipment are hereinafter collectively called the “Lessee’s Tanks” and singularly called a “Lessee Tank”.  Notwithstanding any other facts or circumstances the contrary including without limitation any vesting of title to the Lessee’s Tanks in the City of New York pursuant to any construction or alteration application or otherwise, the Lessee hereby agrees that title and ownership of the Lessee’s Tanks shall be and remain in the Lessee, that all Lessee’s Tanks shall be registered by the Lessee in the name of the Lessee as operator and owner and that the Lessee shall have full and sole responsibility for all the Lessee’s Tanks, and shall release and relieve the Port Authority from all costs and responsibility for the Lessee’s Tanks.  The Port Authority has made no representations or warranties with respect to the Lessee’s Tanks or their location and shall assume no responsibility for the Lessee’s Tanks.  All Lessee’s Tanks installed by the Lessee shall be installed pursuant to the terms and conditions of the Lease including without limitation Section 33 hereof entitled “Other Construction by the Lessee” and nothing in this Section shall or shall be deemed to be permission or authorization to install any Lessee’s Tanks.

(b)           Without limiting the generality of any of the provisions of the Lease, the Lessee agrees that it shall be solely responsible for maintaining, testing and repairing the Lessee’s Tanks.  The Lessee shall not perform any servicing, repair or non-routine maintenance to the Lessee’s Tanks without the prior written approval of the Port Authority.  In addition, the Lessee, at its sole cost and expense, shall make all modifications to the Lessee’s Tanks and take all other actions so that the Lessee’s Tanks shall at all times comply with all applicable Environmental Requirements.

(c)           (1)          The Lessee shall remove all the Lessee’s Tanks from the Premises on or before the expiration of the Lease (unless the Lessee shall have received the prior written approval of the Port Authority to have abandoned a tank in place and such abandonment continues to meet all applicable Environmental Requirements) and the Lessee agrees to dispose of the Lessee’s Tanks off the Airport in accordance with all applicable Environmental Requirements.

(2)            Any removal of the Lessee’s Tanks shall be performed pursuant to an alteration application prepared by the Lessee and submitted to the Port Authority for the Port Authority’s approval and in connection with such removal, the Lessee shall restore the Premises to the same condition existing prior to the installation of the Lessee’s Tanks, shall perform such testing of the Lessee’s Tanks and of the soil, sub-soil and ground water in the vicinity of the Lessee’s Tanks as shall be required by the Port Authority and shall clean-up and remediate any contamination disclosed by said testing.  In the event the Lessee does not remove the Lessee’s Tanks as required by subparagraph (l) above, the Port Authority may enter upon the Premises and effect the removal and disposal of the Lessee’s Tanks, restoration of the Premises and such remediation and the Lessee hereby agrees to pay all costs and expenses of the Port Authority arising out of such removal, disposal, restoration and remediation.

(d)           Without limiting the generality of any other term or provision of the Lease, the Lessee shall at its cost and expense comply with all Environmental Requirements applicable to the Lessee’s Tanks, including without limitation any modifications or closures required thereby, and any Discharge (as defined in paragraph (i) hereof) including without limitation testing the Lessee’s Tanks and registering the Lessee’s Tanks in the name of the Lessee as owner and operator, submitting all required clean-up plans, bonds and other financial assurances, performing all required clean-up and remediation of Discharges and filing all reports, making all submissions to, providing all information required by, and complying with all requirements of, all Governmental Authorities pursuant to all such Environmental Requirements.  Nothing in the foregoing shall be construed as a submission by the Port Authority to the application to itself of the Environmental Requirements, provided, however, no immunity or exemption of the Port Authority from the Environmental Requirements shall excuse the compliance therewith by the Lessee or shall be grounds for non-compliance therewith by the Lessee.

(e)           (1)           Without limiting the terms and provisions of Section 2 hereof entitled “Construction by the Lessee” and Section 13 hereof entitled “Indemnity and Liability Insurance”, the Lessee hereby assumes all risks arising out of or in connection with the Lessee’s Tanks and all Discharges whether or not foreseen or unforeseen and shall indemnify and hold harmless the Port Authority, its Commissioners, officers, agents and employees from and against (and shall reimburse the Port Authority for their costs and expenses including without limitation penalties, fines, liabilities, settlements, damages, attorney and consultant fees, investigation and laboratory fees, clean-up and remediation costs, court costs and litigation expenses), all claims and demands, just or unjust, of third Persons (such claims and demands being hereinafter in this Section referred to as “Claims” and singularly referred to as a “Claim”) including but not limited to those for personal injuries (including death), property damages, or environmental impairment, arising or alleged to arise out of or in any way related to, the failure of the Lessee to comply with each and every term and provision of the Lease relating to the Lessee’s Tanks or to any Discharge, or the Lessee’s Tanks, or any Discharge, or any lawsuit brought or threatened, settlement reached or any governmental order relating to the Lessee’s Tanks or a Discharge, or any violation of any Environmental Requirement or demands of any Governmental Authority based upon or in any way related to the Lessee’s Tanks or a Discharge, and whether such arise out of the acts or omissions of the Lessee or of the contractors of the Lessee or of third Persons or out of the acts of God or the public enemy or otherwise including Claims by the City of New York against the Port Authority pursuant to the provisions of the Basic Lease whereby the Port Authority has agreed to indemnify the City against claims.  It is understood the foregoing indemnity shall cover all claims, demands, penalties, settlements, damages, fines, costs and expenses of or imposed by any Governmental Authority under the aforesaid Environmental Requirements.

(2)           If so directed the Lessee shall at its expense defend any suit based upon any such Claim (even if such Claim is groundless, false or fraudulent) and in handling such it shall not without first having express advance permission from the General Counsel of the Port Authority raise any defense involving in any way the jurisdiction of the tribunal over the person of the Port Authority, the immunity of the Port Authority, its Commissioners, officers, agents or employees, the governmental nature of the Port Authority or the provisions of any statutes respecting suits against the Port Authority.

(3)           The terms and conditions of this paragraph (e) are intended to allocate obligations and responsibilities between the Lessee and the Port Authority only, and nothing in this paragraph (e) shall limit, modify or otherwise alter the rights and remedies which the Port Authority or the Lessee may have against third parties at law, equity or otherwise.

(f)            Without limiting or affecting the terms and provisions of Section 23 hereof entitled “Survival of the Obligations of the Lessee”, the Lessee’s obligations under this Section shall survive the expiration or earlier termination of the Lease.

(g)           In addition to the requirements of Section 6 hereof entitled “Compliance with Governmental Regulations” and paragraph (d) of this Section, the Port Authority shall have the right upon notice to the Lessee to direct the Lessee, at the Lessee’s sole cost and expense, (i) to perform such reasonable testing of the Lessee’s Tanks as the Port Authority shall direct and to perform such testing of the soil, subsoil and ground water of the Terminal and of such surrounding area as the Port Authority shall direct, and (ii) to clean-up and remediate any Discharge, regardless of whether any Environmental Requirement or Governmental Authority shall require such testing, clean-up or remediation, which testing, clean-up and remediation shall be performed pursuant to an alteration application prepared by the Lessee and submitted to the Port Authority for the Port Authority’s approval.

(h)           In the Lessee’s use and operation of the Lessee’s Tanks, the Lessee shall not permit any Hazardous Substance from entering the ground including without limitation (subject to Section 33 hereof entitled “Other Construction by the Lessee”) installing appropriate spill and overfill devices and placing an impervious material, such as asphalt or concrete, over the ground area above or under, as the case shall be, and in the vicinity of the Lessee’s Tanks.

(i)            As used in this Section, “Discharge” shall mean the presence, pumping, pouring, venting, emitting, emptying, leakage, deposit, spill, discharge or other release of Hazardous Substances from the Lessee’s Tanks or in connection with their use, operation, maintenance, testing or repair.

Section 62.            Non-Discrimination

(a)           Without limiting the generality of any of the provisions of this Agreement, the Lessee, for itself, its successors in interest, and assigns, as a part of the consideration hereof, does hereby covenant and agree as a covenant running with the land that (1) no person on the ground of race, creed, color, sex or national origin shall be excluded from participation in, denied the benefits of, or be otherwise subjected to discrimination in the use of the Terminal, (2) that in the construction of any improvements on, over, or under the Terminal and furnishing of services thereon, no person on the ground of race, creed, color, sex or national origin shall be excluded from participation in, denied the benefits of, or otherwise be subject to discrimination, (3) that the Lessee shall use the Terminal in compliance with all other requirements imposed by or pursuant to Title 49, Code of Federal Regulations, Department of Transportation, Subtitle A, Office of the Secretary, Part 21, Non-discrimination in Federally-assisted programs of the Department of Transportation-Effectuation of Title VI of the Civil Rights Act of 1964, and as said Regulations may be amended, and any other present or future laws, rules, regulations, orders or directions of the United States of America with respect thereto which from time to time may be applicable to the Lessee’s operations at the Airport, whether by reason of agreement between the Port Authority and the United States Government or otherwise.

(b)           The Lessee shall include the provisions of paragraph (a) of this Section in every sublease, agreement or concession it may make pursuant to which any Person or Persons, other than the Lessee, operates any facility at the Airport providing services to the public and shall also include therein a provision granting the Port Authority a right to take such action as the United States may direct to enforce such covenant.

(c)           The Lessee’s noncompliance with the provisions of this Section shall constitute a material breach of this Agreement.  In the event of the breach by the Lessee of any of the above nondiscrimination provisions the Port Authority may take appropriate action to enforce compliance; or in the event such noncompliance shall continue for a period of twenty (20) days after receipt of written notice from the Port Authority, the Port Authority shall have the right to terminate this Agreement and the letting hereunder with the same force and effect as a termination under Section 20 hereof entitled “Termination by the Port Authority”, or may pursue such other remedies as may be provided by law; and as to any or all the foregoing, the Port Authority may take such action as the United States may direct.

(d)           The Lessee shall indemnify and hold harmless the Port Authority from any claims and demands of third Persons, including the United States of America resulting from the Lessee’s noncompliance with any of the provisions of this Section and the Lessee shall reimburse the Port Authority for any loss or expense incurred by reason of such noncompliance.

(e)           Nothing contained in this Section shall grant or shall be deemed to grant to the Lessee the right to transfer or assign this Agreement, to make any agreement or concession of the type mentioned in paragraph (b) hereof, or any right to perform any construction on the Terminal.

Section 63.            Affirmative Action

The Lessee assures that it will undertake an affirmative action program as required by 14 CFR Part 152, Subpart E, to insure that no person shall on the grounds of race, creed, color, national origin, or sex be excluded from participating in any employment activities covered in 14 CFR Part 152, Subpart E.  The Lessee assures that no person shall be excluded on these grounds from participating in or receiving the services or benefits of any program or activity covered by this subpart.  The Lessee assures that it will require that its covered suborganizations provide assurances to the Lessee that they similarly will undertake affirmative action programs and that they will require assurances from their suborganizations, as required by 14 CFR Part 152, Subpart E, to the same effect.

Section 64.            The Lessee’s Ongoing Affirmative Action, Equal Opportunity And Local Business Enterprises Commitment

I.              The Lessee’s Ongoing Affirmative Action and Equal Opportunity Commitment

(a)           In addition to and without limiting any other term or provision of this Agreement, the Lessee shall not discriminate against employees or applicants for employment because of race, creed, color, national origin, sex, age, disability or marital status and shall undertake or continue existing programs of affirmative action to ensure that minority group persons and women are afforded equal employment opportunity without discrimination in connection with the operation, repair and maintenance of the Terminal by the Lessee.  Such programs shall include, but not be limited to, recruitment, employment, job assignment, promotion, upgrading, demotion, transfer, layoff, termination, rates of pay or other forms of compensation, and selections for training or retraining, including apprenticeship and on-the-job training.

(b)           In addition to and without limiting the foregoing, and without limiting the provisions of Section 62 hereof entitled “Non-Discrimination” and Schedule E, it is hereby agreed that the Lessee in connection with its continuing operation, maintenance and repair of the Terminal, or any portion thereof, and in connection with every award or agreement for concessions or consumer services at the Airport, shall throughout the term of the letting hereunder commit itself to and use good faith efforts to implement an extensive program of affirmative action, including specific affirmative action steps to be taken by the Lessee, to ensure maximum opportunities for employment and contracting by minorities and women, and by Minority Business Enterprises (“MBE”) and Women-owned Business Enterprises (“WBE”).  In meeting the said commitment the Lessee agrees to submit to the Port Authority for its review and approval its said extensive affirmative action program, including the specific affirmative action steps to be taken by the Lessee to meet its aforesaid commitment, within sixty (60) days after the Effective Date.  The Lessee shall incorporate in its said affirmative action program such revisions and changes which the Port Authority initially or from time to time may reasonably require.  The Lessee throughout the term of the Lease shall document its efforts in implementing the said program, shall keep the Port Authority fully advised of the Lessee’s progress in implementing the said affirmative action program and shall supply to the Port Authority such information, data and documentation with respect thereto as the Port Authority may from time to time and at any time reasonably request, including but not limited to annual reports.

(c)           Good faith efforts to include meaningful participation by MBEs and WBEs shall include at least the following:

(1)           Dividing the work to be subcontracted into smaller portions where feasible.

(2)           Actively and affirmatively soliciting bids for subcontracts from MBEs and WBEs, including circulation of solicitations to minority and female contractor associations.  The Lessee shall maintain records detailing the efforts made to provide for meaningful MBE and WBE participation as called for in paragraph (b) above, including the names and addresses of all MBEs and WBEs contacted and, if any such MBE or WBE is not selected as a joint venturer or subcontractor, the reason for such decision.

(3)           Making plans and specifications for prospective work available to MBEs and WBEs in sufficient time for review.

(4)           Utilizing the list of eligible MBEs and WBEs maintained by the Port Authority or seeking minorities and women from other sources for the purpose of soliciting bids for subcontractors.

(5)           Encouraging the formation of joint ventures, partnerships or other similar arrangements among subcontractors, where appropriate, to insure that the Lessee will meet its obligations hereunder.

(6)           Insuring that provisions are made to provide progress payments to MBEs and WBEs on a timely basis, preferably biweekly, and that retainage it paid to MBEs and WBEs when they have completed their work.

(7)           Submitting quarterly reports to the Port Authority (Office of Business and Job Opportunity) detailing its compliance with the provisions hereof.

(8)           Requiring each contractor to submit to the Lessee with each payment request evidence that all MBE and WBE contractors have been paid in accordance with their contract.

(d)           The Lessee’s non-compliance with the provisions of this Section shall constitute a material breach of this Agreement.  In the event of the breach by the Lessee of any of the above provisions the Port Authority may take any appropriate action to enforce compliance; or in the event such non-compliance shall continue for a period of twenty (20) days after receipt of written notice from the Port Authority, the Port Authority shall have the right to terminate this Agreement and the letting hereunder with the same force and effect as a termination for default by the Lessee in the performance or observance of any other term or provision of this Agreement, or may pursue such other remedies as may be provided by law.

(e)           In the implementation of this Section, the Port Authority may consider compliance by the Lessee with the provisions of any federal, state or local law concerning affirmative action equal employment opportunity which are at least equal to the requirements of this Section, as effectuating the provisions of this Section.  If the Port Authority determines that by virtue of such compliance with the provisions of any such federal, state or local law that the provisions hereof duplicate or conflict with such law the Port Authority may waive the applicability of the provisions of this Section to the extent that such duplication or conflict exists.

(f)            Nothing herein provided shall be construed as a limitation upon the application of any laws which establish different standards of compliance or upon the application of requirements for the hiring of local or other area residents.

(g)           Nothing in this Section shall grant or be deemed to grant the Lessee the right to make any agreement or award for concessions or consumer services at the Airport.

II.            The Lessee’s Local Business Enterprise Commitment

The Lessee in connection with any construction work on the Terminal, or any portion thereof, shall throughout the term of the letting hereunder commit itself to and use good faith efforts to implement an extensive program to utilize Local Business Enterprises in accordance with and as set forth in Schedule F.

Section 65.            Books and Records

(a)           The Lessee shall maintain, in English and in accordance with generally accepted accounting principles full and complete records and books of account for at least seven (7) years (unless such records and books are material to litigation initiated within that time in which event they shall be maintained until final determination of the controversy), which records and books shall include without limitation all agreements and all source documents such as but not limited to original invoices, invoice listings, timekeeping records, and work schedules and shall record (i) the date and hour of each take-off or departure from the Airport of each aircraft operated by it and the date and hour of the landing by such aircraft next preceding each take-off or departure, (ii) all matters which the Lessee is required to certify to the Port Authority pursuant to this Lease, (iii) all transactions of the Lessee at, through, or in anyway connected with the Airport, and outside the Airport if the order therefor is received at the Airport, in connection with all activities conducted by the Lessee or a third Person relating to Subletting Consent Rental, the Construction Work and the Cost of the Construction Work, In-Flight Meals (including without limitation all payments by the Lessee to its independent contractors which furnish In-Flight Meals or any portion thereof), services provided to Handled Airlines, Accommodated Sublessee Airlines, ground transportation, subleasing of the Premises or any other activity at the Airport or outside the Airport if the order therefor is received at the Airport and which may require pursuant to the terms of this Lease, the Lessee’s flight fee agreement, any other agreement between the Lessee and the Port Authority or otherwise the payment by the Lessee to the Port Authority of fees, rentals or other amounts in connection with the conduct thereof, and (iv) any other matter concerning the Lessee’s operations at the Airport with respect to which the Port

Authority may reasonably need information to fulfill its obligations or exercise its rights under this Lease whether or not of the type enumerated above and whether or not an express obligation to keep books and records with regard thereto is expressly set forth elsewhere in this Lease, which records and books of account shall be kept at all times within the Port of New York District and shall separately state and identify each of the foregoing items, matters, transactions and activities, it being understood and agreed that nothing in this Section shall grant or shall be deemed to have granted any rights in the Lessee or any third Person to conduct any business, privilege or other activity or transaction at the Airport or off the Airport.

(b)           The Lessee shall cause any Affiliate, if any such Affiliate performs services similar to those performed by the Lessee, to maintain, in English and in accordance with accepted accounting practice full and complete records and books of account for at least seven (7) years (unless such records and books are material to litigation initiated within that time in which event they shall be maintained until final determination of the controversy), which records and books of account shall include without limitation all agreements and all source documents such as but not limited to original invoices, invoice listings, timekeeping records, and work schedules and shall record all transactions of each Affiliate at, through, or in anywise connected with the Airport, which records and books of account shall be kept at all times within the Port of New York District and shall separately state and identify each activity performed at the Airport and off the Airport if the order therefor is received at the Airport;

(c)           The Lessee shall permit and/or cause to be permitted in ordinary business hours during the term of the letting under this Lease, for one (1) year thereafter, and during such further period as is mentioned in the preceding paragraphs (a) and (b), the examination and audit by the officers, employees and representatives of the Port Authority of all the records and books of account of the Lessee (including without limitation all corporate records and books of account which the Port Authority in its sole discretion believes may be relevant for the identification, determination or calculation of all fees, rentals and other amounts paid or payable to the Port Authority, all agreements, and all source documents) and all the records and books of account of all Affiliates (including without limitation all corporate records and books of account which the Port Authority in its sole discretion believes may be relevant for the identification, determination or calculation of all fees, rentals and other amounts paid or payable to the Port Authority, all agreements, and all source documents) (all of the foregoing records and books described in this paragraph (c) being hereinafter collectively referred to as the “Books and Records”) within ten (10) days following any request by the Port Authority from time to time and at any time to examine and audit any Books and Records;

(d)           The Lessee shall install and use such equipment and devices, including without limitation computerized record keeping systems, for recording orders taken, or services rendered, as may be appropriate to the Lessee’s business and necessary or desirable to keep accurate Books and Records, and without limiting the generality of the foregoing, for any activity involving cash sales, install and use cash registers or other electronic cash control equipment that provides for non-resettable totals and shall permit the inspection by the officers, employees and representatives of the Port Authority of any equipment used by the Lessee, including but not limited to any of the foregoing equipment.

(e)           Without implying any limitation on the right of the Port Authority to terminate this Lease, including but not limited to, for breach of any term, condition or provision of paragraphs (a) through (d) above, the Lessee understands that the full reporting and disclosure to the Port Authority of all of the information described in paragraphs (a) through (d) above and provided by the equipment and devices set forth in paragraphs (a) through (d) above and the Lessee’s compliance with all the provisions of said paragraphs (a) through (d) are of the utmost importance to the Port Authority.  In the event any Books and Records are maintained outside the Port of New York District or in the event of the failure of the Lessee to comply with all the provisions of paragraphs (a) through (d) above then, in addition to all, and without limiting any other, rights and remedies of the Port Authority under this Lease or otherwise and in addition to all of the Lessee’s other obligations under this Lease:

(i)            the Port Authority may estimate any amount paid or payable to the Port Authority on any basis that the Port Authority, in its sole discretion, shall deem appropriate, such estimation to be final and binding on the Lessee and the amounts payable to the Port Authority based thereon shall be payable to the Port Authority when billed; and/or

(ii)           if any Books and Records are maintained outside of the Port of New York District, then the Port Authority in its sole discretion may (x) require on ten (10) days’ notice to the Lessee that any such Books and Records be made available to the Port Authority within the Port of New York District for examination and audit pursuant to paragraph (c) hereof and/or (y) examine and audit any such Books and Records pursuant to paragraph (c) hereof at the location(s) they are maintained and if such Books and Records are maintained within the contiguous United States the Lessee shall pay to the Port Authority when billed all travel costs and related expenses, as determined by the Port Authority, for Port Authority auditors and other representatives, employees and officers in connection with such examination and audit and if such Books and Records are maintained outside the contiguous United States the Lessee shall pay to the Port Authority when billed all costs and expenses of the Port Authority, as determined by the Port Authority, of such examination and audit, including but not limited to, salaries, benefits, travel costs and related expenses, overhead costs, and fees and charges of third party auditors retained by the Port Authority for the purpose of conducting such audit and examination.

(f)            Without implying any limitation on the rights or remedies of the Port Authority under this Lease or otherwise including without limitation the right of the Port Authority to terminate the Lease for breach of any term or provision of this Section and in addition thereto, in the event any of the Books and Records are not maintained in English, then the Lessee shall pay to the Port Authority when billed, all costs and expenses of the Port Authority, as determined by the Port Authority, to translate such Books and Records into English.

(g)           Without limiting the generality of Section 16 hereof entitled “Additional Rent and Charges”, the foregoing auditing costs, expenses and amounts of the Port Authority set forth in paragraphs (e) and (f) above shall be deemed rentals hereunder payable to the Port Authority with the same force and effect as the rentals payable to the Port Authority pursuant to Section 4 hereof entitled “Rental”.

Section 66.            Ground Transportation Services

(a)           The Lessee shall make available within the Terminal at reasonable rental rates, such counter spaces and wall telephone installations at such locations as may be determined by the Port Authority and the Lessee for use by limousine, bus, car rental, taxi and other ground transportation operators at the Airport, all of the foregoing being hereinafter called the “Ground Transportation Operators”.  The Lessee shall enter into an agreement only with Ground Transportation Operators designated or approved by the Port Authority, covering the occupancy of said counter space, which agreement may provide for the payment of a basic rental (but no other rental, charge or fee of any kind) to the Lessee for the counter space, provided that such basic rental shall represent a fair and reasonable rental for the counter space.  The Port Authority shall have the right to, in its agreement with any Ground Transportation Operator, impose obligations on the Ground Transportation Operator with respect to its operation at the counter space, including but not limited to the dissemination of information applicable to said service, and may charge such fees payable to the Port Authority as it may determine.

(b)           (1)           In lieu of the provisions of paragraph (a) of this Section obligating the Lessee to make available counter spaces and wall telephone installations with respect to limousine, bus and other Ground Transportation Operators at the Airport (but not including car rental operators as to which the provisions of paragraph (a) shall be and continue in full force and effect) the Lessee shall provide to the Port Authority or its contractor, without charge, such counter space at such locations as may be specified by the Port Authority within the Terminal as may reasonably be required for use as consolidated ground transportation reservation and information counters (hereinafter called the “Consolidated Counters”) to be operated by the Port Authority or its contractors.

(2)           The Lessee agrees to provide access to and from the public ways outside the Terminal to the Port Authority, its employees and its contractors and the ground transportation patrons and other users of the Consolidated Counters; to permit use of such portions of the public pedestrian circulation areas of the Terminal as may reasonably be required for the operation of the Consolidated Counters and the accommodation of the users thereof; and to permit the installation of such telephone and other communication lines, cables and conduits on and across the Terminal as may be required for the operation of the Consolidated Counters.  The Lessee acknowledges and agrees that the Consolidated Counters shall at all times be a part of the Premises under this Agreement and subject to all the terms and provisions thereof including, but not limited to indemnity, the payment of rentals, repair and maintenance (it being understood that this shall not be deemed to limit the liability of any independent contractor providing such service).  The Lessee shall, at its sole cost and expense, supply all utilities necessary for the operation of the Consolidated Counters including but not limited to heat, light, ventilation, air conditioning and electricity on a twenty-four (24) hour, seven (7) day a week basis.  The Lessee shall not be required to provide telephone service to the Consolidated Counters hereunder.

(3)           The Port Authority shall have the right at any time, without cause, on one hundred eighty (180) days’ notice to the Lessee to terminate and discontinue the operation of the Consolidated Counters and from and after the effective date stated in said notice the operation of the Consolidated Counters shall terminate and cease and the provisions of this paragraph (b) shall be null, void and of no further force and effect and the provisions of paragraph (a) of this Section and the Lessee’s obligations as set forth therein with respect to limousine, bus, car rental and other Ground Transportation Operators shall be deemed reinstated and in full force and effect.

Section 67.            Ground Transportation

(a)           The Lessee may arrange for the transportation to and from the Airport of its employees and their baggage (and such employees and baggage only) either directly or by contract with a surface carrier or carriers (hereinafter called the “Employee Surface Carrier(s)”) of its choice, provided, that such Employee Surface Carrier(s) are at all times Ground Carrier Permittees of the Port Authority as defined in paragraph (b) hereof and provided, further, that ten percent (10%) or such lesser percentage as may be set pursuant to paragraph (e) hereof of the Gross Receipts received from the ground transportation of employees and their baggage by the Employee Surface Carrier(s) providing such service, or by the Lessee, including all advertising and any other revenues of any type arising out of or in connection with said service (excluding only local, state and federal transportation taxes which are separately stated to and paid by the passengers and are directly payable to the taxing authority by the Lessee or by the Employee Surface Carrier(s)) shall be paid to the Port Authority.  No fee shall be paid by the Lessee to the Port Authority in connection with the ground transportation of employees and their baggage if the Lessee operates the service itself and if the Lessee makes no charge to its employees and their baggage therefor.

(b)           The Port Authority shall endeavor to issue permits to at least twelve (12) qualified surface carriers (herein called the “Ground Carrier Permittees”) which permits shall grant to said Ground Carrier Permittees the privilege of providing a service for the transportation to and from the Airport of employees and their baggage of all Aircraft Operators at the Airport.  Each permit shall provide that the Port Authority shall have the right at any time to revoke the permit granted to any Ground Carrier Permittee with or without cause and regardless of whether any such Ground Carrier Permittee is an Employee Surface Carrier(s) of the Lessee and regardless of any agreement between the Lessee and its Employee Surface Carrier(s).  Without limiting the foregoing right, if the Ground Carrier Permittee selected by the Lessee shall at any time fail to pay the Port Authority ten percent (10%) or such other percentage of its Gross Receipts as established pursuant to paragraph (e) hereof as required under the permit, the Port Authority shall have the right in addition to all other rights and remedies, to deny such Permittee entrance upon the Airport for the purpose of transporting employees and their baggage as aforesaid to and from the Airport and the Lessee shall no longer use the same.  In the event that there should at any time during the term of this Lease be less than twelve (12) Ground Carrier Permittees in operation at the Airport the Lessee shall have the right to engage an Employee Surface Carrier(s) of its choice to provide the service set forth in paragraph (a) hereof, subject, however, to the prior and continuing approval of the Port Authority, and provided that such Employee Surface Carrier(s) agrees to become a permittee of the Port Authority and to pay a percentage of its Gross Receipts to the Port Authority in accordance with paragraphs (a) and (e) hereof and only for so long as such permittee observes and complies with the terms of its permit, it being understood that said Employee Surface Carrier(s) may be restricted to serving the Lessee at the Airport.  At such time thereafter as there is in operation at the Airport at least twelve (12) Ground Carrier Permittees, the permit with the said Employee Surface Carrier(s) may be revoked by the Port Authority and the Lessee shall thereupon select an Employee Surface Carrier(s) from the Ground Carrier Permittees of the Port Authority.  Nothing contained hereunder shall be deemed to preclude the Port Authority from issuing from time to time during the term of the Lease permits to more than twelve (12) Ground Carrier Permittees.  The Permits with the Ground Carrier Permittees may contain privileges other than those set forth in this paragraph (b), including but not limited to the privilege to transport passengers and baggage of Aircraft Operators.  All permits shall contain such terms or provisions as the Port Authority may deem from time to time necessary or desirable.

(c)           The Port Authority hereby states its intention to attempt to incorporate, into all existing leases and into all new leases with all Scheduled Aircraft Operators covering passenger terminal facilities within the Central Terminal Area, provisions having the same effect as the provisions of paragraphs (a) and (b) of this Section.  The provisions of this Section shall be applicable as well to Aircraft Operators who may be occupying space within the Central Terminal Area pursuant to a sublease, subuse or Handling Agreement with any unit terminal lessee or with the Lessee hereunder or with any sublessee thereof (the foregoing not to waive the requirement for Port Authority consent).

(d)           The Lessee may arrange for the transportation to and from the Airport of passengers and their baggage (and such passengers and baggage only) either directly or by contract with a surface carrier or carriers (hereinafter called “Passenger Surface Carrier or Carriers”) of its choice, subject, however, to the prior and continuing approval of the Port Authority and provided, that such Passenger Surface Carrier or Carriers agree to become Permittees of the Port Authority and provided, further, that ten percent (10%) or such lesser percentage as may be set pursuant to paragraph (e) hereof of the Gross Receipts received from the ground transportation of passengers and baggage by the Passenger Surface Carrier or Carriers providing such service or by the Lessee, including all advertising and any other revenues of any type arising out of or in connection with said service (excluding only local, state and federal transportation taxes which are separately stated to and paid by and are directly payable to the taxing authority by the Lessee or by the Passenger Surface Carrier or Carriers) shall be paid to the Port Authority.  If the Passenger Surface Carrier designated by the Lessee shall at any time fail to pay to the Port Authority ten percent (10%) or such lesser percentage as may be set pursuant to paragraph (e) hereof of its Gross Receipts as aforesaid when billed therefor by the Port Authority, the Port Authority shall have the right to deny such carrier entrance upon the Airport for the purpose of transporting passengers and baggage as aforesaid to and from the Airport and the Lessee shall no longer use the same.

(e)           It is recognized that the Port Authority has established a five percent (5%) fee with respect to the service covered by paragraphs (a) and (d) hereof in lieu of the ten percent (10%) fee therein stated.  It is hereby specifically understood and agreed that the fact that said fee is presently five percent (5%) shall not constitute a waiver by the Port Authority of its right to impose a percentage fee of ten percent (10%) as provided in paragraphs (a) and (d).  It is hereby specifically agreed that the Port Authority shall have the right at any time and from time to time during the term of this Lease to revise the percentage fee it shall charge the Employee Surface Carrier(s), other permittees and the Lessee as provided in paragraphs (a) and (d) hereof but in no event shall said fee be greater than ten percent (10%).  The Port Authority shall notify the Lessee of any such revision.

(f)            The Lessee may arrange for the transportation to and from the Airport of freight and other cargo of the Lessee either directly or by contract with the surface carrier or carriers of its choice.  No permit or fee shall be required of the Lessee or its contractor for the picking up from or the delivery to of freight or other cargo from or to the Lessee.  No fee shall be paid to the Port Authority by the Lessee or its contractor for the privilege of transporting freight or cargo of the Lessee on the surface as aforesaid.  If such contractor of the Lessee enters into a Lease or other agreement with the Port Authority for space and/or privileges at the Airport, the rent or other compensation payable to the Port Authority shall not be measured by the amount of freight or other cargo of the Lessee transported on the surface by such contractor.

(g)           The right of the Lessee to arrange transportation to and from the Airport of its airline passengers as hereinabove provided shall not be construed as being applicable to any establishment or operation by the Lessee of facilities outside the Airport for the handling of airline passengers of the Lessee arriving at or departing from the Airport.

(h)           As used in this Section, reference to passengers, baggage, freight or other cargo of the Lessee shall be construed to mean persons, baggage, freight or cargo transported or to be transported on aircraft of the Lessee.

(i)            The Ground Carrier Permittee of the Lessee’s choice, its Passengers Surface Carrier or Carriers or any other contractor used by it shall not solicit business on the public areas of the Airport and the Lessee shall prohibit any such activity on the Terminal or on any other area at the Airport occupied by the Lessee.  The use, at any time, either on the Terminal or elsewhere on the Airport of hand or standard megaphones, loudspeakers or any electric, electronic or other amplifying devices is hereby expressly prohibited and any advertising or signs shall be subject to continuing Port Authority approval.

(j)            Effective as of January 1, 1972, the provisions of this Section superseded the provisions of Section 4.11 of Title IV of the General Airport Agreement and from and after said date said provisions of said Section 4.11 of Title IV were no longer of any force or effect.

Section 68.             Ground Transportation Within the Central Terminal Area

(a)           The Port Authority has established at the Airport a Central Terminal Area generally as described in the exhibit attached hereto, hereby made a part hereof and marked “Exhibit S” and hereinafter called “Exhibit S”.  If at any time and from time to time during the term of the Lease, the Port Authority substantially revises the Central Terminal Area, it shall thereafter forward to the Lessee a revised exhibit showing the revised Central Terminal Area which revised exhibit shall replace Exhibit S and shall become a part of the Lease.

(b)           (1)           The Lessee hereby agrees that it will not directly, indirectly or by arrangement with any independent third party, operate any surface vehicles for the transportation of airline passengers to or from the Terminal and the various other passenger terminal facilities or other locations within the Central Terminal Area.  The prohibition hereinabove set forth in this paragraph (b) shall be in effect only during such periods as there is in operation at the Airport a CTA Ground Transportation Service as hereinafter defined to be provided by an independent third party contractor.  The “CTA Ground Transportation Service” shall consist of the following: (i)  a ground transportation service for the transportation of airline passengers and other persons between the various passenger terminal facilities, including the Terminal, within the Central Terminal Area including the service of transporting a group of passengers where the Aircraft Operator must accommodate the group as a whole (hereinafter called the “CTA Omnibus Service”) and (ii) a ground transportation service for the transportation of passengers of Aircraft Operators within the Central Terminal Area, but only for a disabled passenger, when a passenger must take a direct connection and for whom time is critical, and in the very limited instance where an Aircraft Operator must accommodate a particular passenger, the foregoing service being hereinafter called the “CTA Supplementary Service”.  It is understood furthermore that, notwithstanding the prohibition hereinabove set forth in this paragraph (b), the Lessee may directly, indirectly or by arrangement with an independent third party, operate surface vehicles for the transportation of its passengers to or from the Terminal and such passenger terminal facility of the Lessee, if any, located outside the Central Terminal Area, provided, that the Lessee has the prior and continuing approval of the Port Authority to operate such passenger terminal facility outside the Central Terminal Area, that the aforesaid service shall not serve any passenger terminal facility or location within the Central Terminal Area other than the Terminal and that if the Lessee utilizes a third party to provide the service, said third party shall be subject to the prior and continuing approval of the Port Authority, shall agree to become a permittee of the Port Authority and shall pay the percentage of its Gross Receipts to the Port Authority with respect to said service as specified in said permit and shall comply with all the terms and conditions of its permit.

(2)           Nothing contained in this paragraph (b) or paragraph (c) hereof shall impose or be construed as imposing an obligation on the Port Authority to operate or cause to be operated the CTA Ground Transportation Service for the transportation of passengers and other persons between the various passenger terminal facilities, including the Terminal, within the Central Terminal Area.

(c)           (1)           (i)            It is hereby agreed that it is in the best interests of the Port Authority and all Participants as hereinafter defined that the CTA Omnibus Service be a good, proper and efficient service, able to adequately, timely and properly handle the ground transportation needs of airline passengers and other persons between the various passenger terminal facilities including the Terminal within the Central Terminal Area.  The parties recognize furthermore that the CTA Supplementary Service should be a service that would transport those persons authorized to be carried thereon in an adequate, proper and timely manner so as to meet their flight connections.

(ii)           The Port Authority agrees that it shall meet and consult from time to time with the Participants with respect to the procedures, schedules, fares, prices and operations of the CTA Omnibus Service and shall, except in case of emergency, give the Participants prior written notice of any substantive changes with respect thereto.  Notwithstanding the foregoing, it is hereby understood and agreed that the procedures, schedules, fares, prices, operations and other matters affecting the CTA Omnibus Service shall be determined by the Port Authority.

(iii)          The Port Authority agrees that it shall meet and consult from time to time with the Participants with respect to the procedures, schedules, fares, prices and operations of the CTA Supplementary Service.  Before adopting any initial procedures or schedules covering the operation of the CTA Supplementary Service and before putting into effect any modifications to any procedures or schedules then in effect with respect to the CTA Supplementary Service, except in case of emergency, the Port Authority shall submit the initial or the changed procedures and schedules (hereinafter called the “Submissions”) to the Participants for their approval.  If Participants representing more than fifty percent (50%) of the effective published passenger flight schedules to and from the Airport of all Participants for the calendar year prior to the year in which the Submissions are made to the Participants for their approval, approve the same, the Submissions shall be deemed to be approved for all purposes hereunder and said approval shall be deemed binding as well upon all other Aircraft Operators who may use or pay for the CTA Supplementary Service, notwithstanding the fact that said Submissions had not been submitted to them for their approval.  Notwithstanding anything herein provided and without limiting the provisions of paragraph (b) hereof, it is hereby understood and agreed that the Port Authority shall have no obligation hereunder to itself operate the CTA Ground Transportation Service nor any obligation to operate said service through an independent contractor unless and until the Submissions with respect to the CTA Supplementary Service submitted as aforesaid to the Participants have been approved by the Participants in accordance with the foregoing provisions.  The failure of any Participant to disapprove the Submissions within twenty (20) days after submission thereof to it for approval shall constitute such Participant’s approval hereunder to said Submissions.

(iv)          It is hereby understood and agreed that the amount to be charged for the CTA Supplementary Service shall consist of an Initial Price and, if the Port Authority so elects from time to time during the term of the Lease, an Excess Price.  The Initial Price shall be based upon the cost of the CTA Supplementary Service.  The Lessee shall pay to the Port Authority as and representing the Initial Price its pro rata share of the cost to the Port Authority of providing the CTA Supplementary Service.  The Lessee’s pro rata share of the cost to the Port Authority of providing the CTA Supplementary Service shall be that proportion of said cost as the number of passengers of the Lessee who actually used the CTA Supplementary Service bears to the total number of passengers using the CTA Supplementary Service.  Except as provided in subparagraph (c)(1)(v)(D) hereof, there will be no charge to the Lessee of either an Initial Price or an Excess Price if the Lessee does not have any passengers using the CTA Supplementary Service.

(v)           (A)         The Initial Price payable to the Port Authority pursuant to subparagraph (iv) hereof is for each calendar year, but in the event the term of the Lease expires or the provisions covering the CTA Supplementary Service are terminated on a day other than the last day of a calendar year, then in any such event the Initial Price payable to the Port Authority pursuant to subparagraph (iv) hereof shall, for the year during which such event occurs, be for such portion of said year during which the Port Authority provides the CTA Supplementary Service.  In determining the Initial Price, the cost of the CTA Supplementary Service shall be computed, determined and ascertained for each calendar year (or portion thereof upon the occurrence of any of the events mentioned in the first sentence hereof) of the term of this Lease.

(B)           Notwithstanding the foregoing and for current monthly or other periodical billing purposes as may from time to time be selected by the Port Authority, the Port Authority shall establish interim billing rates to cover the Initial Price for the CTA Supplementary Service.  Such billing rates shall be based on determinations by the Port Authority of its estimate of the cost of the CTA Supplementary Service for the calendar year and the number of passengers to be using the CTA Supplementary Service for said calendar year.  Such determinations shall be based upon the prior calendar year’s experience, if any, and upon such other reasonable basis as the Port Authority may determine.  The Port Authority may prospectively revise its billing rates during any calendar year.  On the 20th day of each calendar month the Lessee shall pay to the Port Authority the amount due as the Initial Price for the preceding calendar month, which shall be determined by multiplying the interim billing rate per passenger for the Initial Price established by the Port Authority as aforesaid by the number of Lessee’s passengers carried on the CTA Supplementary Service for the previous calendar month.

(C)           As soon as practicable after the expiration of each calendar year, the Port Authority shall determine the cost of the CTA Supplementary Service and the Initial Price payable therefore.  Corrected billings based upon such determination shall thereupon be rendered by the Port Authority and if any monies are due to the Port Authority they shall be promptly paid by the Lessee and if any monies are due to the Lessee they shall be promptly credited to it.

(D)          In the event and only in the event that the CTA Supplementary Service for all or any portion of a calendar year has been provided by the Port Authority but there has been no use thereof by any of the Participants, then the Initial Price and the Excess Price shall be payable by all Participants and each Participant’s share shall be based on the number of passengers on its outbound and inbound aircraft at the Airport compared to the total number of passengers on all inbound and outbound aircraft using the Airport of all Participants.  The Port Authority agrees that, if as of the commencement of any calendar year there appears to be no use by the Participants of the CTA Supplementary Service, it will use all reasonable efforts to limit its payments to the contractor for the CTA Supplementary Service for such period where there appears to be no use.

(vi)          (A)          The Port Authority shall have full discretion in awarding a contract for the CTA Ground Transportation Service and may award the same to a contractor who has not proposed the lowest price for the CTA Supplementary Service or the CTA Omnibus Service.  As stated in subparagraph (1)(iv) hereof the Port Authority shall have the right to charge the Lessee, in addition to the Initial Price for the CTA Supplementary Service, an additional amount herein called the “Excess Price”, which amount shall be applied to offset any deficit in the CTA Omnibus Service.

(B)           The amount representing the Excess Price shall be an amount payable only by the Lessee if it uses the CTA Supplementary Service and shall be an amount fixed for each passenger using the CTA Supplementary Service.  The Port Authority shall advise the Participants prior to the beginning of each calendar year of the amount per passenger which shall constitute the Excess Price for said calendar year.  On the 20th day of each calendar month during the term of this Lease and on the 20th day of the calendar month immediately following the end of the term of this Lease, the Lessee shall pay to the Port Authority the amount due as the Excess Price for the preceding calendar month, which shall be determined by multiplying the amount per passenger for the Excess Price established by the Port Authority as aforesaid by the number of Lessee’s passengers carried on the CTA Supplementary Service for the previous calendar month.  As soon as practicable after the expiration of each calendar year, the Port Authority shall determine the cost of the CTA Omnibus Service for said calendar year.  If there is no deficit or if the deficit is less than the amount received by the Port Authority from users of the CTA Omnibus Service, then the total amount of the Excess Price if there is no deficit or the amount of the

Excess Price which is over and above any deficit on the CTA Omnibus Service shall be refunded or credited to the Participants based on the portion of each Participant’s payments of the Excess Price for said calendar year as compared to the total amount received as the Excess Price from all Participants.  In determining whether or not there is a deficit or in determining the amount of the deficit, revenues from the CTA Omnibus Service shall be deemed to be 87.5% of the cost of the CTA Omnibus Service whether or not the revenues actually received add up to 87.5%, but if said revenues exceed 87.5% of the cost, the actual amount of revenues received shall be used.

(vii)         The Port Authority shall determine for each calendar year (or portion thereof, where applicable) the cost to the Port Authority of providing the CTA Omnibus Service and the cost to the Port Authority of providing the CTA Supplementary Service.  Each such cost shall be determined in accordance with the Port Authority’s normal accounting practice and shall consist of those of the following items, which are applicable to each such service:

(A)          All payments made by the Port Authority to the independent contractor for providing the CTA Supplementary Service or the CTA Omnibus Service, as the case may be (it being understood that the Port Authority shall not impose any percentage charge or fee on the contractor for such services);

(B)           On-the-job payroll costs of Port Authority employees working in any aspect of the CTA Supplementary Service or the CTA Omnibus Service, as the case may be, including but not limited to contributions to any retirement system or the cost of participation in any pension plans or the like, social security, old age, survivors, disability and employment insurance and other insurance costs, sick leave pay, holiday, vacation, authorized absence and severance pay, other employee fringe benefits and any other payments made or costs incurred whether pursuant to law or by Port Authority policy to or with respect to said employees;

(C)           The cost (including rental charges) to the Port Authority of providing space, equipment, materials, facilities or services to or in connection with the CTA Omnibus Service or the CTA Supplementary Service, as the case may be;

(D)          Payments of premiums (or to the extent of self-insurance an amount equivalent to what the premiums would have been) for insurance with respect to the CTA Omnibus Service or the CTA Supplementary Service, as the case may be, including without limitation thereto, fire and extended coverage, workmen’s compensation and commercial general liability;

(E)           Other direct costs as charged under the Port Authority’s normal accounting practice;

(F)           With respect to the CTA Omnibus Service, ten percent (10%) of the amounts paid to the contractor providing said service under item (A) hereof and with respect to the CTA Supplementary Service, twenty percent (20%) of the amount paid to the contractor providing said service under item (A) hereof.

(viii)        In the event that any specific cost incurred or any specific amount expended for any of the items hereinabove set forth covers both the CTA Omnibus Service and the CTA Supplementary Service, then the Port Authority shall divide and allocate any such cost or amount as between the CTA Omnibus Service and the CTA Supplementary Service in accordance with its normal accounting principles.

(2)           (i)            If at any time during the term of the Lease the Port Authority receives a written notice from at least two Participants (as hereinafter defined) representing more than thirty percent (30%) of the effective published passenger flight schedules to and from the Airport of all Participants for the calendar year prior to the year during which the notice was given, which notice shall be either (x) to the effect that the service being provided by the contractor furnishing the CTA Ground Transportation Service does not satisfy the standards set forth in item (i) of subparagraph (1) hereof and specifying whether it is the CTA Omnibus Service or the CTA Supplementary Service, or both, which is at fault, and further specifying the nature and extent of the failure or (y) to the effect that the Participants serving the notice are dissatisfied for any reason with the service, the Port Authority shall endeavor in the case of item (x) of this subparagraph (2)(i) to rectify the conditions complained of either by the existing contractor doing so or by engaging a new contractor to provide the CTA Ground Transportation Service or by a combination of both.

(ii)           If the Port Authority receives, by a date no earlier than one hundred twenty (120) days and no later than one hundred eighty (180) days after its receipt of either notice covered by subparagraph (c)(2)(i) hereof, a written notice from at least two Participants representing more than fifty percent (50%) of the effective published passenger flight schedules to and from the Airport of all Participants for the year prior to the year during which the notice is given, which notice is to the effect that the Participants sending the notice continue to be dissatisfied with the CTA Ground Transportation Service whether provided by the old contractor, or if said contractor has been replaced, by the new contractor, then the Port Authority agrees that, effective no later than sixty (60) days after its receipt of said notice (said date to be established by written notice to the Participants) the provisions of this Section covering the CTA Ground Transportation Service shall be terminated and shall no longer be in effect and from and after said date the Lessee shall have the right directly or by arrangement with an independent third party to operate surface vehicles for the transportation of airline passengers to and from the Terminal and the various other passenger terminal facilities or other locations within the Central Terminal Area, provided, however, that the same shall be used exclusively for the transportation of disabled passengers, passengers who must make a direct connection and where time is critical, in the very limited instances where an airline must accommodate particular passengers, and for the transportation of passengers traveling as a group where an airline must accommodate the group as a whole, it being understood that the foregoing limitation on the right of the Lessee shall be in effect only during such periods as there is in operation at the Airport a CTA Omnibus Service as defined in paragraph (b) hereof (the Port Authority having no obligation so to do), excluding the transportation of passengers traveling as a group, and provided, however, that if the Lessee utilizes a third party to provide said service, that said third party shall be subject to the prior and continuing approval of the Port Authority, shall agree to become a permittee of the Port Authority and shall pay the percentage of its Gross Receipts to the Port Authority with respect to its service as specified in said permit and shall comply with all the terms and conditions of its permit.

(d)           (1)           The Port Authority hereby states its intention to attempt to incorporate into all new leases and into all existing leases which may not already include the same with all Persons covering passenger terminal facilities within the Central Terminal Area provisions having the same effect as the provisions of this Section.  The term “Participants” shall mean all Persons (including for the purposes hereof, the Lessee) who have executed leases with the Port Authority covering passenger terminal facilities within the Central Terminal Area and containing provisions having the same effect as the provisions of this Section

(2)           All Aircraft Operators who may be occupying space within the Central Terminal Area pursuant to a sublease, subuse or Handling Agreement with any Participant (including the Lessee hereunder) shall be obligated to comply with all obligations of this Section which are applicable to the Participants, but said Aircraft Operators shall not be or be deemed to be Participants within the meaning of subparagraph (1) of this paragraph (d), but their activities, operations and payments hereunder shall be deemed to be those of the Participants whose space they are using.

(e)           The agreement by the Lessee under paragraph (b) hereof as well as the agreement by the Lessee under paragraph (c)(2) hereof, in the event the provisions covering the CTA Ground Transportation Service are terminated and are no longer in effect, are of the essence of this Section and the Lessee agrees that the Port Authority shall be entitled to a decree against the Lessee requiring the specific performance thereof in any court of equity having jurisdiction.  The aforesaid remedy shall not constitute the exclusive or sole remedy which may be available to the Port Authority hereunder in the event the Lessee breaches its agreement.

Section 69.             Helicopter Operations

The Lessee hereby acknowledges that the Lease does not grant to it any right and the Lessee does not have any right to use or permit the use of any portion of the Terminal for the landing or taking off of helicopters, rotary wing, tilt rotor or other similar aircraft.  In the event that the Port Authority determines that approval for such use will be given at any time hereafter, the same shall be granted only in accordance with such terms and conditions, including but not limited to fees, charges and rights of user, as the Port Authority may set forth in a supplement to the Lease, which is duly executed by the Lessee and the Port Authority.

Section 70.             Itinerant Aircraft

(a)           The Port Authority hereby grants to the Lessee the privilege of permitting the occasional use of the Premises by air taxi, corporate and private aircraft (sometimes hereinafter called the “Itinerant Aircraft”) for the sole purpose of discharging or picking up passengers, business guests and other invitees of the Lessee.  All operations of such Itinerant Aircraft shall be in compliance with all the terms and provisions of this Lease and with the Rules and Regulations of the Port Authority.  The Lessee shall be completely responsible for all acts and omissions of said Itinerant Aircraft as if said acts and omissions were the acts or omissions of the Lessee.

(b)           The Port Authority shall have the right to cancel the privilege granted to the Lessee as set forth in paragraph (a) hereof in whole or in part or with respect to any particular Itinerant Aircraft at any time and from time to time and without cause upon thirty (30) days’ written notice to the Lessee, and upon the effective date of such notice the Lessee shall no longer have the right to permit all or any specific Itinerant Aircraft as specified in the notice to use the Terminal as hereinabove provided, but the same shall not affect the Lease or any of the terms, rentals, fees, provisions or agreements hereof, all of which shall continue in full force and effect.

Section 71.             Observation Deck

It is hereby agreed and understood that the Lessee is prohibited from providing or operating, either by itself or through a third Person, an observation deck on the Terminal.

Section 72.             In-Flight Meals

(a)           In the event Section 8.04 of Title VIII of the General Airport Agreement, shall expire or be canceled or deleted or for any other reason shall be of no further force or effect then the following paragraphs (1), (2) and (3) shall be deemed to apply hereunder and be a part hereof:

(1)           If the Lessee desires to prepare, for its exclusive use, In-Flight Meals for consumption by passengers and crew on board aircraft operated by the Lessee and to deliver such In-Flight Meals to such aircraft it shall have the right to do so, individually or through a contractor of its own choice (which contractor shall not be another Person engaged in the business of transportation by aircraft).  If the Lessee does so directly, it shall do so only on space located outside the Central Terminal Area. The foregoing, however, shall create no obligation on the part of the Port Authority to provide such space and shall in no way be deemed a commitment by the Port Authority that any such space shall be available.  If the Lessee chooses to use an independent contractor, such contractor shall be a regular “In-Flight Meal Operator” by which is meant an operator authorized by the Port Authority to provide In-Flight Meals to Aircraft Operators at the Airport unless, in the opinion of the Lessee, all regular In-Flight Meal Operators are unsatisfactory to the Lessee, in which case the Lessee may employ any other contractor (other than another Person engaged in the business of transportation by aircraft), satisfactory to the Port Authority, who will accept a permit from the Port Authority on the same terms and conditions including the same rates, fees or charges as imposed upon and required of the Port Authority’s In-Flight Meal Operators.

(2)           The Lessee shall have the further right, either directly or through an independent contractor of its choice, satisfactory to the Port Authority, or by arrangements, jointly with one or more other users at the Airport, to employ a contractor, satisfactory to the Port Authority, to prepare outside the Airport and to deliver at the Airport to aircraft operated by the Lessee, In-Flight Meals for consumption by passengers and crew on board such aircraft, provided, however, that if the Lessee employs a contractor either alone, or, by arrangement, jointly with one or more other users at the Airport for the preparation, outside the Airport, of In-Flight Meals, then the Lessee shall cause such contractor to pay to the Port Authority the rate or rates which would be payable to the Port Authority by a regular Port Authority In-Flight Meal Operator for the off-Airport preparation or delivery, or both, of such In-Flight Meals to aircraft for consumption by passengers and crews on board such aircraft.

(3)           (i)            The Lessee has advised that it may use more than one independent contractor to furnish its In-Flight Meals at the Airport but may not wish to have all of said contractors become permittees of the Port Authority under permits which require, as aforesaid, the permittees to pay fees at the rates imposed on the Port Authority’s In-Flight Meal Operators upon Gross Receipts based on amounts the Lessee pays said contractors.

(ii)           Should the Lessee elect not to have all its independent contractors be Port Authority permittees as aforesaid, it shall serve a written notice on the Port Authority to such effect which notice shall state that it elects the method of additional payment as hereinafter set forth and thereupon the Port Authority shall consent thereto provided that, in addition to all other amounts payable to the Port Authority under subparagraphs (1) and (2) above, the Lessee shall pay and the Lessee hereby agrees to pay to the Port Authority an amount determined by applying the rates referred to in subparagraph (3)(i) above to the amounts payable by the Lessee to said independent contractors for its In-Flight Meals or any part thereof delivered to the Lessee’s aircraft at the Airport (whether such delivery be by said independent contractor, the Lessee or another).  The foregoing payments by the Lessee shall be made monthly on the twentieth (20th) day of the month commencing with the first (1st) month immediately following the Lessee’s notice and continuing each month thereafter up to and including the twentieth (20th) day of the month following the Expiration Date.  The Lessee at anytime on at least thirty (30) days’ prior written notice to the Port Authority may change from its selection above and the Lessee may at any time advise the Port Authority that this subparagraph (3) no longer applies to it based upon its representation, that it then shall make, that all payments made by it for In-Flight Meals shall be made to its contractors who are permittees of the Port Authority as In-Flight Meal Operators.

(iii)          It is hereby expressly recognized that the procedures allowed under this subparagraph (3) are not included within the contemplation of the provisions of subparagraphs 3(1) and (2) above and that the inclusion of the same within this paragraph (a)(3) shall not constitute or be deemed to constitute any concession or agreement by the Port Authority that said procedures are not in violation of subparagraphs 3(i) and (ii) hereof.

(b)           (1)           The Lessee acknowledges and agrees, with respect to any In-Flight Meals prepared and delivered on the Airport pursuant to Section 8.04 of Title VIII of the General Airport Agreement, that it may use more than one independent contractor to furnish its In-Flight Meals at the Airport but may not wish to have all of said contractors become permittees of the Port Authority under permits which require the permittees to pay fees at the rates imposed on the Port Authority’s In-Flight Meal Operators upon Gross Receipts based on amounts the Lessee pays said contractors, nor shall the same limit or be deemed to limit the provisions of said Section 8.04.

(2)           Should the Lessee elect not to have all its independent contractors be Port Authority permittees as aforesaid, it shall serve a written notice on the Port Authority to such effect which notice shall state that it elects the method of additional payment as hereinafter set forth and thereupon the Port Authority shall consent thereto provided that, in addition to all other amounts payable to the Port Authority, the Lessee shall pay and the Lessee hereby agrees to pay to the Port Authority an amount determined by applying the rates referred to in subparagraph (1) above to the amounts payable by the Lessee to said independent contractors for its In-Flight Meals or any part thereof delivered to the Lessee’s aircraft at the Airport (whether such delivery be by said independent contractor, the Lessee or another).  The foregoing payments by the Lessee shall be made monthly on the twentieth (20th) day of the month commencing with the first month immediately following the Lessee’s notice and continuing each month thereafter up to and including the twentieth (20th) day of the month following the expiration date of the term of the letting hereunder.  The Lessee at any time on at least thirty (30) days’ prior written notice to the Port Authority may change from its selection above and the Lessee may at any time advise the Port Authority that this paragraph (b) no longer applies to it based upon its representation, that it then shall make, that all payments made by it for In-Flight Meals shall be made to its contractors who are permittees of the Port Authority as In-Flight Meal Operators.

(3)           It is hereby expressly recognized that the procedures allowed under this paragraph (b) are not included within the contemplation of the provisions of Section 8.04 of Title VIII of the General Airport Agreement and that the inclusion of the same within this paragraph (b) shall not constitute or be deemed to constitute any concession or agreement by the Port Authority that said procedures are not in violation of said Section 8.04 of Title VIII of the General Airport Agreement, nor shall the same limit or be deemed to limit the provisions of said Section 8.04.

Section 73.             Consumer Services

(a)           The Lessee shall use its best efforts to develop and operate at the Premises a premier world-class retail program that will support and advance the role of the Premises in providing a convenient and comfortable arrival to and departure from the Airport, consistent with the image and status of New York City as a foremost domestic gateway and America’s foremost international gateway.  The Lessee’s retail program shall embody the Lessee’s full commitment to quality, value and customer service, evidence operations in accordance with the best industry practices, evidence compliance with the Port Authority’s maximum standards with regard to service, health, sanitation and safety, and evidence Lessee’s full commitment to the maximum financial return to the Lessee and the Port Authority.  A “premier world-class” retail program is one that consistently scores within the top ten percent (10%) of industry-recognized surveys, including without limitation the International Airline Transport Association (IATA) Airport Monitor and Port Authority-sponsored surveys, which contain evaluations or ratings of passenger terminal retail programs, or specific components thereof, of the same type or class.

(b)           (1)           The Lessee acknowledges that various portions of the Premises will be utilized for consumer services and said portions which receive the concurrence of the Lessee and the Port Authority, as hereinafter provided, are herein referred to as the “Concession Areas”.  Without limiting the provisions of Section 64 hereof entitled “The Lessee’s Ongoing Affirmative Action, Equal Opportunity and Local Business Enterprises Commitment”, the Lessee shall develop and submit to the Port Authority within ninety (90) days of the Effective Date for its approval a comprehensive plan for consumer services, setting forth, inter alia: (1) the types of concessions to be placed there and the number of each type and size, designated location, and configuration of each concession, as well as the overall plan of the portions of the Premises designated for retail operations; (2) the minimum rentals required for each type of concession; (3) the structure and level of any common area maintenance fees, marketing fees, delivery fees, and utility recoveries (to the extent permitted) to be charged to the retail sublessees; (4) the Lessee’s plans to provide retail opportunities for Minority Business Enterprises and Women-owned Business Enterprises (as defined in Schedule E hereto); (5) the Lessee’s quality and service standards and required hours of operation; (6) the Lessee’s specific plans to monitor and enforce its “Street Pricing” policy (defined in paragraph (f)(1) of this Section), quality and service standards and required hours of operation; (7) any other basic business terms including, but not limited to, any mandatory investment and refurbishing requirements; (8) a customer service program that incorporates the mission and vision of the Port Authority’s Aviation Department as set forth in the Airport Standards Manual provided to the Lessee; and (9) such other information as the Port Authority may deem appropriate to its review and determination if it will approve the proposed plan.  The types of concessions to be placed in the Concession Areas shall include those set forth in Sections 74 through 79 hereof, and the Lessee agrees that it will at all times throughout the term of the letting hereunder keep said comprehensive plan updated and that said updated plan shall be submitted to and be subject to the continuing approval of the Port Authority. The Port Authority shall furnish to the Lessee guidelines including those set forth in the Airport Standards Manual to be utilized by the Lessee with respect to all matters affecting consumer services in the Concession Areas including the aforesaid Lessee’s comprehensive plan. The Lessee agrees to meet and consult with the Port Authority, and provide representatives to meet and consult with the Port Authority and representatives of other airlines operating at the Airport, when requested to do so in order to discuss the Lessee’s performance in meeting the standards required by paragraph (a) of this Section and its implementation of the Port Authority guidelines on matters affecting consumer services in the Concession Areas.

(2)           The comprehensive plan shall be subject to the approval of the Port Authority, as provided in this Section.  The Lessee shall submit to the Port Authority for its written approval at annual intervals, on each anniversary of the Effective Date, during the term of the letting hereunder (or more frequently if desired by the Lessee or if reasonably requested by the Port Authority) a revised comprehensive consumer services plan, which shall contain the items of information enumerated in subparagraph (1) above.  The Port Authority shall, after its receipt of a proposed revised comprehensive plan, advise the Lessee in writing of the Port Authority’s approval, conditional approval or disapproval.  In the event of disapproval or conditional approval, the reasons therefor shall be stated, and the Lessee may thereafter submit for Port Authority approval an appropriately modified proposed revised comprehensive plan.  Unless and until a revised comprehensive plan shall have been approved by the Port Authority in the foregoing manner, the comprehensive plan previously approved and then in effect shall continue in effect.

(c)           After approval by the Port Authority of the Lessee’s comprehensive plan for consumer services the Lessee shall procure operators and agreements for such services.   As hereinafter provided the Lessee will be entering into a direct contract with each new operator but said operator must also enter into an appropriate agreement with the Port Authority.  The Lessee shall not finalize negotiations with any operator until it has received notification from the Port Authority that said arrangement is acceptable to the Port Authority and any agreement with any proposed operator the Lessee executes shall not be effective until said operator has entered into the appropriate contractual agreement with the Port Authority, in form and substance satisfactory to the Port Authority in its sole discretion.  The Port Authority’s approval of a comprehensive plan, or modifications thereto, shall in no way diminish the applicability of this subparagraph (1).  The effectiveness of the Lessee’s agreement with said proposed operator shall be subject to the Port Authority’s prior written consent, as contained in the aforesaid appropriate contractual agreement, and the Lessee’s agreement shall state the same. The foregoing procedure will be followed throughout the term of the letting hereunder.  It is expressly understood and agreed that the provisions of this Section shall not limit or be deemed to limit the provisions of Section 64 hereof and the Lessee’s on-going affirmative action commitment with respect to the consumer services awards and agreements provided for herein.

(d)           (1)           The Port Authority hereby reserves exclusively to itself and its designees the right on the Premises to implement, conduct, control and receive any rents, fees or profits with respect to any of the following uses, operations or installations (collectively, the “Reserved Uses”):

(i)            advertising, provided that the Lessee shall retain the right to control the placement of the particular advertising within the Premises and the right to reject any proposed advertising at the Premises,

(ii)           pay telephones, pre-paid phone cards, facsimile transmission machines and other public communications services, including without limitation, all voice and data communications services and facilitates, whether wired or wireless and whether within licensed or unlicensed frequency allocations, and also including all Port Authority-owned or operated information and communications technology infrastructure for common Airport use, provided that the Lessee shall retain the right to control the placement of telephones, phone banks, phone kiosks, facsimile transmission machines and other public communications services (e.g., internet kiosks) within the Premises, and the right to deny, upon reasonable grounds, the placement of any particular pay phone facility, facsimile transmission machine or internet kiosks.

(iii)          vending machines dispensing anything including, but not limited to, catalog and electronic sales (except in non-public areas of the Premises for products then permitted to be sold on the Premises under agreements or subleases approved by the Port Authority as required under this Lease), provided that the Lessee shall retain the right to control the placement of vending machines within the Premises and the right to reject any vending machine at the Premises,

(iv)          ground transportation (including vehicle rentals) reservations, as provided in Section 66 entitled “Ground Transportation Services” hereof, and

(v)           provision of on-airport baggage carts (other than shopping carts made available free of charge to retail shoppers with the Concession Areas) or other on-airport baggage-moving devices, provided that the Lessee shall retain the right to control the placement of baggage cart stations within the Premises and the right to reject any on-airport baggage carts at the Premises.

If and when the Port Authority elects to share with the other unit terminal operators at the Airport the revenues from the activities set forth in items (iv) and (v) of this paragraph (d)(1), the Port Authority shall likewise share such revenues with the Lessee.

(2)           The Port Authority (and any party specifically authorized thereby) may engage in the Reserved Uses and install, operate, maintain and repair the property used in connection therewith, in such locations as may be determined by the Lessee.  The Lessee, at its expense, shall provide the necessary wires and conduits for the supply of electricity and telephone and other communications interconnections for the Reserved Uses.

(3)           The Port Authority shall remit to the Lessee, out of the fees or rents actually collected by the Port Authority from third party operators pursuant to agreements for items (i), (ii) and (iii) of subparagraph (1) above, such fees or rents in the following percentages: item (i), fifty percent (50%) to the Lessee; item (ii), fifty percent (50%) to the Lessee; and item (iii), fifty percent (50%) to the Lessee.   The balance of all such fees or rents shall be retained by the Port Authority.  Except as specifically provided in the foregoing sentence, the Port Authority shall have the right to all revenues derived from the Reserved Uses without compensating the Lessee in any manner on account of such uses or revenues.

(e)           Except to the extent modified by and in accordance with an effective comprehensive consumer services plan, the Lessee shall require in its consumer services subleases the following with respect to hours and days of operation:

(1)           Retail food and beverage service shall be made available to the public at one or more locations continuously each day during the hours commencing no later than one hour prior to the first scheduled aircraft departure from the Premises and continuing until at least the completion of boarding for the last actual departure from the Premises of a flight therefrom the same day.  At least fifty percent (50%) of the concessions in any food service area at any one time shall operate continuously throughout the hours specified above.

(2)           Commencing no later than one hour prior to the first scheduled aircraft departure at the Premises each day and continuing until at least the last actual departure at the Premises of a flight for departure thereat the same day, at least one retail newsstand shall be continuously open for business and at least one area accessible to “meeters and greeters” shall be open.

(3)           Certain foreign currency exchange services, through a staffed location or an automated currency exchange machine, shall be continuously provided to the public in the Foreign Inspection Services area, if any, and at least one other central location in the Premises during the hours commencing no later than one hour prior to the first scheduled aircraft departure from the Premises and continuing at least until the later of (1) the completion of boarding for the last actual departure from the Premises of a flight scheduled for departure therefrom the same day and (2) one hour after the last actual arrival at the Premises of a flight scheduled for arrival thereat the same day.

(4)           In the arrival area and one other central location in the Premises, there shall be at least one automated teller machine fully operational and accessible to the public twenty-four (24) hours a day with cash in quantities sufficient to meet reasonably anticipated demand and providing access to at least one of the two largest banking networks available in the Port of New York District.

(5)           In any instance in which no minimum hours have been set forth above and as to all other retail sublessees, the retail sublessees shall be required to be open for business and operate their respective businesses as provided in the comprehensive consumer services plan.

(6)           The Lessee shall require all retail sublessees to operate their respective businesses so as to maximize their revenues in accordance with best industry practices and standards observed generally by first-class business enterprises of regional or national scope which operate at other major airports.

(f)            (1)           Each consumer service sublease shall provide that the sublessee in its operations pursuant to its sublease shall not charge prices to its customers in excess of “Street Prices”, defined as follows:

(i)            If the retail sublessee conducts a similar business in off-airport location(s) in the Greater New York City-Northern New Jersey Metropolitan Area (the “Metro Area”), “Street Prices” shall mean the price regularly charged by the retail sublessee for the same or similar item in the Metro Area;

(ii)           If the retail sublessee does not conduct a similar business in off-airport location(s) in the Metro Area, “Street Prices” shall mean the average price regularly charged in the Metro Area by similar retailers for the same or similar item;

(iii)          If neither the retail sublessee nor other similar retailers sell a particular item in the Metro Area, “Street Prices” shall mean the price regularly charged by the retail sublessee or similar retailers for the same or similar item in any other geographic area with a reasonable adjustment for any cost-of-living variance between such area and the Metro Area; and

(iv)          If a retail sublessee is in the business of selling duty-free goods, “Street Prices” shall mean the price regularly charged by the sublessee or other similar retailer for the same or similar duty-free item at other major airports serving large urban areas in the Northeast region of the United States, including but not limited to the Airport.

(2)           Notices in form and substance reasonably satisfactory to the Port Authority shall be conspicuously displayed in each retail sublessee’s space to the effect that the retail sublessee adheres to the foregoing “Street Pricing” policy.

(g)           (1)           Each consumer service sublease, and each Port Authority agreement with a concessionaire, shall also provide, that the retail sublessee shall:

(i)            use its best efforts in every proper manner to develop and increase the business conducted by it under the sublease;

(ii)           not divert, or cause or allow to be diverted, any business from the Premises or the Airport;

(iii)          maintain, in English and accordance with accepted accounting practice, during the term of the subletting under the sublease and for one (1) year after the expiration or earlier termination or surrender thereof, and for a further period extending until receipt of written permission from the Port Authority to do otherwise, full and complete records and books of account recording all transactions of the sublessee at, through, or in any way connected with its operations at the Premises or elsewhere at the Airport, and outside the Airport if the order therefor is received at the Airport, which records and books of account shall be kept at all times within the Port of New York District and shall separately state and identify each activity performed at the Airport and off the Airport if the order therefor is received at the Airport;

(iv)          the sublessee shall cause any of its Affiliates which performs services similar to those performed by the sublessee to maintain, in English and accordance with accepted accounting practice, during the term of the subletting under the sublease and for one (1) year after the expiration or earlier termination or surrender thereof, and for a further period extending until the sublessee shall receive written permission from the Port Authority to do otherwise, full and complete records and books of account recording all transactions of each such Affiliate at, through, or in any way connected with its operations at the Premises or elsewhere at the Airport, and outside the Airport if the order therefor is received at the Airport, which records and books of account shall be kept at all times within the Port of New York District and shall separately state and identify each activity performed at the Airport and off the Airport if the order therefor is received at the Airport;

(v)           permit and/or cause to be permitted in ordinary business hours during the term of the subletting under the sublease and for one (1) year thereafter, and during such further period as is mentioned in the preceding subparagraphs (1)(iii) and (1)(iv), the examination and audit by the officers, employees and representatives of both the Port Authority and those of the Lessee of such records and books of account and also any records and books of account of any Affiliate if said Affiliate performs services similar to those performed by the sublessee anywhere in the Port of New York District (including without limitation all corporate records and books of account which the Port Authority in its sole discretion believes may be relevant for the identification, determination or calculation of all fees, rentals and other amounts paid or payable to the Port Authority, all agreements, and all source documents), within ten (10) days following any request by the Port Authority from time to time and at any time to examine and audit said books and records;

(vi)          install and use such cash registers, sales slips, invoicing machines and any other equipment and devices, including without limitation computerized record-keeping systems, for recording orders taken, or services rendered, as may be appropriate to the sublessee’s business and necessary or desirable to keep accurate books and records as aforesaid, and without limiting the generality of the foregoing, for any activity involving cash sales, install and use cash registers or other electronic cash control equipment that provides for non-resettable totals;

(vii)         permit the inspection by the officers, employees and representatives of the Port Authority and those of the Lessee of any equipment used by the sublessee including, but not limited to, any of the equipment described in subparagraph (1)(vi) above; and

(viii)        furnish good, prompt and efficient service hereunder, adequate to meet all demands therefor at the Premises; furnish said service on a fair, equal and non-discriminatory basis to all users thereof; and charge fair, reasonable and non-discriminatory prices for each unit of sale or service, provided, however, that the retail sublessee may make reasonable and non-discriminatory discounts, rebates or other similar types of price reductions to volume purchasers.

(2)           Without implying any limitation on the right of the Port Authority to revoke its agreement with a concessionaire, in the event of the failure of the concessionaire to maintain, keep within the Port District or make available for examination and audit the required books and records in the manner and at the times or location as provided in paragraph (g)(1) above then, in addition to all and without limiting any other rights and remedies of the Port Authority, the Port Authority may:

(i)            Estimate the gross receipts of the concessionaire on any basis that the Port Authority, in its sole discretion, shall deem appropriate, such estimation to be final and binding on the concessionaire and the concessionaire’s fees based thereon to be payable to the Port Authority when billed; or

(ii)           If any such books and records have been maintained outside of the Port District, but within the Continental United States then the Port Authority in its sole discretion may (A) require such books and records to be produced within the Port District or (B) examine such books and records at the location at which they have been maintained and in such event the concessionaire shall pay to the Port Authority when billed all travel costs and related expenses, as determined by the Port Authority for Port Authority auditors and other representatives, employees and officers in connection with such examination and audit, or

(iii)          If any such books and records have been maintained outside the continental United States then, in addition to the costs specified in subparagraph (2)(ii) above, the concessionaire shall pay to the Port Authority when billed all other costs of the examination and audit of such books and records including without limitation salaries, benefits, travel costs and related expenses, overhead costs and fees and charges of third party auditors retained by the Port Authority for the purpose of conducting such audit and examination.

(3)           The foregoing auditing costs, expenses and amounts set forth in subparagraphs (2)(ii) and (2)(iii) of this paragraph (g) shall be deemed fees and charges under the Port Authority’s agreement with the concessionaire payable to the Port Authority with the same force and effect as all other fees and charges thereunder.

(h)           (1)           The Lessee shall employ or retain a full time trained professional staff at all times during the term of the letting hereunder of sufficient size, expertise, ability, suitability and experience to carry out its responsibilities under this Section.

(2)           In addition, throughout the term of the letting hereunder, the Lessee may request Port Authority approval to employ at the Premises, at Lessee’s sole cost and expense, on a full-time basis a retail asset manager for its concessions program at the Premises (such asset manager or developer being hereinafter referred to as a “Retail Manager”), subject in all respects to the terms and conditions of this Section.  Any fee or other compensation to be paid to said Retail Manager shall be paid by the Lessee directly or out of the Lessee’s share of revenue from consumer services, and no portion of such fee or compensation shall be paid out of the Port Authority’s share of revenue from consumer services or shall offset, reduce, be credited against or otherwise adversely affect the amount of any fees, rent or other revenue to be paid or payable to the Port Authority hereunder or to which the Port Authority may be otherwise entitled.  Nor shall the Lessee be entitled to impose charges on concessionaires, whether in the form of key money, chargebacks or otherwise, to pass along or recoup the aforesaid fee or other compensation to be paid to said Retail Manager, without the prior written consent of the Port Authority.

The Lessee shall not finalize negotiations with any Retail Manager until it has received notification from the Port Authority that said arrangement is acceptable to the Port Authority and shall not execute any agreement with any proposed Retail Manager until said Retail Manager has entered into the appropriate contractual agreement with the Port Authority, in form and substance satisfactory to the Port Authority in its sole discretion, which grants consent and approval to such Retail Manager.  Any such agreement between the Lessee and a proposed Retail Manager shall state among other things, and the Lessee agrees, that:

(i)            said agreement is subject and subordinate to this Lease (as the same may be amended, supplemented or extended);

(ii)           said agreement shall not take effect without the prior written consent of the Port Authority thereto to be embodied in the contractual agreement referred to above (executed by and among the Port Authority, the Lessee and the Retail Manager);

(iii)          any amendment, supplement or extension of the said agreement which does not have the express written approval of the Port Authority shall be void ab initio and of no effect whatsoever; that if this Lease is terminated on any account prior to the expiration of the term of the said agreement then the said agreement shall terminate simultaneously with such termination of this Lease unless the Port Authority shall notify the Retail Manager and the Lessee at or prior to such effective date of termination of this Lease that the Port Authority shall and does assume the rights and obligations of the Lessee thereunder from and after such effective date of termination, it being understood that the Port Authority shall have the right, but not the obligation, to be assigned and to assume the Lessee’s rights and obligations under the Retail Manager agreement and, further, it being understood that the Port Authority shall have no obligation to enter into any form of recognition agreement with any concessionaire;

(iv)          the Port Authority shall have the right to revoke its consent, or terminate any agreement containing its consent, to the Retail Manager agreement at any time without cause on thirty (30) days’ prior notice and such revocation or termination shall not require the concurrence of the Lessee;

(v)           all fees and rent collected by the Retail Manager shall be held by it in a fiduciary capacity, in a separate trust account and not co-mingled with other funds of the Retail Manager, solely for such purpose and thereafter remitted by the Retail Manager on a monthly basis directly to each of the Port Authority and the Lessee (it being understood that the Retail Manager’s interest is a possessory and not an equitable interest), and the amount of payments collected or to be collected from the concessionaires shall be based on fees and rent paid or payable by the concessionaires at the Premises without deduction, credit or offset for arrearages;

(vi)          in the event of any inconsistency between the Retail Manager agreement and this Lease, or between any retail sublease or retail license (the terms retail “sublease” and retail “license”, and retail “sublessee”, “licensee” and “concessionaire”, being used interchangeably for purposes of this Section) and this Lease, or between the Retail Manager agreement and the agreement containing the Port Authority consent thereto, or between a retail sublease and the agreement containing the Port Authority consent thereto, then in each and every such instance the Lease or the Port Authority consent agreement, as the case may be, shall supercede and control.

Any and all monthly and annual reports which set forth Gross Receipts (as defined herein, it being understood that the term Operator in such definition shall mean retail sublessee, licensee or concessionaire for purposes of this Section), in the aggregate and on a concessionaire-by-concessionaire basis, shall be provided simultaneously directly to each of the Port Authority and the Lessee.  The Lessee shall provide, or shall cause to be provided, to the Port Authority the following:  (1) on or before the twentieth (20th) day of each month following the commencement date of any retail sublease a statement, certified by an authorized officer of the sublessee, of Gross Receipts arising out of operations of the sublessee under such retail sublease for the preceding month, and (2) on or before April 15 of each calendar year during the sublease term a statement of Gross Receipts arising out of the operations of the sublessee for the preceding year certified, at the sublessee’s sole expense, by a certified public accountant.

(3)           Any Retail Manager shall have sufficient authority and support, staff and appropriate equipment, supplies and means to manage and administer those retail subleases and other agreements with the retail sublessees and other entities to which the Lessee is a party, or by which it is bound, relating to the retail program at the Premises, to monitor and compel performance by all retail sublessees and other entities and to serve as on-site liaison with the Port Authority.  Said Retail Manager shall have the power and authority on behalf of the Lessee to resolve all operational issues concerning the retail program at the Premises but shall have no power or authority to amend or modify this Lease or any agreement embodying a Port Authority consent.  In all events, an employee of the Lessee with managerial authority shall be available for a minimum time span of sixteen (16) hours each day during concession operation hours to meet with Port Authority representatives in person at the Premises and available at other times by telephone, with the ability in an emergency situation relating to retail concession matters to arrive at the Airport by car within two hours after being called.

(4)           Neither a Retail Manager nor any Affiliate thereof shall conduct or have any interest whatsoever in any entity conducting a consumer service operation in any Concession Area, unless the Port Authority has explicitly approved in writing specific exceptions after having been furnished such information as it may require and subject to such qualifications, conditions, limitations and restrictions as part of any such approval.

(5)           The Lessee shall not knowingly either employ or permit the employment of any management, supervisory or other personnel of the Lessee (including but not limited to such Retail Manager or any contractor or subcontractor, representative or agent of the Lessee), whose employment constitutes a conflict of interest or whose actions are inconsistent with the highest level of honesty, ethical conduct or public trust or are adverse to the public interest.  Notwithstanding the foregoing, the Lessee shall be under no obligation to refrain from hiring any Person if to do so would be a violation of law, or to terminate any Person if to do so would be a violation of law or of any applicable right of such Person, contractual or otherwise.

(i)            On a continuing basis through the end of the term of the letting hereunder, the Lessee shall undertake and execute through a variety of media, in a manner acceptable to the Port Authority, such advertising and promotional programs as shall bring to the attention of the public, generally, and actual and potential enplaning passengers and their escorts and guests and the aviation and tourist industries, in particular, the positive features of the retailing program managed by the Lessee as provided in this Lease and such other information to be presented in such style and format as shall project, consistent with the truth, a desirable image of such retailing program, the Premises and the Airport.  The Port Authority shall not have any responsibility for, and shall not bear any of the costs of, the foregoing.

(j)            Without limiting the generality of the provisions of Sections 74 through 80 herein, the following shall apply with respect to each of the concessions described in said Sections:

(1)           The Lessee agrees that it will furnish to the concessionaire sufficient and suitable space within the Premises to carry on any operation as may be required of or desired by the Lessee.

(2)           The Lessee shall bring to the perimeter of the space to be occupied by the concessionaire, and shall install, the necessary pipes, wires and conduits (including to any food service area), for the supply of electricity and HVAC for such operations (including but not limited to electricity to machines and displays with respect to permitted vending machines, public telephones, advertising displays and insurance counters), all without charge to the concessionaire or the Port Authority, except for electricity to the Restaurant Operator (as herein defined) which may be charged at cost.  With respect to any Restaurant Operator, the Lessee shall also provide and install pipes, wires and conduits for the supply of gas and water together with necessary steam and waste lines for use in connection with the operation.  The Lessee shall supply said utilities and services to the concessionaire, including to any storage areas provided to the concessionaire as required herein, and shall not charge the concessionaire or the Port Authority for any portion of same (except electricity to the Restaurant Operator as aforesaid).

(3)           Any agreement with a concessionaire shall provide that such concessionaire shall furnish at its expense all necessary fixtures, equipment, furniture and personal property required in connection with the operation and all construction work necessary to accommodate such installations.  With respect to in-line spaces, the agreement shall also provide that the concessionaire will perform all work necessary or required to finish off the space, including the finishing of the floors and ceilings from the structural slab and the walls from the rough partitions, the decor and color scheme of the concession area and the facilities and fixtures therein as well as the location of fixtures thereon, which shall be subject to the approval of the Lessee and compliance with the Port Authority Tenant Construction or Alteration Application process.

(4)           If the Lessee desires to have a Person or entity conduct such operations other than the Port Authority’s proposed concessionaire, except for goods and services described in Section 75 or any which would constitute Reserved Uses, the Lessee may employ any other Person of its choice (which other Person may not be the Lessee or an Affiliate thereof) to do so, provided, however, such other Person first obtains a permit from the Port Authority authorizing such Person to operate the establishment in a portion or portions of the Premises as designated by the Lessee with the prior approval of the Port Authority.  Prior to the issuance of any such permit by the Port Authority, such Person may be required to submit to the Port Authority evidence satisfactory to the Port Authority of its qualifications, the scope of its proposed operations and the standards of service it will provide.  Any such permit shall provide that such concessionaire will conduct its operations thereunder in a first-class manner in accordance with the best practices in the industry and shall comply with the maximum Port Authority standards with respect to service, health, sanitary and safety measures.

Paragraph (h)(2)(vi) of this Section shall apply with respect to any inconsistency between the terms of the permit and the terms of the agreement between the Lessee and the concessionaire.  Without limiting the foregoing, prior to the issuance of the permit the Port Authority shall make a copy of the same available to the Lessee and, upon the execution of the permit by the proposed concessionaire, the same shall be consented to in writing by the Lessee. Such other Person shall be required to pay to the Port Authority a fee but such fee shall not in any event exceed the fees or charges that would be retained by the Port Authority if such establishment were operated by a regular concessionaire of the Port Authority.  The Port Authority permit will not be revoked without cause by the Port Authority, without the prior consent of the Lessee.  Nothing in the preceding sentence shall mean or imply, or be deemed to mean or imply, that the Lessee’s consent shall be required for the Port Authority to revoke its permit with, or other agreement containing its consent to, a Retail Manager, and such Lessee’s consent shall not be required.

(5)           The contract between a concessionaire and the Port Authority, or the permit between the concessionaire and the Port Authority where such concessionaire has entered into an agreement with the Lessee in accordance with this Lease, shall contain appropriate provisions permitting cancellation of such contract on short notice with and without cause.  The Lessee’s agreement with the concessionaire shall contain appropriate provisions permitting cancellation of such contract on short notice with and without cause.  In the event of such cancellation without cause by the Port Authority (consistent with the penultimate sentence of subparagraph (4) above regarding the prior consent of the Lessee, it being understood that the same excepts goods and services described in Section 75 hereof or any which constitute Reserved Uses) or the Lessee, as the case may be, the Lessee agrees (and its agreement with the concessionaire shall provide that the Lessee agrees) to reimburse the concessionaire for its unamortized investment in the interior finishes and trade fixtures and title to such trade fixtures shall thereupon vest in the Lessee; provided, however, where such agreement is canceled expressly on the basis of the failure of the concessionaire to keep, perform or observe any of the terms and provisions of said agreement on its part to be kept, performed or observed or on the basis of one or more event or events of default as specified in said agreement such provision for Lessee reimbursement is not to obtain or apply.

Section 74.             Restaurant and Bar

(a)           The Lessee shall select and thereafter enter into a contract or agreement with one or more qualified restaurant operators (each such restaurant operator being hereinafter referred to in this Section as the “Restaurant Operator”) authorizing the Restaurant Operator to operate in the Premises facilities for the sale of food, alcoholic and non-alcoholic beverages and similar items for consumption in the Premises, subject in all respects to Section 73 hereof including, but not limited to, the requirement to obtain a permit from the Port Authority authorizing such Restaurant Operator to operate a restaurant service in a portion of the Premises hereunder.  The agreement with the Restaurant Operator shall cover the arrangements for the space to be used in for restaurant service within the Premises including the amount, type and location of the space.

(b)           The agreement between the Restaurant Operator and the Lessee may not call for any fixed rental or fee but shall provide that the Restaurant Operator shall pay a percentage fee to the Port Authority based upon the Gross Receipts of the Restaurant Operator from the sale of food, alcoholic and non-alcoholic beverages, which fee shall be subject to the prior written approval of the Port Authority and shall be incorporated into the permit to be issued by the Port Authority.  The Port Authority shall pay the Lessee for the use of the space by the Restaurant Operator a fee equivalent to 80% of the percentage fee collected by the Port Authority from the Restaurant Operator.  It is hereby understood and agreed that 20% of the percentage fee collected from the Restaurant Operator by the Port Authority shall be retained by the Port Authority.

(c)           In the event the Restaurant Operator selected by the Lessee to provide food, alcoholic and non-alcoholic beverages and similar items for sale and consumption on the Premises is the same concessionaire providing in-flight meals to the Lessee and is a wholly owned subsidiary of the Lessee, the fees to be paid to the Port Authority shall apply only to the Gross Receipts of the Restaurant Operator from the sale of food, alcoholic and non-alcoholic beverages on the Premises.

(d)           There shall be no other payments by the Restaurant Operator to the Lessee except for appropriate payments for any electricity which may be furnished to the Restaurant Operator by the Lessee.  The rental and fees payable hereunder shall be paid in the manner, under the conditions, and at the times provided in Section 82 hereof.  Both the agreement between the Lessee and the Restaurant Operator and the permit to be issued by the Port Authority shall have provisions covering the fee in accordance with this Section and, without limiting the generality of any other provision of this Section, the permit shall control as to the manner, conditions and terms of payment.

Section 75.             Vending Machines, Public Telephones, Advertising Displays

(a)           If requested by the Lessee the Port Authority, by itself or through contractors, lessees, or permittees, shall install and maintain in the Premises vending machines, public telephones, and/or advertising displays, at such locations and to such extent as requested by the Lessee.

(b)           The Port Authority shall require its contractors, lessees, or permittees to pay a fee, which may be a percentage fee subject to a minimum amount, based upon the Gross Receipts received from such vending machines, public telephones, and advertising displays or a fixed fee.

(c)           The Port Authority shall pay the Lessee an annual fee equivalent to the percentages set forth below of the fee collected by the Port Authority from its contractors, lessees, or permittees aforementioned: (1) 50% with respect to vending machines (2) 50% with respect to public telephones and (3) 50% with respect to advertising.  The fees payable hereunder shall be paid in the same manner, under the conditions and at the times, provided in Section 82 hereof.

Section 76.             Insurance Covering Air Transportation

(a)           The Port Authority may enter into contracts or agreements with qualified insurance vendors requiring such vendors to sell or arrange for the sale, at the Premises, of insurance covering air transportation, of such types and coverages as may be required by the Lessee.

(b)           The contract between the insurance vendor and the Port Authority shall provide that such vendor shall pay a basic rental for the space occupied by such vendor in the Premises in connection with the sale of such insurance.  The amount of the basic rental to be paid by the vendor shall be agreed upon between the Port Authority and the Lessee.

(c)           The contract shall further provide that the vendor shall pay to the Port Authority an amount equal to a percentage of the vendor’s gross premiums from the sale of such insurance, less the amount of any basic rental paid by the vendor.  Basic rental and percentage fees from the vendor shall be divided equally between the Port Authority and the Lessee.   The rental and fees payable hereunder shall be paid in the manner, under the conditions, and at the times provided in Section 82 hereof.

(d)           The contract with the insurance vendor will provide that:  (1) if the Lessee so requests, the vendor shall provide a general information service to the public; and (2) the vendor shall not be required to provide a counter for the sale of insurance if, in its opinion, there will be insufficient patronage to support such a counter; and (3) the vendor shall not be required to continue to provide at any designated location vending machines for the sale of insurance when the gross premiums from any such machines at any such location is less than $200 per month, provided, however, if twenty-four (24) hour counter coverage is not provided there shall be at least one machine in the Premises; and (4) the provisions of insurance policies and the minimum coverage offered shall be acceptable to the Lessee.

(e)           The location of insurance counters and insurance vending machines shall be determined by the Lessee subject to the approval of the Port Authority and in accordance with the Lessee’s comprehensive plan.  The Lessee shall not require unreasonably frequent moves of insurance counters and insurance vending machines hereunder.

(f)            There shall be no payments by the insurance vendor to the Lessee for utilities which may be furnished to the insurance vendor by the Lessee.

Section 77.             Newsstands

(a)           The Lessee shall select and thereafter enter into an agreement or agreements with a qualified newsstand operator or operators (each such newsstand operator being hereinafter referred to in this Section as the “Newsstand Operator”) authorizing such operators to operate newsstands in the Premises for the sale at retail of such of the following items as may be approved by the Port Authority:  newspapers, magazines, cigarettes, cigars and other tobacco supplies, candy, chewing gum, playing cards and paper-bound books, to the extent required by the Lessee, subject in all respects to Section 73 hereof including, but not limited to, the requirement to obtain a permit from the Port Authority authorizing such Newsstand Operator to operate a newsstand service in a portion of the Premises hereunder.   The Port Authority shall require such operator or operators to sell at retail from its or their locations, such other items or furnish such other services as may be approved by the Port Authority and as are requested by the Lessee.

(b)           The Lessee agrees that it shall furnish to the Newsstand Operator sufficient and suitable space for conducting and carrying on its aforesaid operation. The Lessee shall furnish without additional charge, a reasonable amount of storage space for the use of the Newsstand Operator.  The location of newsstands and appropriate storage space for the use of the Newsstand Operator(s) shall be determined by the Lessee subject to the approval of the Port Authority and in accordance with the Lessee’s comprehensive plan.

(c)           The contract between the Newsstand Operator(s) and the Lessee shall provide that such operator shall pay to the Port Authority a basic rental for the space occupied by such operator in the Premises in connection with the operation of the newsstand.  The amount of the basic rental to be paid by the Newsstand Operator(s) shall be agreed upon between the Port Authority and the Lessee.

(d)           The agreement with the Newsstand Operator(s) shall further provide that the operator will pay to the Port Authority a percentage fee of the Gross Receipts derived by the Newsstand Operator from all sales made by the Newsstand Operator less the amount of the basic rental paid by the Newsstand Operator.  Basic rental and percentage fees from the vendor shall be divided equally between the Port Authority and the Lessee.

(e)           The rental and fees payable hereunder shall be paid in the manner, under the conditions, and at the times provided in Section 82 hereof.  Any agreement with the Newsstand Operator and any permit to be issued by the Port Authority shall have provisions covering the percentage fee in accordance with this Section and, without limiting the generality of any other provision of this Section, the permit shall control as to the manner, conditions, and terms of payment.

(f)            The agreement with the Newsstand Operator(s) will further provide that the Newsstand Operator will be permitted to sell at retail only such merchandise as is normally sold at newsstands in operation at Port Authority Airports.  If there is a demand or need by travelers and other users of the Premises for other merchandise and there is no other tenant, permittee or licensee of the Port Authority available to provide such merchandise the scope of the newsstand’s operation may be increased, provided, however, that no merchandise objectionable to the Lessee or the Port Authority shall be sold.

(g)           There shall be no payments by the Newsstand Operator to the Lessee for utilities which may be furnished to the Newsstand Operator by the Lessee.

Section 78.             Foreign Currency Exchange

(a)           The Lessee shall select and thereafter enter into an agreement or agreements with a qualified foreign currency exchange operator or operators (which Person or entity is sometimes hereinafter referred to as the “Currency Exchange Operator”) providing for the Currency Exchange Operator to operate an establishment in the Premises for the exchange, purchase and sale of domestic and foreign currencies (hereinafter called the “Foreign Currency Exchange Service”), subject in all respects to Section 73 hereof including, but not limited to, the requirement to obtain a permit from the Port Authority authorizing such Currency Exchange Operator to operate a Foreign Currency Exchange Service.

(b)           The Lessee agrees that it shall furnish to the Currency Exchange Operator sufficient and suitable space for conducting and carrying on its aforesaid operation.

(c)           The agreement between the Lessee and the Currency Exchange Operator may not call for any fixed rental or fee but shall provide that the Currency Exchange Operator shall pay to the Port Authority a percentage fee based upon the Gross Receipts of the Currency Exchange Operator, which provision shall also be incorporated in any permit to be issued by the Port Authority hereunder.   The amount payable by the Currency Exchange Operator to the Port Authority shall be as may be agreed upon between the Port Authority and the Lessee.  It is hereby understood and agreed that 50% of the percentage fee payable by the Currency Exchange Operator and actually collected by the Port Authority therefrom shall be remitted by the Port Authority to the Lessee with the Port Authority retaining the balance.   The rental and fees payable hereunder shall be paid in the manner, under the conditions, and at the times provided in Section 82 hereof.  Any agreement with the Currency Exchange Operator and any permit to be issued by the Port Authority shall have provisions covering the fee in accordance with this Section and, without limiting the generality of any other provision of this Section, the permit shall control as to the manner, conditions, and terms of payment.

(d)           There shall be no payments by the Currency Exchange Operator to the Lessee for utilities which may be furnished to the Currency Exchange Operator.

Section 79.             Retail Banking

(a)           The Lessee shall select and thereafter enter into an agreement or agreement with a qualified retail banking operator or operators (which Person or entity is sometimes hereinafter referred to as the “Retail Bank Operator”) providing for such Retail Bank Operator to operate a service, within Concession Areas, performing one or more of the following functions as agreed between them:  the maintaining of accounts, receipt and/or disbursement of funds and including automatic teller machine service and foreign currency exchange (hereinafter called the “Retail Banking Service”), subject in all respects to Section 73 hereof including, but not limited to, the requirement to obtain a permit from the Port Authority authorizing such Retail Bank Operator to operate a Retail Banking Service.

(b)           The Lessee agrees that it shall furnish to the Retail Bank Operator sufficient and suitable space for conducting and carrying on its aforesaid operation.

(c)           The agreement between the Lessee and the Retail Bank Operator shall provide that the Retail Bank Operator shall pay a basic fixed fee or rental to the Port Authority, which provision also shall be incorporated in any permit to be issued by the Port Authority hereunder.  The amount payable by the Retail Bank Operator to the Port Authority shall be as may be agreed upon between the Port Authority and the Lessee.  It is hereby understood and agreed that 50% of such fixed fee payable by the Retail Bank Operator and actually collected by the Port Authority therefrom shall be remitted by the Port Authority to the Lessee with the Port Authority retaining the balance.   The rental and fees payable hereunder shall be paid in the manner, under the conditions, and at the times provided in Section 82 hereof.   Any agreement with the Retail Bank Operator and any permit to be issued by the Port Authority shall have provisions covering the rental and fees in accordance with this Section and, without limiting the generality of any other provision of this Section, the permit shall control as to the manner, conditions, and terms of payment

(d)           There shall be no payments by the Retail Bank Operator to the Lessee for utilities which may be furnished to the Retail Bank Operator by the Lessee.

Section 80.             Other Consumer Services

(a)           If the Lessee requests that additional consumer services be provided in the Premises for the sale of other items or the furnishing of other services, the Lessee shall either (i)  request that the Port Authority secure qualified tenants, permittees or licensees (hereinafter each referred to as the “Additional Operator”), to furnish such consumer services and the Port Authority shall endeavor to secure such Additional Operator and to enter into contracts or agreements with such Additional Operator requiring it to furnish the item or services to the extent required by the Lessee, or (ii) notify the Port Authority in writing that the Lessee is seeking such Additional Operator (including the proposed contractual arrangements, if any, between the Lessee and the proposed Additional Operator), satisfactory to the Port Authority and subject to its approval, provided that the Lessee complies with all the terms and provisions of Section 73 hereof, including without limitation its prior submittal to the Port Authority of an updated comprehensive plan for consumer services covering such proposed Additional Operator in accordance with and subject to said Section 73, and in compliance with the provisions covering the selection of the Additional Operator as described in Sections 73 (c) and 73(j) hereof and also subject to Sections 64, 81 and 82 hereof.

(b)           Each such Additional Operator must enter into an appropriate contractual arrangement with the Port Authority, as described in Sections 73(c) and 73(j) hereof, including without limitation an appropriate Port Authority permit authorizing such Additional Operator to operate the consumer services at the Premises.

(c)           (1)           The contract between the Additional Operator and the Port Authority shall provide that such Additional Operator shall pay to the Port Authority a basic rental for the space occupied by such Additional Operator in the Premises in connection with the furnishing of the consumer services.  The amount of the basic rental to be paid by the Additional Operator shall be agreed upon between the Port Authority and the Lessee.

(2)           The contract shall further provide that such Additional Operator shall also pay a percentage fee based upon the Gross Receipts of such Additional Operator from the operation of such consumer service, less the amount of any basic rental paid by the Additional Operator.

(3)           Basic rental and percentage fees shall be divided equally between the Port Authority and the Lessee. The rental and fees payable hereunder shall be paid in the same manner, under the conditions, and at the times provided in Section 82 hereof.

(4)           Notwithstanding the foregoing provisions of subparagraphs (1), (2) and (3) above, the contract between the Port Authority and the Additional Operator may provide that the Additional Operator will pay to each of the Port Authority and the Lessee a basic minimum rental plus a percentage of Gross Receipts (with or without an annual exemption amount) to be shared equally between the Port Authority and the Lessee and will also pay to the Lessee an equal amount as such basic minimum rental, with such payments of the basic minimum rental and percentage fee to be made by the Additional Operator directly to the Port Authority and directly to the Lessee.

(d)           The Additional Operator will furnish and install at its expense all necessary fixtures, stands, counters and equipment required in connection with its operation and all construction work necessary to accommodate such installations.

(e)           The Port Authority may require the contract with the Additional Operator to include limitations as to the scope of the activities of such Additional Operator in light of the availability of similar services in the concession area or Premises.

(f)            The Lessee understands and agrees that it may not itself nor will the Port Authority install or cause to be installed coin-operated lockers on the Premises.

Section 81.             Subletting of the Premises for Consumer Services

(a)           Irrespective of whether the Persons selected in accordance with this Agreement to furnish the consumer services set forth in Sections 74, 75, 76, 77, 78, 79, and 80  hereof have contracts with or are contractors or permittees of the Port Authority, the Lessee may require that such Persons enter into separate agreements or subleases with the Lessee as a condition precedent to the occupancy of space within and the operation of such establishments upon the Premises, provided, however, that all such Persons must have first obtained a permit from the Port Authority authorizing them to operate such establishments. The terms and provisions of the said agreements or subleases shall not be inconsistent with the terms of this Agreement except that the same may provide for cancellation by the Lessee on short notice in the event the services furnished by such Persons are unsatisfactory to the Lessee.

(b)           Section 73(j) shall fully apply with respect to subleases and other agreements entered into between the Lessee and a Person pursuant to this Section, including but not limited to the requirement of such Persons to pay to the Port Authority a fee, with such fee not in any event to exceed the fees or charges that would be retained by the Port Authority if their respective establishments were operated by regular concessionaires of the Port Authority.

Section 82.             Obligations in Connection with Consumer Services Agreements

(a)           The Port Authority shall administer all contracts and agreements with its tenants, licensees or permittees furnishing consumer services at the Premises.  All such contracts and agreements shall contain provisions, among others, providing that such tenant, licensee or permittee shall:

(1)           Take all reasonable measures in every proper manner to maintain, develop and increase the business conducted by it at the Premises;

(2)           Not divert or cause or allow to be diverted any business from the Premises;

(3)           Maintain in accordance with accepted accounting practice, records and books of account recording all transactions at, through or in any way connected with the Premises, which records and books of account shall be kept at all times within the Port of New York District and permit, in ordinary business hours during such time, the examination and audit by the officers, employees and representatives of the Port Authority of such records and books of account;

(4)           Permit in ordinary business hours the inspection by the officers, employees and representatives of the Port Authority or the Lessee of any equipment used by the tenant, licensee or permittee, including but not limited to cash registers and recording tapes;

(5)           Furnish on or before the twentieth day of each month following the commencement date of the operation a sworn statement of Gross Receipts arising out of the operations of the tenant, licensee or permittee, for the preceding month;

(6)           Install and use such cash registers, sales slips, invoicing machines and any other equipment or devices for recording orders taken or services rendered as may be appropriate to the business and necessary or desirable to keep accurate records of Gross Receipts;

(7)           Furnish good, prompt and efficient service, adequate to meet all demands therefor at the Premises; furnish said service on a fair, equal and nondiscriminatory basis to all users thereof, and charge fair, reasonable and nondiscriminatory prices for all items and/or services which it is permitted to sell and/or render; and

(8)           Promptly observe, comply with and execute the provisions of any and all present and future governmental laws, rules, regulations, requirements, orders and directions which may pertain and apply to its operations or the use and occupancy of the Premises.

(b)           The Port Authority does not guarantee the payments of rentals and fees required to be paid by the tenant, licensee, permittee, concessionaire or operator pursuant to the provisions of Sections 74, 75, 76, 77, 78, 79 and 80 hereof and shall have no obligation to the Lessee to make any payments to the Lessee until the fees or rentals are actually collected from the tenant, licensee, permittee or operator.  The Port Authority will advise the Lessee of all accounts remaining delinquent for more than sixty (60) days and will consult with the Lessee as to the appropriate steps to effect collection.  A default by the Port Authority in observing the provisions of the preceding sentence shall not result in the imposition of any liability on the Port Authority with respect to the Lessee.

Section 83.             Use of Additional Gates by other Airlines

It is recognized and agreed that so long as any of the Additional Gates have not become a part of the Premises, that they may be made available by the Port Authority at the discretion and direction of the Port Authority for use by Aircraft Operators other than the Lessee (“Other Airline Users”) and in accordance with the following:

(a)           Each such Other Airline User shall be required to obtain from the Port Authority an appropriate agreement covering its use of any of the Additional Gates, or portion thereof, which agreement may be in the form of a Port Authority permit or gate use agreement or otherwise. This agreement will provide that the Port Authority may revoke it without cause on thirty days’ notice or less.

(b)           Each Other Airline User shall pay directly to the Port Authority 100% of all charges and fees for the use of such Additional Gates, or portion thereof.

(c)           The Lessee shall use its best efforts to provide the necessary Accommodations (except for aircraft gate capacity) required in order that an Other Airline User may use an Additional Gate.  The Lessee may charge each Other Airline User reasonable and non-discriminatory rates, fees and charges based upon the recovery by the Lessee of a pro rata share of the Lessee’s costs of the services provided to the Other Airline User.  Any arrangement between the Lessee and an Other Airline Users for Accommodations shall be submitted by the Lessee to the Port Authority for its consent, which will be in the form of a consent agreement prepared by the Port Authority and to be executed by the Lessee, the Other Airline User and the Port Authority.  Nothing contained herein shall in any way affect the discretion of the Port Authority in granting or withholding its consent to any such arrangement between the Lessee an a Other Airline User, and such consent may contain such terms and conditions including but not limited to such financial or other conditions which may include a fixed charge or a charge based upon a percentage of the Lessee’s gross receipts arising therefrom, as the Port Authority may, at that time, elect, and all provisions of the Lease requiring the prior written consent or approval of the Port Authority.

Section 84.             Definitions

The following terms, when used in this Agreement, shall, unless the context shall require otherwise, have the respective meanings given below:

“Accommodated Handled Airline” shall have the meaning set forth in Section 43 hereof entitled “Additional Rights of the Port Authority as to Portions of the Premises”.

“Accommodated Sublessee Airline” shall have the meaning set forth in Section 43 hereof entitled “Additional Rights of the Port Authority as to Portions of the Premises”.

“Accommodations” shall have the meaning set forth in Section 43 hereof entitled “Additional Rights of the Port Authority as to Portions of the Premises”.

“Additional Gate Rental Amount” shall have the meaning set forth in Section 4 hereof entitled “Rental”.

“Additional Gate Rentals” shall have the meaning set forth in Section 4 hereof entitled “Rental”.

“Additional Gates” shall have the meaning set forth in paragraph (g) of Section 1 hereof entitled “Letting”.

“Additional Operator” shall have the meaning set forth in Section 80 hereof entitled “Other Consumer Services”.

“Additional Gates” shall have the meaning set forth in paragraph (g) of Section 1 hereof entitled “Letting”.

“Additional Rental” shall have the meaning set forth in Section 4 hereof entitled “Rental”.

“Adjustment Period” shall have the meaning set forth in Section 4 hereof entitled “Rental”

 “Affiliate” shall mean in the singular and “Affiliates” shall mean in the plural any Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Lessee and any Person in which the Lessee or a shareholder of the Lessee has an ownership, licensor/licensee or franchiser/franchisee interest or relationship, but if the Lessee shall be a corporation whose Voting Securities shall be registered with the Securities and Exchange Commission and publicly traded on a regular basis then only such shareholder of the Lessee having an ownership interest greater than five percent (5%).  As used in this definition, the term “control” (including the terms controlling, controlled by and under common control with) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the Person, whether through the ownership of Voting Securities, by contract or otherwise.

“Affiliated Scheduled Aircraft Operator” shall have the meaning set forth in Section 19 hereof entitled “Assignment and Sublease”.

“Affiliated Scheduled Aircraft Operator Agreement” shall have the meaning set forth in Section 19 hereof entitled “Assignment and Sublease”.

“Agreement” shall mean this Agreement of Lease.

“Air Terminal Highway” and “Air Terminal Highways” shall mean those portions of the Airport designated and made available temporarily or permanently by the Port Authority to the public for general or limited highway use.

“AirTrain” shall have the meaning set forth in Section 58 entitled “Future Airport Transportation Facilities and Operations Use of Portions of the Premises”.

“Aircraft Operator” shall mean (a) a Person owning one or more aircraft which are not leased or chartered to any other Person for operation, or (b) a Person to whom one or more aircraft are leased or chartered for operation whether the aircraft so owned, leased or chartered are military or non-military, or are used for private business, pleasure or governmental business, or for carrier or non-carrier operations, or for scheduled or non-scheduled operations or otherwise.  Said phrase shall not mean the pilot of an aircraft unless he or she is also the owner or lessee thereof or a Person to whom such aircraft is chartered.

“Airport” shall mean the land and premises in the City of New York, in the County of Queens and State of New York, which are shown in green upon the exhibit attached to the Basic Lease marked “Map II” and lands contiguous thereto which may have been heretofore or may hereafter be acquired by the Port Authority to use for air Terminal purposes.

“Airport Central Taxi Stack” shall have the meaning set forth in Section 46(b) entitled “Restrictions on Use of Passenger Terminal Frontage Roadways - Use of Airport Taxi Dispatchers and Roadway Frontage Management”.

“Annual Capital Cost” shall have the meaning set forth in Section 53 hereof entitled “Assumption of Maintenance and Repair of the Terminal by the Port Authority”.

“ASDO” shall have the meaning set forth in Schedule F attached hereto.

“ASM” shall have the meaning set forth in Section 49 entitled “Lessee’s Financial Condition-Limitation of Lease Term-Triggering Events”.

“Assumable Maintenance and Repair” shall have the meaning set forth in Section 53 (a) hereof entitled “Assumption of Maintenance and Repair of the Terminal by the Port Authority”.

“Assumable Maintenance and Repair Date” shall have the meaning set forth in Section 53(b) hereof entitled “Assumption of Maintenance and Repair of the Terminal by the Port Authority”.

“Basic Lease” shall mean the agreement between the City of New York and the Port Authority dated April 17, 1947, as the same from time to time may have been or may be supplemented or amended.  Said agreement dated April 17, 1947, has been recorded in the Office of the Register of The City of New York, County of Queens, on May 22, 1947, in Liber 5402 of Conveyances, at pages 319 et seq.

“BASIS” shall have the meaning set forth in Schedule F attached hereto.

“Bid Conditions” shall have the meaning set forth in Schedule E attached hereto.

“Books and Records” shall have the meaning set forth in Section 65 hereof entitled “Books and Records”.

“Building Rental” shall have the meaning set forth in Section 4 hereof entitled “Rental”.

“Capital Cost” shall have the meaning set forth in Section 53 hereof entitled “Assumption of Maintenance and Repair of the Terminal by the Port Authority”.

“Central Terminal Area” or “CTA” shall have the meaning set forth in Section 68(a) hereof entitled “Ground Transportation within the Central Terminal Area”.

“Chilled Water” shall have the meaning set forth in Section 39(a) hereof entitled “Hot Water and Chilled Water Requirements”.

“City” and “City of New York” shall mean the municipal corporation of the State of New York known as the City of New York.

“Civil Aircraft Operator” shall mean a Person engaged in civil transportation by aircraft or otherwise operating aircraft for civilian purposes, whether governmental or private.  If any such Person is also engaged in the operation of aircraft for military, naval or air force purposes, he or she shall be deemed to be a Civil Aircraft Operator only to the extent that he or she engages in the operation of aircraft for civilian purposes.

“Claim” and “Claims” shall have the meaning set forth in Section 61 hereof entitled “Storage Tanks”.

“Cogeneration Agreement” shall have the meaning set forth in Section 39(a) hereof entitled “Hot Water and Chilled Water Requirements”.

“Cogeneration Facility” shall have the meaning set forth in Section 39(a) hereof entitled “Hot Water and Chilled Water Requirements”.

“Concession Areas” shall have the meaning set forth in Section 73 hereof entitled “Consumer Services”.

“Condition Survey” shall have the meaning set forth in Section 54 (a) hereof entitled “Joint Periodic Condition Survey”.

“Condition Survey Contract” shall have the meaning set forth in Section 54 (a) hereof entitled “Joint Periodic Condition Survey”.

“Condition Survey Contractor” shall have the meaning set forth in Section 54 (a) hereof entitled “Joint Periodic Condition Survey”.

“Condition Survey Report” shall have the meaning set forth in Section 54 (a) hereof entitled “Joint Periodic Condition Survey”.

“Consolidated Counters” shall have the meaning set forth in Section 66 (b) hereof entitled “Ground Transportation Services”.

“Consumer Price Index” shall have the meaning set forth in Section 4 hereof entitled “Rental”.

“Construction Work” shall have the meaning set forth in Section 2(a) hereof entitled “Construction by the Lessee”.

“Contractor” shall have the meaning set forth in Schedule E attached hereto.

Cost of Assumable Maintenance and Repair” shall have the meaning set forth in Section 53 hereof entitled “Assumption of Maintenance and Repair of the Terminal by the Port Authority”.

“Costs of the Condition Survey” shall have the meaning set forth in Section 54 (a) hereof entitled “Joint Periodic Condition Survey”.

“CPI” or “Consumer Price Index” shall have the meaning set forth in Section 4 hereof entitled “Rental”.

“CPI Percentage Increase” shall have the meaning set forth in Section 4 hereof entitled “Rental”.

“CTA” shall have the meaning set forth in Section 68(a) hereof entitled “Ground Transportation within the Central Terminal Area”.

“CTA Ground Transportation Service” shall have the meaning set forth in Section 68(b) hereof entitled “Ground Transportation within the Central Terminal Area”.

“CTA Omnibus Service” shall have the meaning set forth in Section 68(b) hereof entitled “Ground Transportation Within the Central Terminal Area”.

“CTA Supplementary Service” shall have the meaning set forth in Section 68(b) hereof entitled “Ground Transportation Within the Central Terminal Area”.

“Currency Exchange Operator”  shall have the meaning set forth in Section 78 hereof entitled “Foreign Currency Exchange”.

“DEC” shall mean the New York State Department of Environmental Conservation.

“Debt” shall have the meaning set forth in Exhibit 49.1 hereof.

“Debt Financings” shall have the meaning set forth in Exhibit 49.1 hereof.

“Discharge” shall have the meaning set forth in Section 61 hereof entitled “Storage Tanks”.

“Distribution Portion of the System” shall mean the Distribution Portion of the System as described in the General Airport Agreement.

“EEO” shall have the meaning set forth in Schedule E hereof.

“Effective Date” shall have the meaning set forth in the first paragraph hereof.

“Employee Surface Carrier(s)” shall have the meaning set forth in Section 67 hereof entitled “Ground Transportation”.

“Environmental Damages” shall mean any one or more of the following: (i) the presence in, on, or under the Terminal of any Hazardous Substance whether such presence occurred prior to or during the term of the letting under this Agreement or resulted from any act or omission of the Lessee or others, and/or (ii) the disposal, discharge, release or threatened release of any Hazardous Substance from the Terminal or of any Hazardous Substance from under the Terminal and/or (iii) the presence of any Hazardous Substance in, on or under other property at the Airport as a result of (a) the Lessee’s use and occupancy of the Premises or the performance of the Construction Work or any other work or activities at the Terminal or (b) a migration of a Hazardous Substance from the Terminal or from under the Terminal or (c) the Lessee’s operations at the Airport, and/or (iv) any personal injury, including wrongful death, or property damage, arising out of or related to any Hazardous Substance described in (i), (ii) or (iii) above, and/or (v) the violation of any Environmental Requirement pertaining to any Hazardous Substance described in (i), (ii) or (iii) above, the Terminal and/or the activities thereon.

“Environmental Requirement” shall mean in the singular and “Environmental Requirements” shall mean in the plural all common law and all past, present and future laws, statutes, enactments, resolutions, regulations, rules, directives, ordinances, codes, licenses, permits, orders, memoranda of understanding and memoranda of agreement, guidances, approvals, plans, authorizations, concessions, franchises, requirements and similar items of all governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the United States, states and political subdivisions thereof, all pollution prevention programs, “best management practices plans”, and other programs adopted and agreements made by the Port Authority (whether adopted or made with or without consideration or with or without compulsion), with any government agencies, departments, commissions, boards, bureaus or instrumentalities of the United States, states and political subdivisions thereof, and all judicial, administrative, voluntary and regulatory decrees, judgments, orders and agreements relating to the protection of human health or the environment, and in the event that there shall be more than one compliance standard, the standard for any of the foregoing to be that which requires the lowest level of a Hazardous Substance, the foregoing to include without limitation:

(i)            All requirements pertaining to reporting, licensing, permitting, investigation and remediation of emissions, discharges, releases or threatened releases of Hazardous Substances into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, or the transfer of property on which Hazardous Substances exist;

(ii)           All requirements pertaining to the protection from Hazardous Substances of the health and safety of employees or the public;

(iii)          The Atomic Energy Act of 1954 , 42 U.S.C. Section 2011 et. seq.; the Clean Water Act also known as the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et. seq.; the Clean Air Act, 42 U.S.C. Section 7401 et. seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et. seq.; the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et.  seq.; the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), Section 2701 et. seq. ; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et. seq.;  the Occupational Safety and Health Act, 29 U.S.C. Section 651 et. seq.;  the Hazardous Materials Transportation Act, 49 U.S.C. Section 5101 et. seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et. seq.;  the Toxic Substances Control Act, 15 U.S.C. Section 2601 et. seq.; the Safe Drinking Water Act of 1974, 42 U.S.C. Sections 300f-300h-11 et. seq.; the New York State Environmental Conservation Law; the New York State Navigation Law; together, in each case, with any amendment thereto, and the regulations adopted, guidances, memoranda and publications promulgated thereunder and all substitutions thereof;

“Equal Employment Opportunity” or “EEO” shall have the meaning set forth in Schedule E hereof.

“Excess Price” shall have the meaning set forth in Section 68 hereof entitled “Ground Transportation With the Central Terminal Area”.

“Exchange Act” shall mean the Securities Act of 1934.

“Exhibit 1.1” shall have the meaning set forth in Section 1 hereof entitled “Letting”.

“Exhibit 49.1” shall have the meaning set forth in Section 49 hereof entitled “Lessee’s Financial Condition - Limitation of Lease Term - Triggering Events”.

“Existing Tank” and “Existing Tank” shall have the meaning set forth in Section 61 hereof entitled “Storage Tanks”.

“Exit Baseline” shall have the meaning set forth in Section 56 hereof entitled “Environmental Obligations”.

“Expiration Date” shall mean November 30, 2006.

“Foreign Currency Exchange Service” shall have the meaning set forth in Section 78 hereof entitled “Foreign Currency Exchange”.

“Gate No. 1” shall have the meaning set forth in Section 1(g) hereof entitled “Letting”.

“Gate No. 1 Commencement Date” shall have the meaning set forth in Section 1(g) hereof entitled “Letting”.

“Gate No. 1 Premises” shall have the meaning set forth in Section 1(g) hereof entitled “Letting”.

“Gate No. 1 Rental” shall have the meaning set forth in Section 4 hereof entitled “Rental”.

“Gate No. 3” shall have the meaning set forth in Section 1(g) hereof entitled “Letting”.

“Gate No. 3 Commencement Date” shall have the meaning set forth in Section 1(g) hereof entitled “Letting”.

“Gate No. 3 Premises” shall have the meaning set forth in Section 1(g) hereof entitled “Letting”.

“Gate No. 3 Rental” shall have the meaning set forth in Section 4 hereof entitled “Rental”.

“General Airport Agreement” shall mean those certain agreements each entitled “John F. Kennedy International Airport Airline Lease” and dated as of January 1, 1953 (as the same may have been supplemented, amended and extended) between the Port Authority and various airlines and which govern the rights, privileges, duties and obligations of and between the parties thereto with respect to the Airport.

“General Manager of the Airport” shall mean the person or persons from time to time designated by the Port Authority to exercise the powers and functions vested in the said General Manager by this Agreement; but until further notice from the Port Authority to the Lessee it shall mean the General Manager (or the temporary or acting General Manager) of the Airport for the time being, or his duly designated representative or representatives.

“Governmental Authority”, “Governmental Board” and “Governmental Agency” shall each mean federal, state, municipal and other governmental authorities, boards and agencies of any state, nation or government, except that they shall not be construed to include The Port Authority of New York and New Jersey, the lessor under this Agreement.

“Gross Receipts” shall mean and include all monies paid or payable to an Operator for sales made and for services rendered at or from the Premises, and outside the Premises, if the order therefor is received at the Premises, and any other revenues of any type arising out of or in connection with the Operator’s operations at the Premises, provided, however, that any taxes or other governmental charges imposed by law which are separately stated to and paid by a customer and directly payable to the taxing authority by the Operator, shall be excluded therefrom.

“Ground Carrier Permittees” shall have the meaning set forth in Section 67 hereof entitled “Ground Transportation”.

“Ground Rental” shall have the meaning set forth in Section 4 hereof entitled “Rental”.

“Ground Transportation Operators” shall have the meaning set forth in Section 66(a) hereof entitled “Ground Transportation Services”.

“Guide” shall have the meaning set forth in Section 43 hereof entitled “Additional Rights of the Port Authority as to Portions of the Premises”.

“Handled Airlines” shall mean any Requesting Airline, Accommodated Handled Airlines,  Accommodated Sublessee Airlines and any other Scheduled Aircraft Operators who are operating at the Airport pursuant to accommodations provided by the Lessee, whether pursuant to a sublease agreement, Handling Agreement or a combination of both, which agreement has been consented to by the Port Authority and which consent remains in full force and effect.

“Handling Agreement” shall mean a ground handling or handling agreement, as such terms are used and understood in the aviation industry, or any other agreement entered in to between the Lessee and an Aircraft Operator whereby the Lessee provides the types of services provided by a handling Aircraft Operator to a handled Aircraft Operator under a ground handling or handling agreement, it being understood and agreed that the Lessee shall have no right to enter into a Handling Agreement without the prior written consent of the Port Authority.

“Hazardous Substance” shall mean and include in the singular and “Hazardous Substances” shall mean and include in the plural any pollutant, contaminant, toxic or hazardous waste, dangerous substance, noxious substance, toxic substance, flammable, explosive or radioactive material, urea formaldehyde foam insulation, asbestos, polychlorinated biphenyls (“PCBs”), chemicals known to cause cancer, endocrine disruption or reproductive toxicity, petroleum and petroleum products and other substances which have been or in the future shall be declared to be hazardous or toxic, or the removal, containment or restriction of which have been or in the future shall be required, or the manufacture, preparation, production, generation, use, maintenance, treatment, storage, transfer, handling or ownership of which have or in the future shall be restricted, prohibited, regulated or penalized by any federal, state, county, or municipal or other local statute or law now or at any time hereafter in effect as amended or supplemented and by the regulations adopted and publications promulgated pursuant thereto.

“Hot Water” shall have the meaning set forth in Section 39(a) hereof entitled “Hot Water and Chilled Water Requirements”.

“Indebtedness” shall have the meaning set forth in Exhibit 49.1 hereof.

“In-Flight Meals” as used in the air transportation industry and in this Agreement is a term of art and includes food, beverages, snacks, non-reusable supplies, materials, dry goods and all services rendered in connection therewith.

“In-Flight Meal Operator” shall have the meaning set forth in Section 72(a)(1) hereof entitled “In-Flight Meals”.

“Initial Price” shall have the meaning set forth in Section 68 hereof entitled “Ground Transportation within the Central Terminal Area”.

“Investment Period” shall mean the period commencing on December 1, 2001 and ending on November 30, 2004.

“Itinerant Aircraft” shall have the meaning set forth in Section 70 hereof entitled “Itinerant Aircraft”.

“KIAC” shall have the meaning set forth in Section 39(a) hereof entitled “Hot Water and Chilled Water Requirements”.

“Lease” shall mean this Agreement of Lease.

“Lessee” shall mean JetBlue Airways Corporation, a corporation of the State of Delaware.

“Lessee’s Basic Schedule” shall have the meaning set forth in Section 43 hereof entitled “Additional Rights of the Port Authority as to Portions of the Premises”.

“Lessee’s Basic Schedule for 2002” shall have the meaning set forth in Section 43 hereof entitled “Additional Rights of the Port Authority as to Portions of the Premises”.

“Lessee’s Commencement Basic Schedule” shall have the meaning set forth in Section 43 hereof entitled “Addition Rights of the Port Authority as to Portions of the Premises”.

“Lessee’s Personal Property” shall have the meaning set forth in Section 29 hereof entitled “Removal of Property”.

“Lessee’s Tank” and “Lessee’s Tanks” shall have the meaning set forth in Section 61 hereof entitled “Storage Tanks”.

“Local Business Enterprise” or “LBEs” shall have the meaning set forth in Schedule F attached hereto.

“Material Part” shall have the meaning set forth in Section 18 hereof entitled “Condemnation”.

“Meaningful Participation” shall have the meaning set forth in Schedule E hereof.

“Measuring Period” shall have the meaning set forth in Section 43 hereof entitled “Additional Rights of the Port Authority as to Portions of the Premises”.

“Metro Area” shall have the meaning set forth in Section 73 hereof entitled “Consumer Services”.

“Minority” shall have the meaning set forth in Schedule E hereof.

“Minority Business Enterprise” or “MBE” shall have the meaning set forth in Schedule E.

 “Non-Premises Portion of the Terminal” shall mean at any particular time that portion of the Terminal that is not a part of the Premises at such particular time.

“Off-Terminal Easement Areas” shall have the meaning set forth in Section 1(d) hereof entitled “Letting”.

“Off-Terminal Utility Service Line Work” shall have the meaning set forth in Section 2(h) hereof entitled “Construction by the Lessee”.

“Operating Terminal Property” shall have the meaning set forth in Section 29 hereof entitled “Removal of Personal Property”.

“Operation and Maintenance Cost” shall have the meaning set forth in Section 53 hereof entitled “Assumption of Maintenance and Repair of the Terminal by the Port Authority”.

“Operator” shall mean and include each and every Retail Manager, Restaurant Operator, Newsstand Operator, Currency Exchange Operator, Retail Bank Operator, Additional Operator, Employee Surface Carrier, Ground Carrier Permittee, Passenger Surface Carrier, In-flight Meal Operator and any other Person who conducts any business or operations on or at the Premises and for which the Port Authority shall impose a fee or rental on the conduct of such business and operations in accordance with this Lease or the General Airport Agreement or otherwise.

“Other Airline Users” shall have the meaning set forth in Section 83 hereof entitled “Use of Additional Gates by Other Airlines”.

“Participants” shall have the meaning set forth in Section 68 hereof entitled “Ground Transportation Within the Central Terminal Area”.

“Passenger Surface Carrier or Carriers” shall have the meaning set forth in Section 67 hereof entitled “Ground Transportation”.

“Period of Underutilization” shall have the meaning set forth in Section 43 hereof entitled “Additional Rights of the Port Authority as to Portions of the Premises”.

 “Person” shall mean not only a natural person, corporation or other legal entity, but also two or more natural persons, corporations or other legal entities acting jointly as a firm, partnership, unincorporated association, consortium, joint adventurers or otherwise.

“Port Authority” shall mean the Port Authority of New York and New Jersey,  a body corporate and politic, established by Compact between the States of New Jersey and New York with the consent of the Congress of the United States of America.

“Port of New York District” shall have the meaning set forth in Article II of the Compact.

“Premises” shall mean the land shown in stipple, stipple crosshatching and stipple diagonal hatching on Exhibit 1.1 at John F. Kennedy International Airport in the County of Queens, City and State of New York, the aforesaid land, together with all buildings, structures, fixtures, improvements and other property of the Port Authority located therein, thereon or thereunder, and all structures, improvements, additions, buildings, installations and facilities located, constructed or installed, or which may be located, constructed or installed therein, thereon or thereunder, and the equipment permanently affixed or permanently located therein, such as electrical, plumbing, sprinkler, fire protection and fire alarm, heating, steam, sewage, drainage, refrigerating, communications, gas and other systems, and their pipes, wires, mains, lines, tubes, conduits, equipment and fixtures, and all paving, drains, culverts, ditches and catch-basins constructed therein, thereon or thereunder as of the Effective Date, provided, however, it is hereby understood and agreed that the AirTrain, the Cogeneration Facility, the Traffic Systems and the Distribution Portion of the System are not a part of the Premises and shall not be or become a part of the Premises and provided, further, however, the Premises shall not include Gate No. 1 until the Gate No. 1 Commencement Date, if any, and shall not include Gate No. 3 until the Gate No. 3 Commencement Date, if any.

“Public Aircraft Facilities” shall mean the following facilities, as they may from time to time be provided and maintained by the Port Authority at the Airport for public and common use, including use by Civil Aircraft Operators, for the following purposes and which (except as provided in Section 12.12 of the General Airport Agreement) are usable for such purposes regardless of whether or not they are actually used or usable in whole or in part by the Lessee:

(i)            Public Aircraft Parking and Storage Area; and

(ii)           Public Ramp and Apron Area; and

(iii)          Runways; and

(iv)          Taxiways; and

(v)           Facilities Incidental to the Runways, Ramp and Apron Area, Aircraft Parking and Storage Area and Taxiways.

“Public Aircraft Parking and Storage Space” shall mean areas at the Airport for public and common use for the purpose of parking and storing aircraft, for the purpose of servicing aircraft with fuel and lubricants and other supplies for use thereon, and for the purpose of making minor or emergency repairs to aircraft.

“Public Landing Area” shall mean the area of land at the Airport including Runways, Taxiways and the areas between and adjacent to Runways and Taxiways, designated and made available from time to time by the Port Authority for the landing and taking off of aircraft.

“Public Ramp and Apron Area” shall mean the area adjacent to the Public Landing Area designated and made available from time to time by the Port Authority for common use for the loading or unloading of passengers or cargo to or from aircraft using the Public Landing Area.

“QF Status” shall have the meaning set forth in Section 39 hereof entitled “Hot Water and Chilled Water Requirements”.

“Reference Month” shall have the meaning set forth in Section 4 hereof entitled “Rental”.

 “Report Date” shall have the meaning set forth in Section 54 hereof entitled “Joint Periodic Condition Survey”.

“Requesting Airline” shall have the meaning set forth in Section 42 hereof entitled “Requesting Airlines at the Airport”.

“Reserved Uses” shall have the meaning set forth in Section 73 hereof entitled “Consumer Services”.

“Resident Engineer” shall mean the person designated as the Resident Engineer at the Airport by the Chief Engineer of the Port Authority.

“Restaurant Operator” shall have the meaning set forth in Section 74 hereof entitled “Restaurant and Bar”.

“Retail Bank Operator” shall have the meaning set forth in Section 79 hereof entitled “Retail Banking”.

“Retail Bank Service” shall have the meaning set forth in Section 79 hereof entitled “Retail Banking”.

“Retail Manager” shall have the meaning set forth in Section 73 hereof entitled “Consumer Services”.

“Return Date of the Assumable Maintenance and Repair” shall have the meaning set forth in Section 53 hereof entitled “Assumption of Maintenance and Repair of the Terminal by the Port Authority”.

“Revenue Seats Daily Average” shall have the meaning set forth in Section 43 hereof entitled “Additional Rights of the Port Authority as to Portions of the Premises”.

“RPM” shall have the meaning set forth in Section 49 hereof entitled “Lessee’s Financial Condition - Limitation of Lease Term - Triggering Events”.

“Runways” (including approaches thereto) shall mean the portion of the Airport used for the purpose of the landing and taking-off of aircraft.

“Scheduled Aircraft Operator” shall mean a Civil Aircraft Operator engaged in transportation by aircraft operated wholly or in part on regular flights to and from the Airport in accordance with published schedules; but so long as the Federal Aviation Act of 1958, or any similar federal statute providing for the issuance of Foreign Air Carrier Permits or Certificates of Public Convenience and Necessity or substantially similar permits or certificates, is in effect, no Person shall be deemed to be a Scheduled Aircraft Operator within the meaning of this Agreement unless it also holds such a permit or certificate.

“Specified Amount” shall have the meaning set forth in Exhibit 49.1 hereof.

“Street Prices” shall have the meaning set forth in Section 73 hereof entitled “Consumer Services”.

“Street Pricing” shall have the meaning set forth in Section 73 hereof entitled “Consumer Services”.

“Submissions” shall have the meaning set forth in Section 68 hereof entitled “Ground Transportation Within the Central Terminal Area”.

“Subsidiary” shall mean any corporation or other Person of which securities or other interests having the power to elect a majority of the corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person, are held by the Lessee or one or more of its Subsidiaries.

“Taking” shall have the meaning set forth in Section 18 hereof entitled “Condemnation”.

“Taxi Dispatcher Period” shall have the meaning set forth in Section 46 hereof entitled “Restrictions on Use of Passenger Terminal Frontage Roadways - Use of Airport Taxi Dispatchers and Roadway Frontage Management”.

“Taxiways” shall mean the portion of the Airport used for the purpose of the ground movement of aircraft to, from and between the Runways, the Public Ramp and Apron Area, the Public Aircraft Parking and Storage Area and other portions of the Airport (not including, however, any taxiways, the exclusive use of which is granted to the Lessee or any other Person by lease, permit or otherwise).

“Terminal” and “Terminal 6” shall collectively mean the Premises, Gate No. 1 and Gate No. 3.

“TDS” shall have the meaning set forth in Section 39 hereof entitled “Hot Water and Chilled Water Requirements”.

“Total Revenue Seats” shall have the meaning set forth in Section 43 hereof entitled “Additional Rights of the Port Authority as to Portions of the Premises”.

“Traffic Systems” shall have the meaning set forth in Section 10 hereof entitled “Care, Maintenance, Rebuilding and Repair by the Lessee”.

“Triggering Event” and “Triggering Events” shall have the meaning set forth in Exhibit 49.1 hereof.

“United” shall mean United Air Lines, Inc., a corporation of the State of Delaware.

“Voting Security” or “Voting Securities” shall include any stock, bond or other obligation of a corporation the holder of which has any voting rights including but not limited to the right to vote for the election of members of the board of directors of said corporation and shall include any security convertible into a Voting Security and any right, option or warrant to purchase a Voting Security.

“Women-owned Business Enterprise” or “WBE” shall have the meaning set forth in Schedule E.

Section 85.             Entire Agreement

This Agreement consists of the following: Sections 1 through 85 inclusive of this Agreement of Lease and Exhibits 1.1, 1.2, 49.1, 56.1 and S and Schedule E and Schedule F attached hereto. It constitutes the entire agreement of the parties on the subject matter hereof and may not be changed, modified, discharged or extended except by written instrument duly executed by the Port Authority and the Lessee.  The Lessee agrees that no representations or warranties shall be binding upon the Port Authority unless expressed in writing in this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed as of the Effective Date.

ATTEST:	THE PORT AUTHORITY OF NEW YORK AND NEW JERSEY

	By	/s/ Francis A. Dimola
/s/ Karen E. Eastman
Secretary	(Title)	Assistant Director
(Seal)
Aviation Dept.

ATTEST:	JETBLUE AIRWAYS CORPORATION

/s/ James G. Hnat	By	/s/ Dave Barger
Assistant Secretary / Vice President
General Counsel	(Title)	President
Corporate Seal)

EXHIBIT 49.1

TRIGGERING EVENTS

The following are the Triggering Events applicable to the provisions of Sections 49 of the Lease to which this Exhibit 49.1 is attached between the Lessee and the Port Authority:

I.              Exhibit 49.1 Definitions:

(1)           All accounting terms used in this Exhibit and not otherwise defined herein shall have the meanings usually given such terms, in accordance with United States generally accepted accounting principles.

(2)           As used herein the terms “Debt”, “Indebtedness” and “Debt Financings” shall mean for the purposes of this Exhibit, at any date (i) all obligations of the Lessee evidenced by loan agreement(s), bonds, debentures, notes or other similar instruments or for borrowed money; (ii) all equipment trust certificates, equipment trust indentures, mortgages, conditional sales or other security agreements, or other similar agreements, and (iii) all capital lease obligations of the Lessee.

II.            Triggering Events:

(1)           A Triggering Event shall occur when the Lessee shall fail to make payment as provided for in two or more of the categories listed below.  Furthermore, such Triggering Event shall not have occurred unless the Port Authority shall have notified the Lessee that such Triggering Event shall be effective on a date thirty (30) days following the date of such notice unless all payments due from the Lessee pursuant to such categories listed below and specified in such notice have been received by the Port Authority:

(i)            Payment of monthly installments of rental shall be made to the Port Authority on the first day of each calendar month;

(ii)           Payment of all sums, including, without limitation, flight fees and fuel gallonage fees under the Lessee’s General Airport Agreement, or otherwise, shall be made to the Port Authority on or before the twentieth day of the following calendar month;

(iii)          Payment of all sums due to the Port Authority under this Agreement or otherwise, and outstanding for more than thirty (30) days, appearing on a Statement of Account rendered by the Port Authority to the Lessee.

No provision of this paragraph (1) shall be deemed to affect or limit the right of the Port Authority to terminate the Lease pursuant to Section 20 (a) (9) thereof for failure to make such payments when due under the Lease.

(2)           The Lessee expressly represents and warrants to the Port Authority that, as of the “Effective Date” as defined in the Lease, the Lessee has multiple publicly or non-publicly held Debt Financings each in excess of Five Million Dollars and No Cents ($5,000,000.00) which include events of default which could lead to acceleration thereof.

(3)           A Triggering Event shall occur if any of the following shall occur and the Port Authority shall have previously given or shall thereafter during the pendency thereof give the Lessee notice of the election of the Port Authority to activate such Triggering Event:

(a)           as a result of a default by the Lessee, other than a default arising due to compliance by the Lessee with any applicable law or directive or (provided that the Lessee has satisfied the Port Authority that it is reasonable to comply therewith) with any requirement, whether having the force of law or not, of any government or regulatory authority to which the Lessee is subject, unless such default results in the Lessee becoming bound to repay prematurely any of its Indebtedness for borrowed moneys as described in (i) below (not being that in respect of which the default has occurred) and steps are taken to obtain repayment thereof:

(i)            the Lessee becomes bound to repay prematurely any of its Indebtedness for borrowed moneys having an outstanding aggregate principal amount of at least Five Million Dollars and No Cents ($5,000,000.00) or its equivalent in any other currency or currencies (hereinafter in this paragraph (a)(i) called the “Specified Amount”) and steps are taken to obtain repayment thereof; or

(ii)           any such Indebtedness having an outstanding aggregate principal amount of at least the Specified Amount or any guarantee or indemnity of the Lessee of any Indebtedness of any Person for borrowed moneys having an outstanding aggregate principal amount of at least the Specified Amount is not, when due, paid by the latest of its due date, the expiry of any applicable grace period and (if payment is prevented by any applicable law) fifteen (15) days after the first date on which payment is permitted, provided that any such acceleration of maturity, default or failure to pay in subdivision II (3)(a)(i) and/or II (3)(a)(ii) above, as the case may be, shall not constitute a Triggering Event so long as the Lessee satisfies the Port Authority that it is being contested in good faith by the Lessee or as long as the Lessee demonstrates to the Port Authority that such event of default and acceleration of Debt has arisen from events other than those which would signify a deterioration in the Lessee’s financial position or an inability to meet its financial obligations under such Debt; or

(b)           a creditor takes possession or an administrative or other receiver is appointed of the whole or a substantial part of the assets of the Lessee and such taking of possession or appointment is not released, discharged or canceled within 60 days; or

(c)           a distress, execution or seizure before judgment is levied or enforced upon or sued out against a substantial part of the assets of the Lessee and is not discharged, dismissed or stayed within 60 days thereof; or

(d)           the Lessee stops payment generally or is unable to pay its Debts generally as and when they fall due or (otherwise than for the purposes of a solvent reconstruction, amalgamation or merger the terms of which have previously been approved in writing by the Port Authority) or ceases or threatens to cease to carry on all or substantially all of its business; or

(e)           the Lessee makes an assignment for the benefit or creditors generally or admits in writing its inability to pay its Debts generally as they become due or takes corporate action in furtherance of any such action.

III.           Modification Requested by Lessee:

The Lessee may deliver a notice to the Port Authority requesting that one or more of the Triggering Events contained in this Exhibit 49.1 be modified.  The Lessee shall include as part of such notice the text of the modification.  If the Executive Director of the Port Authority, with the approval of the Chairman of the Committee on Finance of the Board of the Commissioners of the Port Authority, shall countersign such modification, or an amended version of the modification that is acceptable to the Lessee, such notice, duly signed by both the Lessee and the Executive Director of the Port Authority, shall be a valid and binding modification of the Triggering Events.

/s/ N.W.H.
For the Port Authority

Initialed:

/s/ Dave Barger
For the Lessee

SCHEDULE E

AFFIRMATIVE ACTION-EQUAL OPPORTUNITY—MINORITY BUSINESS

ENTERPRISES —WOMEN-OWNED BUSINESS ENTERPRISES REQUIREMENTS

PART I.                  Affirmative Action Guidelines - Equal Employment Opportunity

I.              As a matter of policy the Port Authority hereby requires the Lessee and the Lessee shall require the Contractor, as hereinafter defined, to comply with the provisions set forth hereinafter in this Schedule E and in Section 2 (c) (18) of the Lease to which this Schedule is attached.  The provisions set forth in this Part I are similar to the conditions for bidding on federal government contract adopted by the Office of Federal Contract Compliance and effective May 8, 1978.

The Lessee as well as each bidder, contractor and subcontractor of the Lessee and each subcontractor of a contractor at any tier of construction (herein collectively referred to as the “Contractor”) must fully comply with the following conditions set forth herein as to each construction trade to be used on the construction work or any portion thereof (said conditions being herein called “Bid Conditions”).  The Lessee hereby commits itself to the goals for minority and female utilization set forth below and all other requirements, terms and conditions of the Bid Conditions.  The Lessee shall likewise require the Contractor to commit itself to the said goals for minority and female utilization set forth below and all other requirements, terms and conditions of the Bid Conditions by submitting a properly signed bid.

II.            The Lessee and the Contractor shall each appoint an executive of its company to assume the responsibility for the implementation of the requirements, terms and conditions of the following Bid Conditions:

(a)           The goals for minority and female participation expressed in percentage terms for the Contractor’s aggregate workforce in each trade on all construction work are as follows:

(1)	Minority participation

	Minority, except laborers	30%
	Minority, laborers	40%

(2)	Female participation
	Female, except laborers	6.9%
	Female, laborers	6.9%

These goals are applicable to all the Contractor’s construction work performed in and for the Terminal.

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The Contractor’s specific affirmative action obligations required herein of minority and female employment and training must be substantially uniform throughout the length of the contract, and in each trade, and the Contractor shall make good faith efforts to employ minorities and women evenly on each of its projects.  The transfer of minority or female employees or trainees from contractor to contractor or from project to project for the sole purpose of meeting the Contractor’s goals shall be a violation of the contract.  Compliance with the goals will be measured against the total work hours performed.

(b)           The Contractor shall provide written notification to the Lessee and the Lessee shall provide written notification to the Port Authority’s Aviation Department and Office of Business and Job Opportunity within fifteen (15) days of award of any construction subcontract in excess of $10,000 at any tier for construction work.  The notification shall list the name, address and telephone number of the subcontractor; employer identification number; estimated starting and completion dates of the subcontract; and the geographical area in which the subcontract is to be performed.

(c)           As used in these specifications:

(1)           “Employer identification number” means the Federal Social Security number used on the Employer’s Quarterly Federal Tax Return, U.S. Treasury Department Form 941:

(2)           “Minority” includes:

(i)            Black (all persons having origins in any of the Black African racial groups not of Hispanic origin);

(ii)           Hispanic (all persons of Mexican, Puerto Rican, Dominican, Cuban, Central or South American culture or origin, regardless of race);

(iii)          Asian and Pacific Islander (all persons having origins in any of the original peoples of the Far East, Southeast Asia, the Indian Subcontinent, or the Pacific Islands); and

(iv)          American Indian or Alaskan Native (all persons having origins in any of the original peoples of North America and maintaining identifiable tribal affiliations through membership and participation or community identification).

(d)           Whenever the Contractor, or any subcontractor at any tier, subcontracts a portion of the construction work involving any construction trade, it shall physically include in each subcontract in excess of $10,000 those provisions which include the applicable goals for minority and female participation.

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(e)           The Contractor shall implement the specific affirmative action standards provided in subparagraphs (1) through (16) of Paragraph (h) hereof.  The goals set forth above are expressed as percentages of the total hours of employment and training of minority and female utilization the Contractor should reasonably be able to achieve in each construction trade in which it has employees in the Terminal.  The Contractor is expected to make substantially uniform progress toward its goals in each craft during the period specified.

(f)            Neither the provisions of any collective bargaining agreement, nor the failure by a union with whom the Contractor has a collective bargaining agreement, to refer either minorities or women shall excuse the Contractor’s obligations hereunder.

(g)           In order for the nonworking training hours of apprentices and trainees to be counted in meeting the goals, such apprentices and trainees must be employed by the Contractor during the training period, and the Contractor must have made a commitment to employ the apprentices and trainees at the completion of their training subject to the availability of employment opportunities.  Trainees must be trained pursuant to training programs approved by the U.S. Department of Labor.

(h)           The Contractor shall take specific affirmative actions to ensure equal employment opportunity (“EEO”).

The evaluation of the Contractor’s compliance with these provisions shall be based upon its good faith efforts to achieve maximum results from its actions.  The Contractor shall document these efforts fully, and shall implement affirmative action steps at least as extensive as the following:

(1)           Ensure and maintain a working environment free of harassment, intimidation, and coercion at all sites, and in all facilities at which the Contractor’s employees are assigned to work.  The Contractor, where possible, will assign two or more women to each phase of the construction project.  The Contractor, shall specifically ensure that all foremen, superintendents, and other supervisory personnel at the Terminal are aware of and carry out the Contractor’s obligation to maintain such a working environment, with specific attention to minority or female individuals working at the Terminal.

(2)           Establish and maintain a current list of minority and female recruitment sources, provide written notification to minority and female recruitment sources and to community organizations when the Contractor or its unions have employment opportunities available, and maintain a record of the organizations’ responses.

(3)           Maintain a current file of the names, addresses and telephone numbers of each minority and female off-the-street applicant and minority or female

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referral from a union, a recruitment source or community organization and of what action was taken with respect to each such individual.  If such individual was sent to the union hiring hall for referral and was not referred back to the Contractor by the union or, if referred, not employed by the Contractor, this shall be documented in the file with the reason therefor, along with whatever additional actions the Contractor may have taken.

(4)           Provide immediate written notification to the Lessee when the union or unions with which the Contractor has a collective bargaining agreement has not referred to the Contractor a minority person or woman sent by the Contractor, or when the Contractor has other information that the union referral process has impeded the Contractor’s efforts to meet its obligations.

(5)           Develop on-the-job training opportunities and/or participate in training programs for the area which expressly include minorities and women, including upgrading programs and apprenticeship and training programs relevant to the Contractor’s employment needs, especially those programs funded or approved by the Department of Labor.  The Contractor shall provide notice of these programs to the sources compiled under subparagraph (2) above.

(6)           Disseminate the Contractor’s EEO Policy by providing notice of the policy to unions and training programs and requesting their cooperation in assisting the Contractor in meeting its EEO obligations; by including it in any policy manual and collective bargaining agreement; by publicizing it in the Contractor’s newspaper, annual report, etc.; by specific review of the policy with all management personnel and with all minority and female employees at least once a year; and by posting the Contractor’s EEO policy on bulletin boards accessible to all employees at each location where construction work is performed.

(7)           Review, at least every six months the Contractor’s EEO policy and affirmative action obligations hereunder with all employees having any responsibility for hiring, assignment, layoff, termination or other employment decision including specific review of these items with on-premises supervisory personnel such as Superintendents, General Foremen, etc., prior to the initiation of construction work at the Terminal.  A written record shall be made and maintained identifying the time and place of these meetings, persons attending, subject matter discussed, and disposition of the subject matter.

(8)           Disseminate the Contractor’s EEO policy externally by including it in any advertising in the news media, specifically including minority and female news media, and providing written notification to and discussing the Contractor’s EEO policy with other Contractors and Subcontractors with whom the Contractor does or anticipates doing business.

(9)           Direct its recruitment efforts, both oral and written, to minority, female and community organizations, to schools with minority and female students and to minority and female recruitment and training organizations and to State-certified

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minority referral agencies serving the Contractor’s recruitment area and employment needs.  Not later than one month prior to the date for the acceptance of applications for apprenticeship or other training by any recruitment source, the Contractor shall send written notification to organizations such as the above, describing the openings, screening procedures, and tests to be used in the selection process.

(10)         Encourage present minority and female employees to recruit other minority persons and women and, where reasonable, provide after school, summer and vacation employment to minority and female youth both on the Terminal and in areas of a Contractor’s workforce.

(11)         Tests and other selecting requirements shall comply with 41 CFR Part 60-3.

(12)         Conduct, at least every six months, an inventory and evaluation of all minority and female personnel for promotional opportunities and encourage these employees to seek or to prepare for, through appropriate training, etc., such opportunities.

(13)         Ensure that seniority practices, job classifications, work assignments and other personnel practices, do not have a discriminatory effect by continually monitoring all personnel and employment related activities to ensure that the EEO policy and the Contractor’s obligations hereunder are being carried out.

(14)         Ensure that all facilities and company activities are non-segregated except that separate or single-user toilet and necessary changing facilities shall be provided to assure privacy between the sexes.

(15)         Document and maintain a record of all solicitations of offers for subcontracts from minority and female construction contractors and suppliers, including circulation of solicitations to minority and female contractor associations and other business associations.

(16)         Conduct a review, at least every six months, of all supervisors’ adherence to and performance under the Contractors’ EEO policies and affirmative action obligations.

(i)            Contractors are encouraged to participate in voluntary associations which assist in fulfilling one or more of their affirmative action obligations (subparagraphs (1)-(16) of Paragraph (h) above).  The efforts of a contractor association, joint contractor-union, contractor-community, or other similar group of which the Contractor is a member and participant, may be asserted as fulfilling any one or more of its obligations under Paragraph (h) hereof provided that: the Contractor actively participates in the group, makes good faith efforts to assure that the group has a positive impact on the employment of minorities and women in the industry, ensures that the concrete benefits of the program are reflected in the Contractor’s minority and female workforce participation, makes good faith efforts to meet its individual goals and

5

timetables, and can provide access to documentation which demonstrates the effectiveness of actions taken on behalf of the Contractor.  The obligation to comply, however, is the Contractor’s and failure of such a group to fulfill an obligation shall not be a defense for the Contractor’s non-compliance.

(j)            A single goal for minorities and a separate single goal for women have been established.  The Contractor, however, is required to provide equal opportunity and to take affirmative action for all minority groups, both male and female, and all women, both minority and non-minority.  Consequently, the Contractor may be in violation hereof if a particular group is employed in a substantially disparate manner (for example, even though the Contractor has achieved its goals for women generally, the Contractor may be in violation hereof if a specific minority group of women is underutilized).

(k)           The Contractor shall not use the goals and timetables or affirmative action standards to discriminate against any person because of race, color, religion, sex or national origin.

(l)            The Contractor shall not enter into any subcontract with any Person or firm debarred from Government contracts pursuant to Executive Order 11246.

(m)          The Contractor shall carry out such sanctions and penalties for violation of this clause including suspension, termination and cancellation of existing subcontracts as may be imposed or ordered by the Lessee.  Any Contractor who fails to carry out such sanctions and penalties shall be in violation hereof.

(n)           The Contractor, in fulfilling its obligations hereunder shall implement specific affirmative actions steps, at least as extensive as those standards prescribed in paragraph (h) hereof so as to achieve maximum results from its efforts to ensure equal employment opportunity.  If the Contractor fails to comply with the requirements of these provisions, the Lessee shall proceed accordingly.

(o)           The Contractor shall designate a responsible official to monitor all employment related activity to ensure that the company EEO policy is being carried out, to submit reports relating to the provisions hereof as may be required and to keep records.  Records shall at least include for each employee the name, address, telephone numbers, construction trade, union affiliation if any, employee identification number when assigned, social security number, race, sex, status (e.g. mechanical apprentice, trainee, helper, or laborer), dates of changes in status, hours worked per week in the indicated trade, rate of pay, and location at which the work is performed.  Records shall be maintained in an easily understandable and retrievable form; however, to the degree that existing records satisfy this requirement, contractors shall not be required to maintain separate records.

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(p)           Nothing herein provided shall be construed as a limitation upon the application of any laws which establish different standards of compliance or upon the application of requirements for the hiring of local or other area residents (e.g., those under the Public Works Employment Act of 1977 and the Community Development Block Grant Program).

(q)           Without limiting any other obligation, term or provision under the Lease, the Contractor shall cooperate with all federal, state or local agencies established for the purpose of implementing affirmative action compliance programs and shall comply with all procedures and guidelines established or which may be established by the Port Authority.

PART II.                              MINORITY BUSINESS ENTERPRISES AND WOMEN-OWNED BUSINESS ENTERPRISES

As a matter of policy the Port Authority requires the Lessee and the Lessee shall itself and shall require the general contractor or other construction supervisor and each of the Lessee’s contractors to use every good faith effort to provide for meaningful participation by Minority Business Enterprises (MBEs) and Women-owned Business Enterprises (WBEs) in the construction work that is being performed in connection with the Terminal pursuant to the provisions of this Schedule E.  For purposes hereof, “Minority Business Enterprise” “(MBE)” shall mean any business enterprise which is at least fifty-one percentum owned by, or in the case of a publicly owned business, at least fifty-one percentum of the stock of which is owned by citizens or permanent resident aliens who are minorities and such ownership is real, substantial and continuing.  For the purposes hereof, “Women-owned Business Enterprise” “(WBE)” shall mean any business enterprise which is at least fifty-one percentum owned by, or in the case of a publicly owned business, at least fifty-one percentum of the stock of which is owned by women and such ownership is real, substantial and continuing.  A minority shall be as defined in paragraph II(c) of Part I of this Schedule E.  “Meaningful participation” shall mean that at least seventeen percent (17%) of the total dollar value of the construction contracts (including subcontracts) covering the construction work are for the participation of Minority Business Enterprises and Women-owned Business Enterprises, of which at least twelve percent (12%) are for the participation of Minority Business Enterprises.  Good faith efforts to include meaningful participation by MBEs and WBEs shall include at least the following:

(a)           Dividing the work to be subcontracted into smaller portions where feasible.

(b)           Actively and affirmatively soliciting bids for subcontracts from MBEs and WBEs, including circulation of solicitations to minority and female contractor associations.  The Contractor shall maintain records detailing the efforts made to provide for meaningful MBE and WBE participation in the work, including the names and addresses of all MBEs and WBEs contacted and, if any such MBE or WBE is not selected as a joint venturer or subcontractor, the reason for such decision.

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(c)           Making plans and specifications for prospective construction work available to MBEs and WBEs in sufficient time for review.

(d)           Utilizing the list of eligible MBEs and WBEs maintained by the Port Authority or seeking minorities and women from other sources for the purpose of soliciting bids for subcontractors.

(e)           Encouraging the formation of joint ventures, partnerships or other similar arrangements among subcontractors, where appropriate, to insure that the Lessee and Contractor will meet their obligations hereunder.

(f)            Insuring that provision is made to provide progress payments to MBEs and WBEs on a timely basis, preferably bi-weekly, and that retainage is paid to MBEs and WBEs when they have completed their work.

(g)           Not requiring bonds from and/or providing bonds and insurance for MBEs and WBEs, where appropriate.

(h)           Requiring each contractor to submit to the Lessee with each payment request evidence that all MBE and WBE Contractors have been paid in accordance with their contract.

Certification of MBEs and WBEs hereunder shall be made by the Office of Business and Job Opportunity of the Port Authority.  If the Contractor wishes to utilize a firm not already certified by the Port Authority, it shall submit to the Port Authority a written request for a determination that the proposed firm is eligible for certification.  This shall be done by completing and forwarding such form as may be then required by the Port Authority.  All such requests shall be in writing addressed to the Office of Business and Job Opportunity, the Port Authority of New York and New Jersey, One Riverfront Plaza, 9th Floor, Newark, New Jersey 07102 or such other address as the Port Authority may specify by notice to the Lessee.  Certification shall be effective only if made in writing by the Director in charge of the Office of Business and Job Opportunity of the Port Authority.  The determination of the Port Authority shall be final and binding.

The Port Authority has compiled a list of the firms that the Port Authority has determined satisfy the criteria for MBE and WBE certification. This list may be supplemented and revised from time to time by the Port Authority.  Such list shall be made available to the Contractor upon request.  The Port Authority makes no representation as the financial responsibility of such firms, their technical competence to perform, or any other performance-related qualifications.

Only MBE’s and WBE’s certified by the Port Authority will count toward the MBE and WBE goals.

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Please note that only sixty percent (60%) of expenditures to MBE or WBE suppliers will count towards meeting the MBE and WBE goals.  However, expenditures to MBE or WBE manufacturer’s (i.e. suppliers that produce goods from raw materials or substantially alter them before resale) are counted dollar for dollar.

/s/ N.W.H.
For the Port Authority

Initialed:

/s/ Dave Barger
For the Lessee

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SCHEDULE F

LOCAL BUSINESS ENTERPRISES COMMITMENT

As a matter of policy the Port Authority hereby requires the Lessee and the Lessee shall require any Contractor utilized by the Lessee to perform construction work on the Terminal to comply with the provisions set forth hereinafter in this Schedule F.

(1)           The Lessee and each Contractor shall use every good faith effort to maximize the participation of Local Business Enterprises (LBEs) in all construction work on the Terminal, including without limitation the Construction Work.  In order to assure familiarity with the services and materials provided by LBEs, the Contractor shall attend such meetings as may be called by the General Manager of the Airport on LBEs and shall contact the Queens Air Services Development Office (ASDO), located at John F. Kennedy International Airport, Bldg. 80, First Floor, South Service Court, Jamaica, NY 11430 to obtain LBE Vendor Profiles and access ASDO’s on-line vendor retrieval system (BASIS).  The Port Authority has not checked the references, capabilities or financial background of the LBEs registered with the ASDO, but is referring the Contractor to the ASDO and BASIS solely for the purpose of advising Contractors of LBDs who may be interested in providing services and/or materials to the Contractor.

(2)           Good faith efforts to include participation by LBEs in construction work shall include at least the following:

(i)            Dividing the work to be subcontracted and services and materials to be procured into small portions, where feasible

(ii)           Soliciting bids on portions of the work to be subcontracted and services and materials to be procured from LBE’s registered with ASDO and such other LBEs as the Contractor deems appropriate.

(3)           The Port Authority is committed to making employment opportunities available to local residents and expects that the Contractor will utilized LBEs.

(4)           It is specifically understood and agreed that the requirements set forth herein for the participation of LBEs shall not alter, limit, diminish or modify any of the obligations under this Lease including, without limitation, the obligation to put into effect the affirmative action program and the MBE and WBE programs in accordance with the provisions set forth above in Schedule E hereof.

/s/ N.W.H.
For the Port Authority

Initialed:

/s/ Dave Barger
For the Lessee

For the Port Authority

STATE OF NEW YORK	)
) ss
COUNTY OF NEW YORK	)

On the 27th day of February in the year 2004, before me, the undersigned, a Notary Public in and for said state, personally appeared Francis A. Dimola, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Peggy M. Spinelli
(notarial seal and stamp)

PEGGY M. SPINELLI
Notary Public, State of New York
For the Lessee	No. 01SP605/870
Qualified in New York County
Commission Express April 30, 2004

STATE OF NY	)
) ss
COUNTY OF Queens	)

On the 27 day of August in the year 2003, before me, the undersigned, a Notary Public in and for said state, personally appeared Dave Barger, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

(notarial seal and stamp)

/s/ Carlos Soto
CARLOS SOTO
Notary Public, State of New York
Registration #01SOB051311
Qualified in New York County
My Commission Expires Nov. 20, 2004

8/27/2003